As filed with the U.S. Securities and Exchange Commission on March 25, 2020.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GAN Limited

(Exact name of Registrant as specified in its charter)

Bermuda	7379	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Axe & Bottle Court

70 Newcomen Street

London SE1 1YT

+44 (0) 20 72926262

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Dermot Smurfit

GAN Limited

400 Spectrum Center Drive

Suite 1900

Irvine, CA 92618

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James A. Mercer III, Esq. Robert L. Wernli, Jr., Esq. Sheppard, Mullin, Richter & Hampton LLP 12275 El Camino Real, Suite 200 San Diego, CA 92129 (858) 720-7469	Sara L. Terheggen, Esq. The NBD Group, Inc. 350 N. Glendale Avenue, Suite B522 Los Angeles, CA 91206 (310) 890-0110

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee
Ordinary shares, par value $0.01 per share	$35,000,000	$4,543

(1)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(2)	Including ordinary shares that may be purchased by the underwriters to cover over-allotments, if any.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated         , 2020

Ordinary Shares

GAN Limited

This is the initial public offering of ordinary shares, par value $0.01 per share (the “ordinary shares”) of GAN Limited, a Bermuda exempted company limited by shares. We currently estimate that the initial public offering price will be between $        and $       per ordinary share. We have applied for listing of our ordinary shares on The Nasdaq Capital Market under the symbol “GAN.”

Prior to this offering, there has been no public market for our ordinary shares in the United States. However, we are the successor entity to GAN plc, a public limited company incorporated under the laws of England and Wales. Since 2013, the ordinary shares of GAN plc have traded on AIM, a market operated by the London Stock Exchange plc (“London Stock Exchange”) under the symbol “GAN.” The last reported sales price of GAN plc on the London Stock Exchange on        , 2020 was         GBP or $        (based on the rate of exchange on that day). Prior to the consummation of this offering, we will affect a reorganization and share exchange, as described in “Corporate Structure” on page 36, in which         ordinary shares of GAN Limited, together with cash consideration in the aggregate amount of £2 million, will be issued to the shareholders of GAN plc in exchange for 100% of the ordinary shares of GAN plc, after which time GAN plc will become a wholly-owned subsidiary of GAN Limited.

Before buying any ordinary shares, you should carefully consider the risk factors described in “Risk Factors” beginning on page 15.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions (1)	$	$
Proceeds, Before Expenses, to the Company	$	$

(1)	See “Underwriting” beginning on page 105 for disclosure regarding compensation payable to the underwriters.

The underwriters may also purchase up to an additional        ordinary shares from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus to cover over-allotments, if any.

The underwriters expect to deliver the ordinary shares on or about        , 2020.

B. Riley FBR

The date of this prospectus is    , 2020

ii

ABOUT THIS PROSPECTUS

Exclusive Information

In evaluating an investment in our ordinary shares, you should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized any other person to provide you with information that is different from that contained in this prospectus.

Notice to Non-U.S. Investors

This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction where it is unlawful to make such offer or solicitation. We have not taken any action to permit a public offering of the securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the securities and the distribution of the prospectus outside the United States.

Reorganization and Share Exchange

Unless otherwise indicated, all information contained in this prospectus gives effect to a scheme of arrangement under United Kingdom law pursuant to which ordinary shares of GAN Limited plus £2.0 million in cash consideration will be exchanged for all of the outstanding ordinary shares and other equity interests of GAN plc (the “Share Exchange”). As part of the Share Exchange, GAN Limited will issue one ordinary share in exchange for every four outstanding shares of GAN plc. The per share information contained in this prospectus has been adjusted to reflect that capital consolidation. As a result of the Share Exchange, GAN plc will become a wholly-owned subsidiary of GAN Limited (the “Reorganization”) immediately prior to the consummation of this offering. Following the Share Exchange and this offering, GAN Limited will be owned by the former GAN plc shareholders and the shareholders who purchase in this offering.

Predecessor

GAN plc, a public limited company incorporated under the laws of England and Wales, is the current holding company of the GAN companies. We established GAN Limited in Bermuda with the intent for it to act as the new parent company. GAN Limited was incorporated solely for this purpose on December 13, 2019. Prior to, and in connection with, the consummation of this offering, the shareholders of GAN plc will exchange their equity interests in GAN plc for a number of Ordinary Shares of GAN Limited having an equivalent value. The consolidated financial statements of GAN plc are included elsewhere in this prospectus on the basis that it will be the predecessor to, and following the Reorganization, a wholly-owned subsidiary of, GAN Limited. Refer to “Corporate Structure” for further detail.

Exchange Control

The Bermuda Monetary Authority has given general permission under the Exchange Control Act 1972 (and its related regulations) for the issue and transfer of the ordinary shares to and between non-residents of Bermuda for exchange control purposes provided our shares remain listed on an appointed stock exchange, which includes The Nasdaq Capital Market. In granting such general permission the Bermuda Monetary Authority does not accept any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

Industry and Market Data

This prospectus includes information concerning our industry and the markets in which we operate that is based on information from independent industry and research organizations and other third-party sources (including industry publications, publicly available state-reported statistics, surveys and forecasts, including independent reports from Eilers & Krejcik Gaming, LLC and the American Gaming Association), and management estimates. In addition to the publicly available information from these sources, we commissioned a report from Eilers & Krejcik to support the market and industry trends herein. As it relates to state wagering volume data and information, when not referred to expressly, such data is derived from publicly available information from the following state gaming commissions:

●	New Jersey Division Gaming Enforcement
●	Pennsylvania Gaming Control Board
●	Indiana Gaming Commission

Although we believe the data from these third-party sources is reliable, neither we nor the underwriters have independently verified any third-party information and such third-party sources do not guarantee the accuracy or completeness of such information.

Management Estimates

Management estimates are derived in part from information released by independent industry analysts and other third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. Our estimates involve risks and uncertainties, and are subject to change based on various factors, including those discussed in this prospectus under the heading “Risk Factors.” M

These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by our management. See “Cautionary Note Regarding Forward-Looking Statements.”

iii

Presentation of Financial and Other Information

We prepare our consolidated financial statements as of and for the years ended December 31, 2019 and 2018 in accordance with International Financial Reporting Standards and International Accounting Standards and Interpretations as issued by the International Accounting Standards Board (IASB) and as adopted by the European Union (hereafter “IFRS”). We report our consolidated financial results in U.S. Dollars.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that precede them.

The following exchange rates were used to translate our consolidated financial statements and other financial and operational data shown in constant currency

At December 31, 2019, and 2018 respectively:

British Pound: $1.32 and $1.28

Israeli Shekel: $0.29 and $0.27

Bulgarian Lev: $0.57 and $0.59

Average for the Fiscal Year Ended December 31, 2019, and 2018 respectively:

British Pound: $1.28 and $1.33

Israeli Shekel: $0.28 and $0.28

Bulgarian Lev: $0.57 and $0.60

References

All references to the “U.S.” are to the United States and all references to the “U.K.” are to the United Kingdom. All references to “U.S. Dollars” or “$” are to the legal currency of the United States; all references to “£,” “pound,” “British pound,” “pound sterling,” “p” or “pence” are to the legal currency of the United Kingdom (and “p” or “pence” shall mean one-hundredth of £1); and all references to “€” or “euro” are to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the treaty establishing the European Community, as amended. This prospectus contains translations of balances recorded in foreign currencies into U.S. dollars at exchanges rates consistent with those disclosed in the notes to the GAN plc consolidated financial statements.

Except as otherwise required by the context, references to “GAN,” “the Company,” “we,” “us” and “our” are to (1) GAN plc, a public limited company organized under the laws of the England and Wales, and its subsidiaries, for all periods prior to the completion of the Reorganization and Share Exchange, and (2) GAN Limited, a Bermuda company, and its subsidiaries, or GAN Limited for all periods after the completion of the Reorganization and Share Exchange. See “Corporate Structure.”

Trademarks, Service Marks, and Trade Names

We own the trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. This prospectus may also contain trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this prospectus are listed without the TM, SM, © and ® symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors, if any, to these trademarks, service marks, trade names and copyrights.

Date of Information

The information contained in this prospectus is accurate only as of the date of this prospectus. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

iv

PROSPECTUS SUMMARY

This summary highlights information contained in this prospectus. It does not contain all of the information that you should consider in making your investment decision. Before investing in our ordinary shares, you should read this entire prospectus carefully, including the sections entitled “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the GAN plc consolidated financial statements and related notes for a more complete understanding of our business and this offering.

Who We Are

GAN is an award-winning provider of enterprise Software-as-a-Service (“SaaS”) solutions for online casino gaming, commonly referred to as iGaming, and online sports betting applications. Our technology platform, which we market as the GameSTACK™ internet gaming ecosystem platform (“GameSTACK”), has been deployed in both Europe and the U.S. However, we are primarily focused on enabling the U.S. casino industry’s ongoing digital transformation, which is accelerating following the repeal of a federal ban on sports betting in May 2018. Our customers rely on our software to run their online casinos and sportsbooks legally, profitably and with engaging content.

Our customer base in the U.S. includes larger regional operators as well as individual tribal casino operators. At December 31, 2019 our customers operated 53 retail casino properties, racetracks and online sportsbooks. With recent customer acquisitions, the number of retail outlets operated by our customers is now 101. Our customers outside of the states of New Jersey, Pennsylvania and Indiana generally operate social casino or simulated gambling applications. The largest portion of our U.S. business is the real money gambling that our customers operate in the states of New Jersey and Pennsylvania. Based on state gaming commission data, we estimate that approximately half of all online sports wagers in the states of New Jersey and Pennsylvania, the two largest and fastest growing U.S. markets for online sports betting, are presently processed using our platform. Gross operator revenue generated on our technology platform increased 171.5% year-over-year in 2019 from $116.3 million in 2018 to $315.8 million.

Our GameSTACK platform and related managed services are designed to help our customers rapidly launch and scale their iGaming and online sportsbook operations. Our iGaming offerings support both social, or “freemium,” simulated online casino gaming (“simulated iGaming”) as well as real money online casino gaming (“real money iGaming”) for deployment in regulated markets. While simulated iGaming and real money iGaming are both revenue centers for our customers, real money iGaming accounted for 81% of our revenues in 2019. Both our real money iGaming and simulated iGaming offerings incorporate powerful loyalty and marketing features aimed at maximizing player engagement. We measure the level of player engagement though key performance measures including Active Daily Users, Gross Operator Revenue, and Average Revenue Per Daily Active User, which we track for both simulated iGaming and real money iGaming operations.

GameSTACK forms the technical hub of our customers’ online gaming presence. The platform provides the foundational technology and back-office tools necessary for a successful consumer experience, including intuitive player account activation, sophisticated payment services, geolocation, marketing, loyalty management and real-time analytics and reporting. GameSTACK further relies on a flexible integration services layer in order to integrate easily with other essential third-party systems such as casino management systems and sports betting engines.

The core of the GameSTACK platform is its player account management system, in which highly sensitive customer and player activity data is stored and processed. This is the layer of any casino operator’s online technology deployment that becomes the focal point of regulatory licensure since it is the kernel of player data and privacy. Because we are the trusted custodian of player transactional data, we have direct visibility into wagering activity. We deploy proprietary models to help our customers predict and identify, over time, their highest-value players. Our customers rely on our data models to best direct their retention marketing investments towards specific customer cohorts, thereby optimizing player loyalty and therefore player value.

Our ability to submit expeditiously to individual U.S. state gaming licensure has been a vital contributor to our success in the U.S. market. Between May 2018 and December 2019, 18 U.S. states legalized some form of sports betting, each with unique regulatory and licensure requirements. By rapidly obtaining regulatory licenses to operate GameSTACK, we enable our customers to deploy iGaming and online sportsbook offerings to their customers quickly, capturing valuable early-mover advantages in their relevant markets. We are presently licensed to operate our real money iGaming platform in New Jersey, Pennsylvania and Indiana, and will pursue licensure in additional states in 2020 and beyond.

Sports betting activity in our core U.S. markets is on a rapid growth trajectory, with New Jersey growing 75% year-over-year in December 2019 and Pennsylvania experiencing an approximate 20-fold increase in total handle compared with December 2018, the state’s second month of accepting online and retail sports bets. In our core U.S. markets of New Jersey, Pennsylvania and Indiana, total sports betting handle (aggregate value of bets placed on sports events) in the month of December 2019 exceeded $1.1 billion, compared with $335.3 million in December 2018.

In addition to our growth opportunity within our existing core markets, we see a large and growing universe of additional potential new customers for GameSTACK in selected U.S. states that have formally passed online sports betting but have not yet implemented a regulatory framework for governing real money gambling in their states. For instance, we believe we have a significant opportunity to expand our installed base into states which have passed mobile-friendly sports betting laws and, in select cases such as Michigan, real money iGaming laws as well.

1

Because GameSTACK incorporates a range of proprietary technologies that we have purpose-built and optimized, over many years, for the U.S. market, we believe we are well positioned to capitalize on this market opportunity. Our vision is to become the preeminent infrastructure software vendor for iGaming and online sportsbooks focused on the U.S. market.

iGaming and Online Sportsbook Industry Background

Our GameSTACK platform and related managed services are geared towards casino operators, with an emphasis on land-based commercial and tribal casinos in the U.S., although we have deployed our solutions in other geographies such as the U.K., Italy, and Australia. We also market our platform technology to gaming ecosystem partners, such as online sportsbooks and gaming content developers, who provide us with an indirect channel into casino operators.

As of December 31, 2018, there were 979 casino operators in the U.S., of which 465 were commercial casinos and 514 were tribal casinos. According to the American Gaming Association, commercial casinos generated record gross operator revenue in 2018, reaching $41.7 billion, up 3.5% year-over-year compared to 2017.

On May 14, 2018, the Supreme Court of the United Sates overturned the Professional and Amateur Sports Protection Act (“PASPA”), which since 1992 had prevented U.S. states, aside from Nevada, Delaware and Oregon from engaging in the regulation and taxation of sports betting activities at the intrastate level. The ruling paved the way for states to elect individually whether to allow for regulated sports betting and, by extension, real money iGaming within their borders. Prior to the Supreme Court of the United Sates overturning PASPA, U.S. casino operators were largely limited to retail slot and table gaming operations and, in the online channel, to simulated gaming operations offering no prospect for real money winnings.

Between May 14, 2018 and December 31, 2019, 18 U.S. states, the District of Columbia and Puerto Rico passed laws legalizing some form of retail and/or online sports betting. Four of these states also legalized real money iGaming, joining Nevada and Delaware, which were the only states with full scale online gambling regulations in place prior to May 2018. Several additional states have active sports betting and iGaming legislation on ballots for approval in 2020 and beyond.

Full scale Internet sports betting launched in New Jersey on August 3, 2018; West Virginia on December 27, 2018; Pennsylvania on May 28, 2019; Oregon on October 16, 2019; and in New Hampshire on December 30, 2019. As of December 31, 2019, 20 states offer legalized sports betting: New York, New Jersey, West Virginia, Pennsylvania, Indiana, Iowa, Arkansas, Mississippi, Rhode Island, Delaware, Oregon, Nevada, New Hampshire, Colorado, Illinois, Michigan, Tennessee, Montana, North Carolina and New Mexico. Real money iGaming is also presently legal in six states: New Jersey, Pennsylvania, Michigan, West Virginia, Nevada and Delaware.

Online sports betting deployment models can vary widely due to state-specific regulatory and licensing mandates. However, licensed casino operators with land-based retail facilities tend to partner with online sportsbook operators in order to accelerate online customer acquisition. These operators generally rely on a technology platform, such as GameSTACK, for player onboarding, player account management, payment processing and various back-office tools designed to maintain regulatory compliance and real-time reporting. Additionally, the technology ecosystem for online sportsbooks incorporates a sports betting engine for pricing, trade execution and risk management. iGaming implementations, whether real money or simulated, further necessitate a gaming content engine to dynamically serve casino gaming content such as digital slot and table games.

Sports wagering activity in the U.S. has experienced strong growth in the post-PASPA era. According to Eilers & Krejcik reported sports betting handle in newly regulated states has grown from $0 in 2017, to $1.6 billion in 2018 to $8.1 billion in 2019. The corresponding sports betting tax revenue collected by states increased from $0 in 2017, to $20.0 million in 2018 to $103.4 million in 2019. Certain states with full-scale retail and internet (mobile and desktop) sports betting strategies, such as New Jersey, Pennsylvania and Indiana, have exhibited particularly robust sports betting growth. For instance, New Jersey sports betting handle grew from $1.2 billion in 2018 to $4.6 billion in 2019. Pennsylvania’s handle, meanwhile, has grown from $17.6 million in 2018 to $1.5 billion in 2019. States with curtailed online sports betting regulations (e.g., requiring in-person registration or limiting online betting to on-premise only), are exhibiting more muted growth in sports betting handle.

Real money iGaming in the U.S., while less pervasive than sports betting, is similarly demonstrating robust growth trends in post-PASPA deployments. In 2019, gross operator revenue from real money iGaming grew 72.8% to $516.3 million from $298.7 million in 2018. In contrast, land-based casino gross operator revenue in the U.S. is growing in the low single-digit percentages. Importantly, evidence from the New Jersey and Pennsylvania markets suggest that iGaming is not cannibalizing retail operator revenue, proving instead to be accretive to overall operator revenue.

2

According to Eilers & Krejcik Gaming, the U.S. simulated iGaming market grew 11% in 2018 to reach $3.5 billion in revenue, with over 11 million active players per day, defined as players who log in and use value of any kind in their account (simulated credits or real money), to play simulated casino games online for entertainment purposes only (as opposed to playing for the opportunity to win real money). Simulated iGaming is more readily accessible nationwide than real money iGaming, which is presently restricted to states with legalized online gambling regulatory frameworks.

In order to monetize players both online and offline in a coherent manner, casino operators pursue omni-channel marketing strategies necessitating deep integration of hardware and software elements, including computing infrastructure, CRM, casino management system and loyalty program management. Because of the complexity in deploying and maintaining iGaming and online sports betting infrastructures, casino operators may rely on third-party managed services providers to stand up, operate and maintain all or part of the technology infrastructure.

Market Trends

States with full-scale online models and competitive markets are capturing the most revenue from sports betting

While sports betting has been rapidly adopted since PASPA was repealed, there is significant state-by-state variance in how sports betting is implemented and regulated. Some states (e.g. New York, Montana, Arkansas, and Mississippi) have legalized retail-based sports betting only, requiring betters to be physically present within operators’ facilities in order to wager on sports. Others (e.g., Iowa, and Illinois) have taken a progressive approach to statewide mobile betting, requiring bettors to physically register in-person at an operator facility before allowing online bets. Full-scale online models (e.g. New Jersey, Pennsylvania, Indiana, West Virginia, and Michigan) accept all account registration and funding requirements to be completed online and therefore allow bettors to place bets online anywhere and anytime within state borders. Friction points such as geofencing and in-person registration requirements are proving stifling to player engagement and ultimately, gaming tax revenue.

States have also opened their local sports betting industries to varying degrees. At one end of the continuum (e.g. Oregon), state lotteries control the sports betting experience, operating their own sportsbooks and customer acquisition strategies; at the other end (e.g. New Jersey, and Pennsylvania), states are inviting open competition amongst casino operators, online sportsbooks and other participants. Open, competitive markets are demonstrating the highest sports handle growth rates.

We purpose-built GameSTACK to form the foundational layer of any U.S. full-scale iGaming and online sports betting deployment. We believe that, over time, states will recognize the inherent advantages of full-scale online models, driving greater adoption of that approach and therefore increasing the market opportunity for GameSTACK.

Consumers are displaying a strong preference for mobile engagement

A corollary to the success of the full-scale online sports betting model is bettors’ strong preference for mobile forms of engagement. In New Jersey and Pennsylvania, over 80% of the two states’ $900.3 million in combined sports betting handle for the month of December 2019 originated on a mobile consumer device. In Indiana, the share of sports handle originating on mobile devices increased from approximately 50% in October 2019 to 63% in November 2019, corresponding to $102.7 million in mobile wagers. This is in stark contrast to mobile engagement levels in states requiring in-person registration, such as Rhode Island, where mobile traffic accounted for only approximately 20% of wagers.

3

In most of our deployments, we design our customers’ consumer-facing website and mobile applications. These front ends are the gateway to GameSTACK, which in addition to powering platform services for online sports betting, acts as a content management system serving compelling slot and table games in iGaming implementations.

Real money iGaming and online sportsbooks are proving synergistic in full-scale online deployments

GameSTACK supports real money iGaming and online sports betting in a unified environment, from a single internet gaming account. In states authorizing both real money iGaming and online sports betting, casino operators leverage our platform to enable their players to fund a single account for both gaming avenues. According to our transactional data, we estimate that approximately 10% of players who initially sign up for a real money iGaming account subsequently use that same account to place bets on sports events with the same operator. Conversely, we are observing that approximately 30% of players who initially open online sports betting accounts subsequently use that same account to place wagers on casino games with the same operator.

We believe that growing adoption of online sports betting is driving incremental online casino gaming activity for casino operators, greatly increasing lifetime value of players. We further believe that our heritage in powering iGaming properties and our proven ability to scale up online sportsbooks are our most powerful differentiators.

Online sportsbooks from DFS leagues are dominating sports betting handle in states with online sports betting

Daily Fantasy Sports (“DFS”) leagues made substantial investments in building out player databases prior to the elimination of PASPA. Leading DFS companies have since launched branded online sportsbooks that leverage their existing DFS subscriber bases to acquire online sports betting customers. This customer acquisition strategy is giving DFS-related online sportsbooks a significant competitive advantage in capturing and retaining sports wagering market share. DraftKings Sportsbook and FanDuel Sportsbook, for instance, collectively control a dominant market share of sports wagers in nearly all jurisdictions in which they participate.

Since 2018, FanDuel has relied on GameSTACK to support its sportsbook’s online betting activities in New Jersey, Pennsylvania and Indiana. Moreover, FanDuel has licensed our intellectual property to enable its West Virginia online sportsbook. Our GameSTACK implementations for FanDuel in New Jersey and Pennsylvania also incorporate our real money iGaming functionality. We believe that our platform has played an important role in enabling FanDuel to attain early-mover advantages in states in which we have partnered.

Simulating iGaming remains strategically important in the U.S. in spite of the emergence of real money iGaming

In unregulated U.S. markets, simulated iGaming provides casino operators with an alternative online monetization opportunity in anticipation of potential regulated real money iGaming and online sports betting approvals. In simulated iGaming deployments, players buy time online for the entertainment value of playing casino games, without the opportunity to win real money. This is a ‘freemium’ business model, akin to myriad casual online videogames, wherein casino gaming enthusiasts purchase virtual chips/coins in order to virtually play traditional casino games such as slots and blackjack for the entertainment experience. These virtual casinos feature social gameplay, offering enthusiasts a way of playing their favorite casino games online while simultaneously allowing casino operators to lay the groundwork for their real money gaming presence.

In addition to providing immediate revenue generation opportunities for casino operators, simulated iGaming acts as a powerful marketing vehicle for enhancing customer loyalty in retail casino properties. Casino patrons who also engage online with simulated iGaming increase their visits to the retail casino as a consequence of also playing online. Simulated iGaming is a subset of our real money iGaming technology, leveraging a common code base with our real money iGaming offering. This allows us to pursue a land-and-expand strategy wherein we seek to deploy simulated iGaming instances of GameSTACK prior to upgrading customers to real money iGaming and online sports betting.

4

Our Platform and Services

Our overarching product strategy for GameSTACK is to provide a unified, flexible and highly scalable platform that can be rapidly licensed and deployed for simulated iGaming, real money iGaming and online sports betting. In addition to our platform, we offer a range of professional and managed services designed to fast-track deployments and provide ongoing operational support following commercial launch.

Our simulated iGaming and real money iGaming offerings share a common code base and user interface within GameSTACK, providing our simulated iGaming customers with a readily accessible upgrade path to real money iGaming. In developing GameSTACK, we remained fully committed to building an evergreen, and agile software architecture forged from a single code base, ensuring that developments in metagame mechanics, new back-office functionalities and integrations with leading third-party software could be capitalized on by our customers across all gameplay modalities. Importantly, we developed our code to operate in multiple jurisdictions and under different regulatory requirements, giving us the ability to leverage quickly different configurations to comply with newly regulated markets.

Simulated iGaming

For simulated iGaming implementations, we design the casino operator’s mobile application and website with a branded experience that is consistent with the casino operator’s brand and market positioning and streamlines player registration and account funding. We generally host our customers’ simulated iGaming operations on a combination of proprietary and cloud servers. GameSTACK features a gaming content engine that serves both internally developed slot and table games as well as third-party gaming content via a technical ‘abstraction layer’ that permits third party games to be published to end user gamblers via GameSTACK. Simulated iGaming deployments of GameSTACK allow casino operators to put their offers, games and unique brand experience in their players’ hands around the clock. GameSTACK incorporates our proprietary iSight Back Office tool (“iSight”), which captures online player activity, giving marketers the equivalent visibility of 100% rated play.

While engaging online through our simulated iGaming offering, players receive “white glove” treatment using tools such as online chat hosts. The content management system within GameSTACK emphasizes social gameplay, while promoting slot and table game classics alongside new games from major slot machine manufacturers. While visiting our customers’ offline retail properties, players can be treated to exclusive rewards, loyalty points and in-casino amenities based on their online purchasing and activity within simulating iGaming (e.g. sign in 10 days in a row and make any online purchase in order to receive $25 worth of loyalty points redeemable in-casino). GameSTACK enables these omni-channel marketing strategies using our proprietary iBridge Framework (“iBridge”), which verifies whether a player is part of the existing loyalty database and, if the player does hold an operator’s club card, enables that player to see their in-casino comps, loyalty points and other offers via the online gaming website or mobile app which are stored in the casino management system and enabled by iBridge. The marketing costs associated with these player promotions redeemable on-property are borne in full by the retail casino operator.

Real Money iGaming

Our real money iGaming instances of GameSTACK augment our simulated iGaming product to further incorporate more comprehensive player registration, account funding and back-office accounting and management tools. Real money iGaming applications must comply with the Unlawful Internet Gambling Enforcement Act of 2006 and with the federal Wire Act of 1961. Consequently, our real money iGaming customers must physically deploy our platform within their state’s boarders, typically inside their retail casino premises in order to comply with intrastate regulatory mandates. Our customers generally procure the hardware computing resources on which our software is deployed inside of our customers’ data centers. Payment aggregation services within GameSTACK integrate with a wide range of third-party payment processors while simultaneously allowing operators to accept cash deposits onsite within their retail casino properties which are credited to the players online account.

GameSTACK provides operators with a high degree of flexibility to pursue the business model best aligned with their strategic priorities and regulatory environment. For instance, GameSTACK can accommodate geofencing in order to restricting online gaming activity to exclude players present within a customers’ physical retail casino premises (as required by regulation in Pennsylvania, for example).

5

Online Sportsbook

For online sports betting applications, we integrate our real money iGaming version of GameSTACK with third-party services such as sports betting engines and the sportsbook operator’s user interface and user experience. The revenue from these services are recorded as part of real money iGaming revenue share.

Managed Services

We provide a range of term-based operational services to support our customers’ online gaming activities. Our tailored managed services include player customer support across email, phone and live chat, marketing agency services and network management with 24/7 uptime guarantee. We also provide custom game theme development services in select engagements where customers seek to differentiate with gaming content unique to a customer’s branded experience.

Our Business Model

We designed our business model to align our incentives with those of our operator partners. During the implementation phase of a new deployment, we bill our customers for professional services provided. We may occasionally source and bill customers for third-party hardware in deployments where the hardware is either not directly procured by the customer or not preinstalled within the customer’s data center. Upon the successful deployment of GameSTACK, we generally provide ongoing managed services pursuant to term-based agreements. Unlike traditional on-premise enterprise software deployments, which feature licenses and maintenance contracts, we retain exclusive access to our source code and provide software updates on a continuing basis.

In addition to professional service fees, we enter into revenue share agreements with our customers wherein we receive a percentage of the operator’s net gaming revenue generated on our platform. This percentage varies based on a range of factors, including the source of the operator revenue (iGaming versus online sports betting) and the source of the gaming content served to players on our platform (internally developed versus licensed from a third-party gaming developer).

Our Competitive Strengths

We believe we compete on the following bases:

●	Optimized for the U.S. iGaming and Online Sportsbook Market: Since 2013, we have invested significant resources designing GameSTACK with a focus on serving the U.S. market for iGaming and online sports betting, including developing thousands of software optimizations for account management and U.S. payment aggregation. We believe our platform’s suitability for the U.S. market is born out in our market-leading transaction volumes in New Jersey and Pennsylvania, the two states at the forefront of the online betting industry in the U.S.

●	Proven Track Record of Compliance with State-Specific Regulatory Mandates: In the U.S., we are licensed to operate GameSTACK in New Jersey, Pennsylvania and Indiana. We developed our code base to operate in multiple jurisdictions and under different regulatory requirements. Our code’s flexibility gives us the ability to refactor efficiently our software in order to adapt to the requirements of newly regulated markets. We intend to maintain our steadfast commitments to probity, compliance, strong regulatory relations and systems innovations in order to preserve this competitive advantage. In turn, we believe that our regulatory efforts help position our customers for success by enabling them to get to market rapidly with differentiated iGaming and online sportsbook offerings. In addition to our technological emphasis on compliance, we believe that our experienced management team, with years of experience navigating the U.S. regulatory landscape, is an important source of differentiation when engaging with potential new customers.

6

●	Patent Protected Intellectual Property: We believe we are the only SaaS vendor capable of unifying our customers’ existing retail loyalty programs across online, as well as offline gameplay by leveraging our patented iBridge technology. iBridge enables casino operators to treat patrons of their retail gambling establishments to exclusive rewards, loyalty points and other complimentary offers based on their online gaming activity on GameSTACK. We believe that this value proposition is a central consideration for any land-based casino operator concerned with maximizing the lifetime value of their players across both online and retail channels.

●	iGaming content publishing and distribution: We believe that our ability to service real money iGaming markets with a mature gaming content engine is an important differentiator of our platform. Additionally, because we control the gaming content served on our platform, we have visibility into the slot and table games garnering the highest levels of engagement from players. We leverage these insights to inform our in-house game development decisions as well as our third-party game licensing decisions. We believe that our role as a distribution channel for iGaming content positions us well when seeking to maximize player engagement on behalf of our customers.

●	Superior Data Analytics: Our transactional data collected throughout our years in operation suggests that approximately 7% of a customer’s iGaming users will generate approximately 80% of that customer’s iGaming revenue over time. During the initial deployment phases of GameSTACK, we provide data analytics services to our customer’s marketing team in order to assist in early identification of this high-value cohort. We believe that our transactional data lake, accumulated over a multi-year period in the U.S., represents a substantial long-term asset.

Our Growth Strategy

Key elements of our growth strategy include:

●	Supporting our existing customers as they continue to scale up their respective iGaming and online sportsbook operations. Gross operator revenue within our existing customer base grew 171.5% year-over-year in 2019 to over $315.8 million up from $116.3 million in 2018. As our customers’ online businesses continue to grow, we intend to deploy the necessary internal resources to support their evolving requirements. We will, for instance, continue to invest in the GameSTACK platform’s functionality by expanding our gaming content library and third-party integrations, and will move expeditiously to obtain regulatory approvals to operate in new states our existing customers do not yet operate in. Furthermore, we will continue to engage our simulated iGaming installed base in pursuit of opportunities to upgrade these customers to real money iGaming customers as the regulatory environment develops.

●	Securing new casino operator customers in existing and new regulated markets. We continuously engage with casino operators in states that have yet to adopt regulated forms of real money iGaming and sports betting. These operators represent the majority of our total addressable market in the U.S. today. We intend to engage these new customers with our simulated iGaming offering, creating a path to real money iGaming deployments over time. In states with regulated online gambling markets, we are investing in sales and marketing initiatives to aggressively pursue new deployment opportunities.

●	Expanding our gaming content development capabilities. In addition to distributing online facsimiles of third-party physical machine-based slots and table games via GameSTACK, we publish proprietary casino games that we display in both our simulated and real money iGaming online environments. Our margin retention rates generated from proprietary content are higher than margin retention rates from third-party content. We will invest in our gaming development capabilities in order to expand our library of high-quality, in-house content, which we will strategically serve within GameSTACK to optimize our margin profile.

●	Growing our international business. In addition to our focus on the U.S. market, we have successfully established real money iGaming and simulated iGaming businesses in Europe and Australia. In 2019, we operated a real money iGaming website, mostly for U.K. players, in conjunction with a U.S. casino operator that acted as our sponsor. Revenues from that operation comprised 14.5% of our total revenues for 2019. We have also provided our platform and services in relation to real money iGaming business in Italy for several years, which comprised 15.3% of our total revenues for 2019. We expect our Italian business to continue to grow as we onboard additional operators and through our existing revenue share agreements. We deliver simulated iGaming to as operator in Australia as precursor to potential legalization of Australian real money iGaming. Additionally, we are exploring selected Latin American regulated markets for potential expansion.

●	Selective merger & acquisition strategy. We intend to pursue a prudent inorganic growth strategy aimed at strengthening our competitive position in the markets we compete in. For instance, we believe there is an opportunity to acquire selective elements of the iGaming and online sportsbook technology ecosystem that we do not currently offer in order to integrate them within GameSTACK. Furthermore, we see an opportunity to selectively acquire independent slot and table game development studios in order to increase the share of in-house games we serve on our platform.

7

Risks associated with our business

Our business is subject to a number of risks of which you should be aware before making an investment decision. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in our shares. Among these important risks are the following:

●	Changes in Regulations: Laws, regulations and taxation in the gambling sector are complex, inconsistent and evolving. We license our products to operators in the online gaming industry whose ability to operate in any jurisdiction may be impacted by changes in regulations. Even in markets where we are currently licensed, there can be no guarantee that a jurisdiction will not change its licensing requirements nor that revenue streams that currently do not require a license will continue without additional regulations or additional taxation or that further states will regulate online real money iGaming. In addition, new tax legislation in any of the markets in which we operate could negatively impact our results.

●	Licensing Requirements: In newly regulated markets, new licensing regimes may impose licensing conditions, such as the requirement to locate significant technical infrastructure within the relevant territory or establish real-time data interfaces with the regulator, which may present operational challenges or may stop the licensee from being able to offer the full range of our products. Additionally, we hold a number of licenses for our activities from regulators. The loss of all or any of these licenses may adversely impact our revenues and/or reputation.

●	Dependence on Technology: Our operations are highly dependent on technology and advanced information systems and there is a risk that such technology or systems could fail. We may be adversely affected by activities such as system intrusions, denial of service attacks, virus spreading and phishing. Technological failures can affect our reputation with our operator customers, players, as well as regulators in the various markets in which we operate.

●	Competition: The online gambling market is highly competitive. The ability to gain new end users and retain them as loyal, active customers can prove difficult in an industry with such wide competition. Failure to compete effectively for customers may result in a decrease in market share as well as a loss of licensees and also the inability to attract new licensees.

●	Fraud: We experience efforts to conduct fraud using customer accounts such as deposits from stolen credit cards and debit cards. Fraudulent activity can damage our Company’s reputation, our product’s reputation, as well increase our liability if we do not have sufficient procedures in place to reduce and limit these occurrences. Any damage to our reputation can affect our ability to obtain licenses and regulatory approvals in our existing markets, as well our ability to expand into new markets.

8

●	Operating Results: Since our inception, we have typically operated at a loss. At December 31, 2019 we had an accumulated deficit of $22.8 million. For the year ended December 31, 2018 we incurred a net loss of $7.7 million. The year ended December 31, 2019 was the first time in recent years that our revenues were sufficient to meet our operating expenses, and we generated net income of $1.8 million. If we incur a significant reduction in revenue, or unexpected operating expenses, we could again operate at a loss.

●	Key Personnel: Our future success depends on the continued service of senior management and key technical personnel, the retention of whom cannot be guaranteed. Loss of these individuals could negatively affect our reputation and ability expand in new markets and to new customers. In addition, the loss of key personnel could result in additional operating losses or regulatory issues if not properly addressed.

●	Filing Status: As a foreign private issuer, we are exempt from a number of rules under the U.S. securities laws and Nasdaq corporate governance rules and are permitted to file less information with the SEC than U.S. domestic companies, which may limit the information available to holders of our shares. If we lose foreign private issuer status, we expect that our public company compliance costs will significantly increase.

●

COVID 19: The impact of COVID-19 on our business is uncertain at this time. The closing of casinos could drive more revenue to our online iGaming offerings. However, the economic disruption or uncertainty caused by COVID-19 may cause a general decline in gambling and iGaming. In addition, the cancellation of sporting events has reduced sports betting transactions. Any of these consequences may adversely impact player activity on our platforms, which would negatively impact our business.

Corporate Information

Our principal executive offices are located at 70 Newcomen Street London SE1 1YT. Our telephone number there is +44 (0) 20 7292 6262 and our web address is www.GAN.com. We do not incorporate the information on our website into this prospectus and you should not consider any such information that can be accessed through our website as part of this prospectus.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the requirement to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in the registration statement of which this prospectus forms a part. We are currently utilizing or intend to utilize both of these exemptions. We have not made a decision whether to take advantage of any other exemptions available to emerging growth companies. We do not know if some investors will find our ordinary shares less attractive as a result of our utilization of these or other exemptions. The result may be a less active trading market for our ordinary shares and our share price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We prepare our consolidated financial statements as of and for the year ended December 31, 2018 in accordance with International Financial Reporting Standards and International Accounting Standards and Interpretations as issued by the International Accounting Standards Board (IASB) and as adopted by the European Union, which do not have separate provisions for publicly traded and private companies. However, in the event we convert to accounting principles generally accepted in the United States of America (“U.S. GAAP”) while we are still an “emerging growth company”, we may be able to take advantage of the benefits of this extended transition period.

We will remain an “emerging growth company” until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, (c) the date on which we have issued more than $1.0 billion in nonconvertible debt during the preceding three-year period or (d) the last day of our fiscal year containing the fifth anniversary of the date on which our shares become publicly traded in the United States.

9

THE OFFERING

The following summary is provided solely for convenience and is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus.

Ordinary shares offered by us	ordinary shares
Underwriters’ over-allotment option	We have granted to the underwriters an option to purchase up to an additional shares to cover over-allotment, which is exercisable at any time within 30 days after the date of this prospectus.
Ordinary shares to be outstanding after this offering	shares, or shares if the underwriters exercise their over-allotment option, in full.

Use of proceeds

We estimate that the net proceeds from the sale of ordinary shares in this offering will be approximately $       million (or approximately $    million if the underwriters exercise their over-allotment option in full), based on an assumed initial public offering price of $      per share (which is the midpoint of the price range set forth on the cover page of this prospectus), and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering for working capital and general corporate purposes, including sales and marketing activities, product development and capital expenditures. The principal reasons for the offering are to strengthen the technical capabilities and market position of GAN and its product offerings.

In addition, we may use a portion of net proceeds of this offering to acquire or invest in complementary businesses, services, technologies or intellectual property rights. However, we do not have any agreements or commitments with respect to any such acquisitions or investments at this time.

Lock-up agreements

We have agreed with the underwriters, subject to certain exceptions, not to offer, sell, or dispose of any of our ordinary shares or securities convertible into or exchangeable or exercisable for any of our ordinary shares during the 180-day period following the date of this prospectus, subject to certain exceptions. Members of our Board of Directors and our executive officers, as well as certain of our shareholders, have agreed to substantially similar lock-up provisions, subject to certain exceptions.

Risk factors

Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” in this prospectus for a discussion of factors you should carefully consider before investing in our ordinary shares.

Proposed listing

We have applied to have our ordinary shares listed on the Nasdaq Capital Market in connection with this offering. No assurances can be given that the listing will be approved.

Prior to this offering, the ordinary shares of GAN plc have traded on AIM, a market operated by the London Stock Exchange plc, under the symbol “GAN.” As part of the Reorganization and Share Exchange, as described in “Corporate Structure” on page 36, prior to the consummation of this offering,      ordinary shares of GAN Limited, together with cash consideration in the aggregate amount of £2 million, will be issued to the shareholders and other equity holders of GAN plc in exchange for 100% of the ordinary shares and other equity interests of GAN plc, after which time GAN plc will become a wholly-owned subsidiary of GAN Limited.

Proposed Nasdaq Capital Market symbol	“GAN”

Except as otherwise indicated, all information in this prospectus assumes the following:

●	the issuance of ordinary shares of GAN Limited in connection with the Share Exchange prior to the closing of this offering and Reorganization, including the exchange of one ordinary share of GAN Limited and certain cash consideration, for every four shares of GAN plc;

●	no other issuances of options, warrants, convertible debt securities or ordinary shares after December 31, 2019, and no exercises of any outstanding options or other warrants after December 31, 2019; and

●	no exercise by the underwriters of their option to purchase up to additional ordinary shares from us in this offering to cover over-allotments, if any.

10

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

You should read the following information together with the more detailed information contained in “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes thereto appearing elsewhere in this prospectus. The following tables set forth our summary consolidated financial data as of the dates and for the periods indicated below. The summary consolidated statements of comprehensive income for the years ended December 31, 2019 and 2018 and the consolidated statement of financial position as of December 31, 2019 and 2018 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods. All numbers are in thousands, except the per share data. We prepare our consolidated financial statements in accordance with IFRS.

	Year Ended December 31,
	2019	2018
	in thousands, except share and per share data
Consolidated statements of comprehensive income data:
Revenue	$29,971	$14,023
Cost of revenue	11,356	11,894
Impairment of intangible assets	626	—
Gross profit	17,989	2,129
Administrative expenses	15,091	10,230
Impairment of trade receivables	424	95
Operating income/(loss)	2,474	(8,196)
Net finance costs	112	440
Income/(loss) before taxes	2,362	(8,636)
Income tax (expense)/benefit	(574)	934
Income/(loss) for the year attributable to equity holders	1,788	(7,702)
Other comprehensive income/(loss)
Items not to be reclassified subsequently to profit or loss:
Exchange difference on translating foreign currencies	385	817
Total comprehensive income/(loss) for the year attributable to the equity holders of the Company:	2,173	(6,885)
Per share data:
Net income/(loss) per share attributable to ordinary shareholders, basic (1)	0.02	(0.10)
Net income/(loss) per share attributable to ordinary shareholders, diluted (1)	0.02	(0.10)
Weighted average shares used in computing net income/(loss) attributable to ordinary shareholders, basic (1)	85,471,792	78,586,012
Weighted average shares used in computing net income/(loss) attributable to ordinary shareholders, diluted (1)	93,681,445	78,586,012

Pro forma net income/(loss) per share attributable to ordinary shareholders, basic (2)	0.07	(0.41)
Pro forma net income/(loss) per share attributable to ordinary shareholders, diluted (2)	0.06	(0.41)

Pro forma weighted average shares used in computing pro forma net income/(loss) attributable to ordinary shareholders, basic (2)	21,367,948	19,646,503
Pro forma weighted average shares used in computing pro forma net income/(loss) attributable to ordinary shareholders, diluted (2)	23,420,361	19,646,503

	As at December 31,
	2019	2018
	in thousands
Consolidated statements of financial position data:
Cash and cash equivalents	$10,098	$6,967
Working capital (3)	8,777	4,113
Intangible assets	5,164	6,755
Total assets	26,112	22,613
Total non-current liabilities	535	980
Total liabilities	11,010	10,648
Total equity	15,102	11,965

11

(1)

Basic and diluted net loss per share attributable to ordinary shareholders is computed based on the weighted average number of ordinary shares outstanding during each period. For additional information, see Note 17 to our consolidated financial statements included elsewhere in this prospectus.

(2)

Pro forma net income/(loss) per share attributable to ordinary shareholders, basic and diluted, and pro forma weighted average shares used in computing the pro forma per share attributable to ordinary shareholders reflect the exchange of all outstanding ordinary shares of GAN plc into ordinary shares of GAN Limited at a ratio of four ordinary shares of GAN plc for each ordinary share of GAN Limited as part of the Share Exchange and Reorganization as described in “Corporate Structure.” As part of this reorganization, GAN Limited is securing £2.0 million ($2.6 million) in Cash Consideration to be paid on a pro rata basis to each shareholder of GAN plc through loans from Dermot S. Smurfit, the Company’s chief executive officer, and his father, Dermot F. Smurfit. The loans are unsecured and bear interest at 15% per annum subject to minimum interest fees of £300,000 ($0.4 million) in the aggregate. In calculating our proforma basic and diluted per share amounts, we adjusted our net income/(loss) to include annual interest of $0.4 million for the years ended 2019 and 2018.

(3)	Working capital is defined as total current assets minus total current liabilities.

Non-IFRS Measures

Management uses several financial measures, both IFRS and non-IFRS (adjusted EBITDA), in analyzing and assessing the overall performance of the business and for making operational decisions. Our annual financial plan is prepared on both an IFRS and adjusted EBITDA basis, both of which are approved by our Board of Directors. Historically, we have provided adjusted EBITDA to our shareholders. The Board of Directors and management utilize both our IFRS and adjusted EBITDA measures in a number of ways, including: to facilitate our determination of our allocation of resources, to measure our actual performance against budgeted and forecasted financial plans and to establish and measure management’s compensation. We believe that adjusted EBITDA is also useful to investors and other users of our consolidated financial statements in evaluating our performance because adjusted EBITDA may be used as an additional tool to compare business performance across peer companies and across periods.

While we use adjusted EBITDA as a tool to enhance our understanding of certain aspects of our financial performance, we do not believe that adjusted EBITDA is a substitute for, or is superior to, the information provided by IFRS results. As such, the presentation of adjusted EBITDA is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with IFRS. The primary limitations associated with the use of adjusted EBITDA as compared to IFRS results are that adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry and that adjusted EBITDA may exclude financial information that some investors may consider important in evaluating our performance. We compensate for these limitations by providing disclosure of the differences between adjusted EBITDA and IFRS results, including providing a reconciliation of adjusted EBITDA to IFRS results, in order to enable investors to perform their own analysis of our operating results.

12

Adjusted EBITDA

Adjusted EBITDA is a non-IFRS Company specific measure which reflects the loss for the year excluding finance costs, tax, depreciation, and amortization (“EBITDA”) as well as, share-based payment expense and other items which the directors consider to not reflect the underlying performance of the business and excludes non-recurring and significant non-cash items. We believe Adjusted EBITDA is useful to our management as a measure of comparative operating performance from period to period as it is reflective of changes in operating performance, and it removes the effect of items not directly resulting from our core operations. Our management also uses Adjusted EBITDA as a means of assessing our core business performance against other in the industries, because it eliminates some of the effects that are generated by differences in capital structure, depreciation, tax effects and non-recurring events. We caution that amounts presented in accordance with our definitions of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate Adjusted EBITDA in the same manner. Below is a reconciliation to Adjusted EBITDA from loss for the year attributable to equity holders as presented in the Consolidated Statement of Comprehensive Income for the years specified:

	Year Ended December 31,
	2019	2018
	in thousands (unaudited)
Income/(loss) for the year attributable to equity holders	$1,788	$(7,702)
Add Back:
Net finance costs	112	440
Income tax expense/(benefit)	574	(934)
Depreciation expense	638	1,062
Amortization expense	4,105	5,126
EBITDA	7,217	(2,008)
Share-based payment expense	551	346
Impairment of intangible assets	626	-
Adjusted EBITDA	8,394	(1,662)

Key Performance Indicators

Management uses the following key performance indicators (“KPIs”) as indicators of trends and results of the business. These KPIs give management an indication of the level of engagement between the player and the Company’s platforms. No estimation is necessary in quantifying these KPIs, nor do they represent IFRS based measurements. These KPIs are subject to various risks such as client concentration, competition, licensing and regulation, and macroeconomic conditions. Refer to Risk Factors within this prospectus for further risks associated with our business which would affect these KPIs.

	Year Ended December 31,
	2019	2018
Other operating data (unaudited)
Active Player - Days	24,472,179	14,342,219
Gross Operator Revenue	$315,757,701	$116,330,350
Average Revenue per Daily Active User	$12.90	$8.11

13

Active Player – Days

We define Active Player-Days as unique individuals who log on and gamble each day (either gambling with real money or ‘gambling’ with virtual credits used in simulated iGaming), aggregated during the calendar year period. By way of illustrative example: One (1) unique individual logging in and gambling each day in a single calendar year would, in aggregate, represent 365 Active Player-Days. Active Player - Days provides an indicator of consistent and daily interaction that individuals have with our platforms. Active Player – Days allows management and users to understand not only total users who interact with the platform but gives an idea of the frequency to which users are interacting with the platform, as someone who logs on and gambles multiple days are weighted heavier during the period than the user who only logs on and gambles one day.

Gross operator revenue

We define gross operator revenue as the sum of our corporate customers’ gross revenue from simulated iGaming, gross gaming revenue from real money regulated iGaming, and gross sports win from real money regulated Sports betting. Gross operator revenue, which is not comparable to any GAN financial information, gives management and users an indication of the extent of transactions that have passed through their platforms and allows management to understand the extent of activity their IP is processing.

Average Revenue per Daily Active User (“ARPDAU”)

We define Average Revenue per Daily Active User (“ARPDAU”) as gross operator revenue divided by the identified number of Active Player - Days. This measure allows management to measure the value per daily user and track user interaction with the platforms. The helps both management and users of financial statements understand the value per user which is driven by marketing efforts and data analysis obtained from the Company’s platforms.

14

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. You should carefully consider the risks and information below and elsewhere in this prospectus, including our consolidated financial statements and the related notes thereto, before making an investment decision. We describe below risks that we currently believe are the material risks of our business, our industry, this offering, and our ordinary shares. These are not the only risks we face; we are subject to risks that are currently unknown to us, or that we may currently believe are remote or immaterial. If any of these risks or events occurs, our business, financial condition and operating results could be harmed. In that case, the trading price of our ordinary shares could decline, and you might lose all or part of your investment in our ordinary shares.

Risks Related to Our Business

We operate in a rapidly evolving industry and if we fail to successfully develop, market or sell new products or adopt new technology platforms, it could materially adversely affect our results of operations and financial condition.

Our GameSTACK platform and other software products compete in a market characterized by rapid technological advances, evolving standards in software technology and frequent new product introductions and enhancements that may render existing products and services obsolete. Competitors are continuously upgrading their product offerings with new features, functions and gaming content. In addition, we continuously refine our software and technology platform to address regulatory changes in the markets in which we operate or plan to operate. In order to remain competitive, we will need to continuously modify and enhance our technology platform and service offerings.

We cannot assure you that we will be able to respond to rapid technological changes in our industry. In addition, the introduction of new products or updated versions of existing products has inherent risks, including, but not limited to, risks concerning:

●	product quality, including the possibility of software defects, which could result in claims against us or the inability to sell our software products;

●	the accuracy of our estimates of customer demand, and the fit of the new products and features with a customer’s needs;

●	the need to educate our sales, marketing and services personnel to work with the new products and features, which may strain our resources and lengthen sales cycles;

●	market acceptance of initial product releases; and

●	competitor product introductions or regulatory changes that render our new products obsolete.

We cannot assure you that we will be successful in making the transition to new technology platforms for our products in the future. We may encounter errors resulting from a significant rewrite of the software code for our products or may be unable to complete the transition in a timely manner. In addition, as we transition to newer technology platforms for our products, our customers may encounter difficulties in the upgrade process, which could cause them to lose revenue or review their alternatives with a competing supplier.

Because we commit substantial resources to developing new software products and services, if the markets for these new products or services do not develop as anticipated, or demand for our products and services in these markets does not materialize or materializes later than we expect, we will have expended substantial resources and capital without realizing sufficient offsetting or resulting revenue, and our business and operating results could be materially adversely affected. Developing, enhancing and localizing software is expensive, and the investment in product development may involve a long payback cycle. Our future plans include significant additional investments in development of our software and other intellectual property. We believe that we must continue to dedicate a significant amount of resources to our development efforts to maintain our competitive position. However, we may not receive significant revenue from these investments for several years, if at all. In addition, as we or our competitors introduce new or enhanced products, the demand for our products, particularly older versions of our products may decline.

15

We rely on a small number of customers for a substantial portion of our revenues and the loss of one or more of these customers could serious harm our business.

For the year ended December 31, 2019, our largest customer, FanDuel Group, Inc. (“FanDuel”) accounted for 46.3% of our revenue. A second customer, Winstar Casino, represented 19.8% of our 2019 revenue.

For 2019, we derived a significant portion of our revenues from our contract with FanDuel, which operates the popular Daily Fantasy Sports platform. The terms of the contract, other than the licenses of our patent, are substantially similar to our standard commercial contracts with other major customers--GAN licenses the GameSTACK Platform and provides development and operational support services in exchange for a percentage of Internet gambling revenues and fees for professional services.

We are currently supporting FanDuel’s operations in the States of Pennsylvania, New Jersey and Indiana. Under the terms of the contract, FanDuel has a unilateral option to require GAN to support its online launch into any additional intra-State US markets which permits Internet gambling during the contract term, with such launch to take place within six (6) months of the state publishing regulations defining the technical requirements for undertaking the operations of such Internet gambling.

The current contract expires in January 2025. Either party can terminate the contract prior to the end of the term for material breach of contract, based on the suspension of business or insolvency of the other party. In addition, FanDuel can terminate the contract if (a) GAN is charged with violation of any laws pertaining to gambling on the Internet, (b) any GAN principal, officer or director is charged in a criminal proceeding that may harm the general goodwill or reputation of FanDuel, or the industry as a whole; or (c) GAN fails to obtain a gaming license in any State in which GAN is required to obtain such license in order to satisfy its obligations to FanDuel.

In 2019, FanDuel deployed a proprietary technology platform in a single state and may continue to deploy its own proprietary technology platform in existing or additional U.S. states in lieu of our technology which, over time, would result in the loss of a proportion of existing revenues from that customer and may negatively impact the current financial opportunity with that customer despite the long-term nature of the existing contract. A reduction in the customer’s reliance on our technology could happen at any point in the customer relationship and there is no certainty that FanDuel, or any customer, will continue to rely on the full range of capabilities provided by us and available to the customer as they expand to additional states which permit regulated internet sports gambling.

Our business strategy encompasses securing a diverse customer base including attempting to expand the amount of business with our current customers and expand into new customer accounts as we enter new geographic markets, particularly in the U.S. However, we operate in a dynamic industry, in which regulatory restrictions and enabling technologies are changing rapidly. As such, certain of our customers may experience more rapid growth than other customers, resulting in a concentration of revenue in one or a few significant customers. The risk of customer concentration will be more pronounced as we look to expand our revenues from a smaller base. This risk is further increased with the currency macroeconomic event driven by the COVID-19 virus disclosed below.

At any time that we experience significant customer concentration, the loss of a key customer, for any reason, would have a significant impact on our revenues, our ability to fund operating expenses, and our financial position. In addition, the loss of a material customers could significantly decrease our market share and harm our reputation which could affect our ability to grow and take advantage of new markets, access to the resulting data, and secure funding to invest into development of new products.

FanDuel, our largest customer in 2019 has the right under its agreement to migrate portions of its business away from our platform.

Under the terms of our agreement with FanDuel, we provide digital wallet services supporting FanDuel’s online sportsbook operations in certain states. Our real money iGaming platform serving digital casino content is also deployed by FanDuel in markets in parallel with FanDuel’s online sportsbook. In addition to platform development service fees, FanDuel pays us a revenue share of the net gaming revenue generated from its casino gaming and sports betting operations.

FanDuel’s agreement with us provides that FanDuel, upon notice and payment of fees, can migrate user accounts away from our digital wallet technology to its own proprietary solution. If FanDuel exercises this option and completes the migration, we will receive a percentage of revenue share on the net gaming revenue generated from certain sports betting operations until August 2020, at which point we would stop receiving any revenue share of FanDuel’s migrated sports betting operations.

The right of migration does not affect our revenue share of FanDuel’s real money iGaming operations. Our agreement with FanDuel provides that we will be the exclusive provider of their casino gaming operations for the initial three years following a launch date. Following that exclusivity period, FanDuel will have the right to use other casino gaming solutions, subject to a requirement to pay us revenue shares of a minimum percentage of their net gaming revenue from real money iGaming operations.

FanDuel notified us in March 2019 that it intended to migrate certain jurisdictions from our digital wallet onto its proprietary technology for online sports betting. That notice subsequently expired in September 2019 without completion of the intended migration, we believe due to the satisfactory ongoing performance of our technology. FanDuel continues to use our digital wallet and continues to owe us our contractual share of sports betting revenue generated using our digital wallet services. FanDuel may again elect to migrate certain jurisdictions to its own digital wallet, resulting in the delivery of another notice of migration. For the year ended December 31, 2019, we derived $3.0 million of our revenue from FanDuel’s online sportsbook operations.

The online gaming industry is highly competitive, and if we fail to compete effectively we could experience price reductions, reduced margins or loss of market share.

The online gaming industry is highly competitive. A number of companies offer products that are similar to our products and target the same markets as we do. Certain of our current and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition, broader or more integrated product offerings, larger technical staffs and a larger installed customer base than we do. These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, develop superior products, and devote greater resources to the development, promotion and sale of their products than we can.

Because of the rapid growth of our industry, and the relatively low capital barriers to entry in the software industry, we expect additional competition from other established and emerging companies. Some of our customers are land-based casinos that use our GameSTACK platform for rapid access to the online iGaming and Sports Betting markets. As these customers become more experienced or successful they may look to develop their own proprietary solutions or may look more aggressively at competing platforms. Additionally, our competitors could combine or merge to become more formidable competitors or may adapt more quickly than we can to new technologies, evolving industry trends and changing customer requirements. If we fail to compete effectively, (a) we could be compelled to reduce prices in order to be competitive, which could reduce margins and profitability, or (b) we would lose market shares any of which could materially adversely affect our strategy, our business, results of operations and financial condition.

We have incurred net losses in the past with negative cash flows and may not be able to generate and sustain profitability.

Since our inception, we have typically operated at a loss. At December 31, 2019 we had an accumulated deficit of $22.8 million. For the year ended December 31, 2018 we incurred a net loss of $7.7 million. The year ended December 31, 2019 was the first time in recent years that our revenues were sufficient to meet our operating expenses, and we generated net income of $1.8 million. A significant portion of our operating expenses are fixed. If we incur a significant reduction in revenue, or unexpected operating expenses, we could again operate at a loss. Additional losses would impair our liquidity and may require us to raise additional capital or to curtail certain of our operations in an effort to preserve capital. Incurring additional losses could also erode investor confidence in our ability to manage our business effectively and result in a decline in the price of our ordinary shares.

Our revenue share model is predicated on customers continuing to license our products. If existing customers do not continue, or expand, the use of our products or services, our results of operations could be materially adversely affected.

We generate revenues under contracts with our customers that contemplate ongoing revenue sharing arrangements. The success of our business depends on our ability to retain our existing installed base of customers and to increase the scale of gaming and transactions that they run on our platform. We may experience the loss of a customer if the customer determines to close its operations, elects to develop its own online platform, or elects to contract with one of our competitors.

If our customers terminate their license agreements with us, we will incur a reduction in revenues unless we are able to secure new customers in amounts sufficient to offset the loss. The sales cycle for our platform can be long, and there are no assurances that we will be able to rapidly replace the loss of a significant customer. A substantial portion of our expenses are fixed, and a loss of revenue would have a material adverse impact on our profitability and our financial position.

16

A reduction in discretionary consumer spending, from an economic downturn or disruption of financial markets or other factors, could negatively impact our financial performance.

We generate the majority of our revenues based on revenue sharing arrangements with the casino operators that license our GameSTACK and other iGaming and sports betting products. In addition, we earn revenue from commission charged or tournament entry fees where the player has concluded his or her participation in a tournament. This aligns our interests in helping our casino operators increase their revenues, giving us an incentive in converting new customers and retaining existing customers to ensure that total revenue earned through our platform continues to grow for both parties.

Gaming and other leisure activities that our customers offer represent discretionary expenditures and players’ participation in those activities may decline if discretionary consumer spending declines, including during economic downturns, when consumers generally earn less disposable income. Changes in discretionary consumer spending or consumer preferences are driven by factors beyond our control, such as:

●	perceived or actual general economic conditions;

●	fears of recession and changes in consumer confidence in the economy;

●	high energy, fuel and other commodity costs;

●	the potential for bank failures or other financial crises;

●	a soft job market;

●	an actual or perceived decrease in disposable consumer income and wealth;

●	increases in taxes, including gaming taxes or fees; and

●	terrorist attacks or other global events.

During periods of economic contraction, our revenues may decrease while most of our costs remain fixed and some costs even increase, resulting in decreased earnings.

We face the risk of fraud, theft, and cheating.

We face the risk that players may attempt or commit fraud or theft or cheat in order to increase winnings. Such risks include stolen credit or charge cards and hacked or stolen customer accounts. Failure to discover such acts or schemes in a timely manner could result in losses in our operations. Negative publicity related to such acts or schemes could have an adverse effect on our reputation, potentially causing a material adverse effect on our business.

We face cyber security risks that could result in damage to our reputation and/or subject us to fines, payment of damages, lawsuits and restrictions on our use of data.

We rely extensively on computer systems to process transactions, maintain information and manage our businesses. In addition, our business involves the collection, storage, processing, and transmission of end users’ personal data, including financial information and information about how they interact with our games and platform. We have built our reputation, in part, on the sophistication and security of our payment and financial processing.

Our information systems and data, including those we maintain with our third-party service providers, may be subject to cyber security breaches in the future. Computer programmers and hackers may be able to penetrate our network security and misappropriate, copy or pirate our confidential information or that of third parties, create system disruptions or cause interruptions or shutdowns of our internal systems and services. Our website may become subject to denial of service attacks, where a website is bombarded with information requests eventually causing the website to overload, resulting in a delay or disruption of service. Computer programmers and hackers also may be able to develop and deploy viruses, worms and other malicious software programs that attack our products or otherwise exploit any security vulnerabilities of our products. Also, there is a growing trend of advanced persistent threats being launched by organized and coordinated groups against corporate networks to breach security for malicious purposes.

17

The techniques used to obtain unauthorized, improper, or illegal access to our systems, our data or customers’ data, disable or degrade service, or sabotage systems are constantly evolving and have become increasingly complex and sophisticated, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched. Although we have developed systems and processes designed to protect our data and customer data and to prevent data loss and other security breaches and expect to continue to expend significant resources to bolster these protections, there can be no assurance that these security measures will provide absolute security.

Disruptions in the availability of our computer systems, through cyber-attacks or otherwise, could damage our computer or telecommunications systems, impact our ability to service our customers, adversely affect our operations and the results of operations, and have an adverse effect on our reputation. The costs to us to eliminate or alleviate security problems, bugs, viruses, worms, malicious software programs and security vulnerabilities could be significant, and the efforts to address these problems could result in interruptions, delays, cessation of service and loss of existing or potential customers and may impede our sales, distribution and other critical functions. We may also be subject regulatory penalties and litigation by customers and other parties whose information has been compromised, all of which could have a material adverse effect on our business, results of operations and cash flows.

Systems failures and resulting interruptions in the availability of our websites, applications, products, or services could harm our business.

Our systems may experience service interruptions or degradation because of hardware and software defects or malfunctions, distributed denial-of-service and other cyberattacks, human error, earthquakes, hurricanes, floods, fires, and other natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses or other malware, or other events. Some of our systems are not fully redundant, and our disaster recovery planning may not be sufficient for all eventualities. In addition, as a provider of payments solutions, we are subject to heightened scrutiny by regulators that may require specific business continuity, resiliency and disaster recovery plans, and more rigorous testing of such plans, which may be costly and time-consuming and may divert our resources from other business priorities.

A prolonged interruption in the availability or reduction in the availability, speed, or functionality of our products and services will result in a loss of revenue and could materially harm our business. Frequent or persistent interruptions in our services could cause current or potential customers to believe that our systems are unreliable, leading them to switch to our competitors or to avoid or reduce the use of our products and services, and could permanently harm our reputation and brands. Moreover, if any system failure or similar event results in damages to our customers or their business partners, these customers or partners could seek significant compensation or contractual penalties from us for their losses, and those claims, even if unsuccessful, would likely be time-consuming and costly for us to address.

The full-time availability and expeditious delivery of our products and services is a critical part of our solution offering to our consumers. We continually refine our GameSTACK platform, implementing system upgrades and re-platforming efforts designed to improve our reliability and speed. Despite network security, disaster recovery and systems management measures in place, we may encounter unexpected general systems outages or failures that may affect our ability to conduct development activities, provide maintenance services for our products, manage our contractual arrangements, accurately and efficiently maintain our books and records, record our transactions, provide critical information to our management and prepare our consolidated financial statements. Additionally, these unexpected systems outages or failures may require additional personnel and financial resources, disrupt our business or cause delays in the reporting of our financial results. We may also be required to modify, enhance, upgrade or implement new systems, procedures and controls to reflect changes in our business or technological advancements, which could cause us to incur additional costs and require additional management attention, placing burdens on our internal resources.

We also rely on facilities, components, and services supplied by third parties, including data center facilities and cloud storage services. If these third parties cease to provide the facilities or services, experience operational interference or disruptions, breach their agreements with us, fail to perform their obligations and meet our expectations, or experience a cybersecurity incident, our operations could be disrupted or otherwise negatively affected, which could result in customer dissatisfaction and damage to our reputation and brands, and materially and adversely affect our business. We do not carry business interruption insurance sufficient to compensate us for all losses that may result from interruptions in our service as a result of systems failures and similar events.

18

Our business strategy anticipates substantial growth, and if we fail to adequately scale product offerings and manage our entry into new territories, our business and reputation may be harmed.

A core element of our business strategy is to grow with our existing client base, attempting to capture a larger share of a dynamic and growing iGaming and Sports Betting market. We will be required to add infrastructure, expand our systems and harden our control processes to accommodate this increased scale. In addition, we intend to expand our operations into new markets in the United States as they implement regulations approving iGaming and Sports Betting. That geographic expansion will require us to comply with additional regulatory regimes, secure licenses and permits, build additional equipment and maintain human resources to service customers in those markets.

Our growth has placed, and is expected to continue to place, a significant strain on our managerial, administrative, operational and financial resources and our infrastructure. Our future success will depend, in part, upon the ability of our senior management to manage growth effectively. This will require us to, among other things:

●	implement additional management information systems;

●	further develop our operating, administrative, legal, financial and accounting systems and controls;

●	hire additional personnel;

●	develop additional levels of management within our Company;

●	locate additional office space in various countries; and

●	maintain close coordination among our engineering, operations, legal, finance, sales and marketing and customer service and support organizations.

Failure to accomplish any of these requirements could adversely affect our ability to deliver our product and service offerings in a timely fashion, fulfill existing customer commitments or attract and retain new customers.

Our business plan includes the evaluation and potential integration of acquisitions, which if not done successfully could adversely affect our operating results and result in charges to earnings, impairing our financial condition.

We may look to acquire additional software technologies, platforms or gaming content through strategic transactions. Acquisitions involve numerous risks, any of which could harm our business, including:

●	difficulties in integrating the operations, technologies, services and personnel of acquired businesses;

●	cultural challenges associated with integrating employees from an acquired company into our organization;

●	ineffectiveness or incompatibility of acquired technologies or services;

●	additional financing required to complete acquisitions;

●	potential loss of key employees of acquired businesses;

●	inability to maintain the key business relationships and the reputations of acquired businesses;

●	diversion of management’s attention from other business concerns;

19

●	inability to maintain our standards, controls, procedures and policies;

●	litigation for activities of the acquired company, including claims from terminated employees, customers, former shareholders or other third parties;

●	in the case of acquisitions made across multiple geographic areas, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries;

●	failure to successfully further develop the acquired technology; and

●	increased fixed costs.

We will incur costs in connection with executing any acquisition strategy, including the time of our management and employees as wells as amounts to professional service firms and advisers during the evaluation of possible acquisition targets. All fees relating to our acquisition strategy are expensed as incurred, whether or not we complete the acquisition. We may also record a significant amount of other charges to our operating results that are directly related to our acquisitions, including those acquisitions that are deemed to be operationally or strategically successful, including: the amortization of intangible assets acquired; charges to our operating results due to the accounting for contingent payments made in connection with acquisitions; costs incurred to combine the operations of companies we acquire, such as employee retention, redeployment or relocation expenses; charges to our operating results to eliminate certain duplicative pre-acquisition activities, to restructure our combined operations or to reduce our cost structure; charges to our operating results due to changes in deferred tax asset valuation allowances and liabilities related to uncertain tax positions after the measurement period of any given acquisition has ended; and charges to our operating results due to the expensing of certain equity awards assumed in an acquisition.

The accounting for acquisitions requires consideration paid, assets, and liabilities to be stated at their acquisition date fair value, which generally results in an increase being recorded to the historic value of net assets, including recording the fair value of acquired assets such as identified intangible assets and goodwill, and also including a reduction in the value of acquired deferred revenue. The increased value of net assets generally results in lower post-acquisition earnings when compared to the pre-acquisition earnings of the acquired businesses as a result of the increased amortization costs. These costs, when and if recorded, could be material and could differ substantially from similar costs recorded in prior years. In addition, intangible assets and goodwill periodically required to be evaluated for impairment which can result in charges against earnings.

We rely on relationships with third party content partners for a significant portion of our revenue.

We currently license intellectual property rights from third-party software providers for inclusion in our online games and content offerings. We license these rights to provide our customers with access to online version of popular casino-based games, reduce our development costs, to expand our content offerings and to shorten our time to market with new products and solutions. Our business model is predicated on sharing revenue with our casino operators. If we were to lose access to popular game titles and content, our casino operators may experience a decline in wagering, reducing their revenue and ours. We could be compelled to pay higher prices for licenses, or increased expenses in an effort our own proprietary content, but there are no guarantees that we would be successful in either approach. The loss of compelling content could also make our solution and product offering less competitive, and our operator customers may look for alternative vendors with access to different content.

In addition, a significant portion of customers are introduced to us by our network of content manufacturer partners. These content manufacturer partners include casino equipment manufacturers and casino gaming content designers which do not manufacture physical gaming equipment. We may experience difficulty in maintaining or establishing third-party relationships with our content manufacturer partners. If we are unable to maintain good relations with our content manufacturer partners, our ability to organically grow our business could be harmed, which may materially adversely affect operating results and financial condition. Additionally, we are exposed to the risk that the content manufacturer partners through which we indirectly promote our products and services will not devote sufficient time, attention and resources to learning our products, markets and potential customers and may promote and sell competing products and services.

20

We have business operations located in many countries and a significant level of operations outside of the U.S., which subjects us to additional costs and risks that could adversely affect our operating results.

A significant portion of our operations are located outside of the U.S. In addition to customer bases in Italy and Australia, we have software development centers in London and Bulgaria, which account for most of our software development personnel.

Compliance with international and U.S. laws and regulations that apply to our international operations increases our cost of doing business. As a result of our international operations, we are subject to a variety of risks and challenges in managing an organization operating in various countries, including those related to:

●	challenges caused by distance as well as language and cultural differences;

●	general economic conditions in each country or region;

●	regulatory changes;

●	political unrest, terrorism and the potential for other hostilities;

●	public health risks, particularly in areas in which we have significant operations;

●	longer payment cycles and difficulties in collecting accounts receivable;

●	overlapping or changes in tax regimes;

●	difficulties in transferring funds from certain countries;

●	laws such as the U.K. Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act, and local laws which also prohibit corrupt payments to governmental officials; and

●	reduced protection for intellectual property rights in some countries.

If we are unable to expand or adequately staff and manage our existing development operations located outside of the U.S., we may not realize, in whole or in part, the anticipated benefits from these initiatives (including lower development expenses), which in turn could materially adversely affect our business, financial condition, and results of operations.

Our results of operations may be adversely affected by fluctuations in currency values.

The majority of our revenue is transacted in the U.S. Dollar and the Euro, and we incur the majority of our costs in the British Pound, U.S. Dollar, and the Euro, and to a lesser extent in other currencies. Changes in the relative value of major currencies, particularly the U.S. Dollar as compared to each of the Euro and the British pound, may significantly affect our operating results. In fiscal 2019, 69.5% and 15.3% of our revenue were transacted in U.S. Dollars and Euros, respectively; and in fiscal 2019, 47.2%, 34.0%, and 9.6% of our expenses were transacted in British Pounds, U.S. Dollars, and Euros, respectively.

As we have a larger amount of our Euro-denominated transactions associated with revenue, a devaluation of the euro relative to the U.S. Dollar would adversely affect our results of operations reported in U.S. Dollars. As the transactions in British pounds are primarily expenses, a decline of the U.S. Dollar relative to the British pound would negatively impact our results of operations reported in U.S. Dollars. We also maintain intercompany trade balances and cash balances that are subject to currency remeasurement, and for which a change in currency exchanges rates between U.S. Dollars, Euros, British Pounds, Bulgarian Lev, Israeli Shekel and Australian Dollar could result in an adverse charge being recorded to our income statement. Our currency remeasurement gains and losses are charged against earnings in the period incurred.

21

We depend on the services of key personnel to execute our business strategy. If we lose the services of our key personnel or are unable to attract and retain other qualified personnel, we may be unable to operate our business effectively.

We believe that the future success of our business depends on the services of a number of key management and operating personnel. Some of these key employees have strong relationships with our customers and our business may be harmed if these employees leave us. In addition, our ability to manage our growth depends, in part, on our ability to identify, hire and retain additional qualified employees. We face intense competition for qualified individuals from numerous technologies, software and service companies. Competition for qualified personnel is particularly intense in many of the large, international metropolitan markets in which we have offices, including for example, London. Several positions require significant training and new hires may, in some cases, take more than a year before they achieve full productivity. Further, given the pace of our expansion to date, we may be unable to attract and retain suitably qualified individuals who are capable of meeting our growing operational and managerial requirements, or may be required to pay increased compensation in order to do so.

If we are unsuccessful in attracting and retaining these key management and operating personnel, including as a result of limitations on the size of stock awards that can be granted to such persons under our existing equity compensation plans (unless the availability of stock awards thereunder is approved for increase by our shareholders or our shareholders approve a new equity compensation plan), our ability to operate our business effectively could be negatively impacted and our business, operating results and financial condition would be materially adversely affected.

If we are unable to protect our intellectual property and proprietary rights, our competitive position and our business could be materially adversely affected.

We regard the protection of our developed technologies and intellectual property rights as an important element of our business operations and crucial to our success. In particular, we view our iBridge technology and the ability to allow our customers to link their customers online and casino-based loyalty programs as a competitive differentiation. Unauthorized use of our intellectual property and proprietary rights may reduce our revenue, devalue our brands and property and harm our reputation.

We rely primarily on a combination of patent laws, trademark laws, copyright laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary technology. As of December 31, 2019, we held one issued U.S. patent (patent number 8,821,296 dated September 2, 2014) with multiple claims within that single patent. The failure of our patents, or our reliance upon copyright and trade secret laws to adequately protect our technology, might make it easier for our competitors to offer similar products or technologies. In addition, patents may not be issued for any of our current or any future applications.

We generally require our employees, consultants and advisors to enter into confidentiality agreements. These agreements provide that all confidential information developed or made known to the individual during the course of the individual’s relationship with us is to be kept confidential and not disclosed to third parties except under specific circumstances. In the case of our employees, the agreements provide that all of the technology which is conceived by the individual during the course of employment is our exclusive property. The development of our technology and many of our processes are dependent upon the knowledge, experience and skills of key technical personnel.

Monitoring unauthorized use of our intellectual property is difficult and costly. Our efforts to protect our proprietary rights may not be adequate to prevent misappropriation of our intellectual property. Further, we may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. The laws of many countries, including countries where we conduct business, do not protect our proprietary rights to as great an extent as do the laws of the United States and European countries. Further, the laws in the United States and elsewhere change rapidly, and any future changes could materially adversely affect us and our intellectual property.

22

We may in the future need to initiate infringement claims or litigation. Litigation, whether we are a plaintiff or a defendant, can be expensive, time-consuming and may divert the efforts of our technical staff and managerial personnel, which could harm our business, whether or not such litigation results in a determination favorable to us. In addition, litigation is inherently uncertain, and thus we may not be able to stop our competitors from infringing upon our intellectual property rights.

We face the risk that third parties will claim that we infringe on their intellectual property rights, which could result in costly license fees or expensive litigation.

The iGaming and Sports Betting industries are subject to rapid technological change and we and a number of our competitors are developing technology and intellectual property that we believe is unique and provides us with a commercial advantage. While we respect third parties’ intellectual property rights and have procedures designed to avoid the inadvertent use of third-party intellectual property, we may face claims in the future that the products or solutions that we develop, or those provided to us by third parties or used by our customers, infringe on third parties’ intellectual property rights.

We may face claims from our competitors that our products infringe upon their intellectual property rights. Some of our competitors have substantially greater resources than we do and are able to sustain the costs of complex intellectual property litigation to a greater degree and for longer periods of time than we could. In addition, patent holding companies that focus solely on extracting royalties and settlements by enforcing patent rights may target us.

Any such claim may seek to prohibit our use of the third party’s intellectual property rights or may require us to we obtain licenses from the holders of the patents or other intellectual property rights. We cannot assure you that we will be able to obtain any such licenses on commercially favorable terms, or at all. If we do not obtain such licenses, we could, for example, be required to cease or materially alter our product offerings and our business, operating results and financial condition could be materially adversely affected.

Future litigation may be necessary to defend ourselves, our customers or our partners by determining the scope, enforceability and validity of third-party proprietary rights or to establish our proprietary rights. Regardless of whether the infringement claims have any merit, defense of intellectual property litigation is time-consuming, costly to evaluate and defend, and could:

●	adversely affect our relationships with our current or future customers or partners;

●	cause delays or stoppages in providing new sales of our products;

●	cause us to have to cease use of certain technology or products

●	require technology changes that would cause us to incur substantial cost;

●	require us to enter into royalty or licensing agreements on unfavorable terms; and

●	divert management’s attention and resources.

In addition, many of our contracts provide our customers or partners with indemnification with respect to their use of our intellectual property. We cannot predict whether any existing or future third-party intellectual property rights would require us to alter our technologies, obtain licenses or cease certain activities.

Our sales cycles require significant time and effort and are therefore difficult to predict accurately.

Our sales efforts to attract new customers requires substantial time and effort, and we cannot assure you that we will be successful in establishing new relationships or maintaining or advancing our current relationships. Many of our customers typically require one or more internal levels of approval before they can purchase our products and services. As a result, during our sales efforts, we must identify multiple people involved in the purchasing decision and devote a sufficient amount of time to presenting our products and services to those individuals. The breadth of our offerings often requires us to spend substantial time and effort assisting potential customers in evaluating our products and services, including providing demonstrations and benchmarking against other available offerings. This process can be costly and time consuming, and we often do not know if any given sales efforts will be successful until the latter stages of those efforts. Additionally, if we are unable to forecast market demand and conditions, we may not be able to expand our sales efforts at appropriate times and our revenue and related results of operations could be materially adversely affected.

23

We are subject to risks related to corporate social responsibility, responsible gaming, reputation and ethical conduct.

Many factors influence our reputation and the value of our brands, including the perception held by our customers, business partners, investors, other key stakeholders and the communities in which we operate, such as our social responsibility, corporate governance and responsible gaming practices. We have faced, and will likely continue to face, increased scrutiny related to social, governance and responsible gaming activities, and our reputation and the value of our brands can be materially adversely harmed if we fail to act responsibly in a number of areas, such as diversity and inclusion, workplace conduct, responsible gaming, human rights, philanthropy and support for local communities. Any harm to our reputation could impact employee engagement and retention, and the willingness of customers and partners to do business with us, which could have a materially adverse effect on our business, results of operations and cash flows.

We believe that our reputation is critical to our role as a leader in the online and gaming industries and as a publicly traded company. Our Board has adopted a Code of Business Conduct as well as other related policies and procedures, and management is heavily focused on the integrity of our directors, officers, senior management, employees, other personnel and third-party suppliers and partners. Illegal, unethical or fraudulent activities perpetrated by any of such individuals, suppliers or partners for personal gain could expose us to potential reputational damage and financial loss.

We face risks related to health epidemics and other widespread outbreaks of contagious disease, which could disrupt our operations and impact our operating results.

Significant outbreaks of contagious diseases, and other adverse public health developments, could have a material impact on our business operations and operating results. In December 2019, a strain of novel coronavirus, COVID-19, causing respiratory illness emerged in the city of Wuhan in the Hubei province of China. The Chinese government has taken certain emergency measures to combat the spread of the virus, including implementation of travel bans and closure of factories and businesses. Since that time, multiple other countries throughout the world have been affected by the spread of the virus, including the United States, Italy and the U.K., and have implemented various emergency measures to contain the virus outbreak, including travel restrictions, restrictions on public gatherings and required in-home quarantine. As we have offices in these locations, with our principal office located in the United Kingdom, these measures could affect the health of our employee and ability to travel and work remotely.

The impact of COVID-19 on our business is uncertain at this time. The closing of casinos could drive more revenue to our online iGaming offerings. However, the economic disruption or uncertainty caused by COVID-19 may cause a general decline in gambling and iGaming. In addition, the cancellation of sporting events has reduced sports betting transactions. Any of these consequences may adversely impact player activity on our platforms, which would negatively impact our business.

We continue to monitor the global spread of COVID-19 and have put in place and will continue to put in place measures as appropriate and necessary for our business. Any prolonged deviations from normal daily operations could negatively impact our business. While the full impact of this outbreak is unknown at this time, we are closely monitoring the rapid developments in countries that have become exposed to the virus and continually assessing the potential impact on our business. Any prolonged disruption of our content providers, customers, players or regulatory reviewers could delay regulatory approvals or conclusions related to new products or the finalization of new contracts entered into by us.

Risks Related to Regulation

GAN’s offerings are part of new and evolving industries, which presents significant uncertainty and business risks.

The online gaming and interactive entertainment industries are relatively new and continue to evolve. Whether these industries grow and whether our business will ultimately succeed, will be affected by, among other things, developments in social networks, mobile platforms, legal and regulatory developments (such as passing new laws or regulations or extending existing laws or regulations to online gaming and related activities), taxation of gaming activities, data and information privacy and payment processing laws and regulations, and other factors that we are unable to predict and which are beyond our control.

Given the dynamic evolution of these industries, it can be difficult to plan strategically, including as it relates to product launches in new or existing jurisdictions which may be delayed or denied, and it is possible that competitors will be more successful than GAN at adapting to change and pursuing business opportunities. Additionally, as the online gaming industry advances, including with respect to regulation in new and existing jurisdictions, we may become subject to additional compliance-related costs, including as it relates to licensing and taxes. Consequently, we cannot provide assurance that our online and interactive offerings will grow at the rates expected or be successful in the long term. If our product offerings do not obtain popularity or maintain popularity, or if they fail to grow in a manner that meets our expectations, or if we cannot offer our product offerings in particular jurisdictions that may be material to our business, then our results of operations and financial condition could be harmed.

24

The online gaming industry is heavily regulated and GAN’s failure to obtain or maintain applicable licensure or approvals, or otherwise comply with applicable requirements, could be disruptive to our business and could adversely affect our operations.

Our Company, officers, directors, major shareholders, key employees and business partners are generally subject to the laws and regulations relating to online gaming of the jurisdictions in which we conduct business, as well as the general laws and regulations that apply to all e-commerce businesses, such as those related to privacy and personal information, tax and consumer protection. These laws and regulations vary from one jurisdiction to another and future legislative and regulatory action, court decisions or other governmental action, which may be affected by, among other things, political pressures, attitudes and climates, as well as personal biases, may have a material impact on our operations and financial results. In particular, some jurisdictions have introduced regulations attempting to restrict or prohibit online gaming, while others have taken the position that online gaming should be licensed and regulated and have adopted or are in the process of considering legislation to enable that to happen. Even where a jurisdiction purports to license and regulate online gaming, the licensing and regulatory regimes can vary considerably in terms of their business-friendliness and at times may be intended to provide incumbent operators with advantages over new licensees. As such, some “liberalized” regulatory regimes are considerably more commercially attractive than others.

Regulatory regimes imposed upon gaming providers vary by jurisdiction. Typically, however, most regulatory regimes include the following elements:

●	the opportunity to apply for one or more gaming licenses for one or more categories of products, whether as part of a general round of license issuance (for example, Spain) or as and when the applicant chooses to apply;

●	a requirement for gaming license applicants to make detailed and extensive disclosures as to their beneficial ownership, their source of funds, the probity and integrity of certain persons associated with the applicant, the applicant’s management competence and structure and business plans, the applicant’s proposed geographical territories of operation and the applicant’s ability to operate a gaming business in a socially responsible manner in compliance with regulation;

●	interviews and assessments by the relevant gaming authority intended to inform a regulatory determination of the suitability of applicants for gaming licenses;

●	ongoing reporting and disclosure obligations, both on a periodic and ad hoc basis in response to material issues affecting the business;

●	the testing and certification of software and systems, generally designed to confirm such things as the fairness of the gaming products offered by the business, their genuine randomness and ability accurately to generate settlement instructions and recover from outages;

●	the need to account for applicable gaming duties and other taxes and levies, such as fees or contributions to bodies that organize the sports on which bets are offered, as well as contributions to the prevention and treatment of problem gaming; and

●	social responsibility obligations.

Gaming licenses are subject to condition, suspension or revocation by the issuing regulatory authority at any time. The industry has recently experienced significantly more enforcement actions, particularly in United Kingdom, where the U.K. Gambling Commission has issued fines against numerous operators for regulatory failings.

The U.K. Gambling Commission performed compliance assessments on our U.K. online, direct-to-consumer gaming operations in 2018 and 2019. In 2019, the Gambling Commission informed us that it would be initiating a review of our U.K. operating license, asserting that certain issues identified in the assessments constituted breaches of the conditions of our operating license. The Gaming Commission review could result in one or more penalties ranging from a warning to additional conditions or limitations on our license, monetary penalties, or suspension or revocation of our U.K. gaming license.

We have assessed the issues and intend to work with the Commission and to take other actions available to it to mitigate any potential loss. We do not know at this time what the outcome of the review will be, and the financial statements included in this prospectus do not include any provision for this loss as such amounts cannot be reliably measured.

Although, we have taken, and will continue to take, steps to strengthen GAN’s compliance with its regulatory obligations in the U.K. and other jurisdictions globally, we cannot predict the outcome of any current or future regulatory review. The loss of a gaming license in one jurisdiction could trigger the loss of, or affect our eligibility for, a gaming license in another jurisdiction. Any such losses, or the potential for such loss, could cause us to have to cease offering some or all of our product offerings in the affected jurisdictions.

We may be unable to obtain or maintain all necessary registrations, licenses, permits or approvals, and could incur fines or experience delays related to the licensing process, which could adversely affect our operations and financial viability.

The determination of suitability process may be expensive and time-consuming. Our delay or failure to obtain gaming licenses in any jurisdiction may prevent us from distributing our product offerings, increasing our customer base and/or generating revenues. A gaming regulatory body may refuse to issue or renew a gaming license if the Company, or one of our directors, officers, employees, major shareholders or business partners:

●	is considered to be a detriment to the integrity or lawful conduct or management of gaming,

●	no longer meets a licensing or registration requirement,

25

●	has breached or is in breach of a condition of licensure or registration or an operational agreement with a regulatory authority,

●	has made a material misrepresentation, omission or misstatement in an application for licensure or registration or in reply to an inquiry by a person conducting an audit, investigation or inspection for a gaming regulatory authority,

●	has been refused a similar gaming license in another jurisdiction, (vi) has held a similar gaming license in that province, state or another jurisdiction which has been suspended, revoked or cancelled, or

●	has been convicted of an offence, inside or outside of Canada or the United States that calls into question the honesty or integrity of the Company or any of our directors, officers, employees or associates.

Additionally, a gaming regulatory body may refuse to issue or renew a gaming license or restrict or condition the same, based on the historic activities of GAN or our current or former directors, officers, employees, major shareholders or business partners, which could adversely affect our operations or financial condition.

Our product offerings must be approved in most regulated jurisdictions in which they are offered; this process cannot be assured or guaranteed.

If we fail to obtain the necessary gaming license in a given jurisdiction, we would likely be prohibited from distributing and providing its product offerings in that particular jurisdiction altogether. If we fail to seek, do not receive, or receive a suspension or revocation of a license in a particular jurisdiction for our product offerings (including any related technology and software) then we cannot offer the same in that jurisdiction and our gaming licenses in other jurisdictions may be impacted. Furthermore, some jurisdictions require license holders to obtain government approval before engaging in some transactions, such as business combinations, reorganizations, stock offerings and repurchases. We may not be able to obtain all necessary gaming licenses in a timely manner, or at all. Delays in regulatory approvals or failure to obtain such approvals may also serve as a barrier to entry to the market for our product offerings. If we are unable to overcome the barriers to entry, it will materially affect our results of operations and future prospects.

To the extent new online gaming jurisdictions are established or expanded, we cannot guarantee we will be successful in penetrating such new jurisdictions or expanding our business or customer base in line with the growth of existing jurisdictions. As we directly or indirectly enter into new markets, we may encounter legal, regulatory and political challenges that are difficult or impossible to foresee and which could result in an unforeseen adverse impact on planned revenues or costs associated with the new market opportunity. If we are unable to effectively develop and operate directly or indirectly within these new markets or if our competitors are able to successfully penetrate geographic markets that we cannot access or where we face other restrictions, then our business, operating results and financial condition could be impaired. Our failure to obtain or maintain the necessary regulatory approvals in jurisdictions, whether individually or collectively, would have a material adverse effect on our business.

Because our systems operate online, we face the risk that our clients, their third-party vendors, or end users will implement technologies that intentionally or unintentionally circumvent our compliance checks and violate regulatory restrictions.

We develop our GameSTACK platform with a number of tools, such as geo-verification, that are designed to ensure that our client’s gaming systems are used only in circumstances where it is legal to do so. However, because our systems operate online, and networking technologies are continuing to develop rapidly, we face the risk that our clients, their party vendors, or end users will implement a technology that evades our compliance checks.

On December 4, 2019, our operations team was alerted by a combination of automated alerts and inbound queries from a small number of end users stating that they could not view their transaction history online for the sports bets they had placed on that date. On investigation, our technical specialists confirmed that the GameSTACK platform was properly geo-locating the users in the State where they were physically present, but the client casino operator implemented a third-party tool with incorrect navigation links that placed the sports bets on servers located in an adjacent State, where Internet sports betting was also permitted.

We implemented a technical ‘back stop’ in our technology platform to detect and prevent future instances of this event. All information related to this event was shared with the applicable regulatory bodies in New Jersey, Pennsylvania and Indiana. Our client elected to ‘unwind’ and cancel/refund each of the sports bets placed incorrectly, and in all cases make the end user ‘whole’ (as if they’d placed their sports bet on the correct third-party sports betting server).

To date, we have not received any communications from any regulatory authority in the affected states and remain in good standing with each. Although there is no current expectation of any recurrence or any associated regulatory risk from this incident, our business is susceptible to the risk that our back-stop verification procedures will be circumvented, or that our clients or their end user members will implement technologies that, intentionally or inadvertently, permit our platform to be used in a manner that violates State regulations.

Compliance with evolving data privacy regulations may cause us to incur additional expenses, and any violation could result in damage to our reputation and/or subject us to fines, payment of damages, lawsuits and restrictions on our use of data.

We collect and process information relating to our employees, our customer operators, our customers’ gaming clients, and others for various business purposes, including payment processing, marketing and promotional purposes. The collection and use of personal data are governed by privacy laws and regulations enacted by the various states, the United States and other jurisdictions around the world. Privacy laws and regulations continue to evolve and on occasion may be inconsistent between jurisdictions. Various federal, state and foreign legislative or regulatory bodies may enact or adopt new or additional laws and regulations concerning privacy, data retention, data transfer, and data protection. For example, the European Union has adopted a data protection regulation known as the General Data Protection Regulation, which became fully enforceable in May 2018, that includes operational and compliance requirements with significant penalties for non-compliance. In addition, California has enacted a new privacy law, known as the California Consumer Privacy Act of 2018, which takes effect in 2020 and provides some of the strongest privacy requirements in the United States.

26

Compliance with applicable privacy laws and regulations may increase our operating costs and/or adversely impact our ability to provide and market our products, properties and services. In addition, non-compliance with applicable privacy laws and regulations by us (or in some circumstances non-compliance by third parties engaged by us), including accidental loss, inadvertent disclosure, unapproved dissemination or a breach of security on systems storing our data may result in damage to our reputation and/or subject us to fines, payment of damages, lawsuits or restrictions on our use or transfer of data. We rely on proprietary and commercially available systems, software, and tools to provide security for processing of customer and employee information, such as payment card and other confidential or proprietary information. Our data security measures are reviewed and evaluated regularly; however, they might not protect us against increasingly sophisticated and aggressive threats including, but not limited to, computer malware, viruses, hacking and phishing attacks by third parties.

Any violation of the Bank Secrecy Act or other similar anti-money laundering laws and regulations could have a negative impact on us.

Our operations are subject to various reporting and anti-money laundering (“AML”) regulations in various jurisdictions. In recent years, governmental authorities have been increasingly focused on AML policies and procedures, with a particular focus on the gaming industry. Any violation of AML or regulations by any of our resorts could have a negative effect on our results of operations.

As a “foreign private issuer”, we are subject to different U.S. securities laws and rules than a domestic U.S. issuer, which may limit the information publicly available to our U.S. shareholders.

We are a foreign private issuer under applicable U.S. federal securities laws, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to a domestic U.S. issuer. As a result, we will not file the same reports that a U.S. domestic issuer would file with the SEC. Our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act. As a foreign private issuer, we are exempt from the proxy rules under the Exchange Act. In addition, as a foreign private issuer, we are exempt from many of the corporate governance requirements that apply to domestic U.S. issuers under applicable rules of The Nasdaq Capital Market, Inc., or Nasdaq.

27

We may lose our foreign private issuer status in the future, which would result in significant additional costs and expenses.

Foreign private issuer status is predicated on a multi-factor analysis, that includes an assessment of the location our assets, where our business is principally managed, the residency and citizenship of our directors and management, and the residency of our shareholders. Qualification as a foreign private issuer status is determined on an annual basis on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination with respect to our status will be made on June 30, 2020.

If we lose our foreign private issuer status in the future, we will have to comply with all U.S. federal securities laws that apply to domestic U.S. companies, including enhanced periodic reporting, proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. We will be required to file periodic reports and registration statements on U.S. domestic issuer forms containing financial statements prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, with the U.S. Securities and Exchange Commission, or SEC, which are more detailed and extensive than the forms available to a foreign private issuer. In addition, if we lose our status as a foreign private issuer we will become subject to the Nasdaq corporate governance requirements, which are more strenuous than the corporate governance requirements under Bermuda law and those applicable to companies with shares admitted to trading on the London Stock Exchange. As a result, our regulatory and compliance costs may be significantly higher if we cease to qualify as a foreign private issuer.

We identified material weaknesses in connection with our internal control over financial reporting. Although we are taking steps to remediate these material weaknesses, we may not be successful in doing so in a timely manner, or at all, and we may identify other material weaknesses.

In connection with the audit of our consolidated financial statements for the years ended December 31, 2019 and 2018, our management and independent registered public accounting firm identified material weaknesses in our internal control over financial reporting.” For example, we had to restate our U.K. statutory 2018 consolidated financial statements to reflect adjustments relating to (i) the adoption of IFRS 16, (ii) reclassifications between cash and trade and other payables, (iii) an error related to the timing of a recorded write off of withholding tax receivables, and (iv) an error related to the classification of equity issue costs recorded as administrative expense in the consolidated statement of comprehensive income. We did not prevent these errors from being recorded, nor did we detect them after they had occurred. These material weaknesses relate to (i) our lack of a sufficient number of personnel with an appropriate level of knowledge and experience in the application of International Financial Reporting Standards and International Accounting Standards and Interpretations as issued by the International Accounting Standards Board (IASB) and as adopted by the European Union (IFRS), commensurate with our financial reporting requirements and (ii) the fact that policies and procedures with respect to the review, supervision and monitoring of our accounting and reporting functions were either not designed and in place or not operating effectively. As a result, numerous adjustments to our consolidated financial statements were identified and made during the course of the audit.

We are currently not required to comply with Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make an assessment of the effectiveness of our internal control over financial reporting. Further, our independent registered public accounting firm has not been engaged to express, nor have they expressed, an opinion on the effectiveness of our internal control over financial reporting. Had we and our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional control deficiencies may have been identified by our management or independent registered public accounting firm, and those control deficiencies could have also represented one or more material weaknesses. In an effort to remediate the material weaknesses, we have, and continue to plan to, increase the number of our finance and accounting personnel since December 31, 2018.

Assessing our procedures to improve our internal control over financial reporting is an ongoing process. We can provide no assurance that our remediation efforts described herein will be successful and that we will not have material weaknesses in the future. Any material weaknesses we identify could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements.

28

We are an “emerging growth company” which may make our ordinary shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, an emerging growth company can take advantage of extended transition periods for adopting with new or revised accounting standards. We currently prepare our consolidated financial statements in accordance with IFRS, which do not have separate provisions for publicly traded and private companies. However, in the event we convert to U.S. GAAP while we are still an “emerging growth company”, we may be able to take advantage of the benefits of this extended transition period.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because, if we convert to U.S. GAAP, we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors if they believe that our financial accounting is not as transparent as other companies in our industry. That may result in a decrease on our stock price and it may be difficult for us to raise additional capital as and when we need it. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We are a smaller reporting company based on the SECs amendments to the definition of accelerated and large accelerated filers. If we fail to quality as a smaller reporting company in future years this would affect our SEC reporting requirements

We currently qualify as a smaller reporting company, as amended by the SECs definition of accelerated and large accelerated filers, which will allow us to take advantage of extended filing deadlines and which will not require us to obtain an annual attestation on internal control over financial reporting from our independent auditor in the year after we no longer meet the definition of an emerging growth company. The amendments are effective 30 days after publication in the Federal Register for annual reports due on or after that date.

If we fail to quality as a smaller reporting company, this would result in earlier filing deadlines and a requirement to obtain an annual attestation on internal control over financial reporting from their independent auditor, subsequent to no longer qualifying as an emerging growth company as outlined above. This could result increased costs to the Company to meet the required deadlines and reporting standards.

A change in our tax residence could have a negative effect on our future profitability.

Although we are organized under the laws of Bermuda, a British overseas territory that is an island located off the coast of the United States, we are a resident in the United Kingdom for tax purposes. It is possible that in the future, whether as a result of a change in law or the practice of any relevant tax authority or as a result of any change in the conduct of our affairs following a review by our directors or for any other reason, we could become, or be regarded as having become, a resident in a jurisdiction other than the United Kingdom. Should we cease to be tax resident in the United Kingdom, we may have exposure related to unexpected tax liabilities, such as a charge of United Kingdom capital gains tax on a deemed disposal at market value of our assets and of unexpected tax charges in other jurisdictions on our income.

Similarly, if the tax residency of any of our subsidiaries were to change from their current jurisdiction for any of the reasons listed above, we may be subject to a charge of local capital gains tax on the assets. Furthermore, while we expect we and certain of our non-U.S. subsidiaries will qualify for the benefits of the Convention Between the United States of America and the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation, etc., or the U.S.-U.K. Treaty, we have not sought or obtained a ruling from the IRS or an opinion of counsel addressing the issue, and there can be no assurances we or our non-U.S. subsidiaries will qualify for the benefits of the U.S.- U.K. Treaty.

Our business could suffer as a result of the uncertainty surrounding the U.K. withdrawal from the European Union and, if completed, the terms of such withdrawal.

Our principal office is located in the United Kingdom. The United Kingdom formally exited the European Union, commonly referred to as Brexit, on January 31, 2020. Under the terms of its departure, the United Kingdom will enter a transition period during which it will continue to follow all European Union rules and the trading relationship will remain the same. The transition period is scheduled to end on December 31, 2020. However, substantially uncertainty remains concerning which EU laws and regulations will continue to be implemented in the U.K. after Brexit (including financial laws and regulations, tax and free trade agreements, intellectual property rights, data protection laws, supply chain logistics, environmental, health and safety laws and regulations, immigration laws and employment laws).

29

The uncertainty concerning the U.K.’s legal, political and economic relationship with the EU after Brexit may negatively impact direct foreign investment in the U.K., increase costs, depress economic activity and restrict access to capital. It may also be a source of instability in the international markets, create significant currency fluctuations, and/or otherwise adversely affect trading agreements or similar cross-border cooperation arrangements (whether economic, tax, fiscal, legal, regulatory or otherwise) beyond the date of Brexit. We may also face new regulatory costs and challenges that could have an adverse effect on our operations. Depending on the terms of the U.K. withdrawal from the EU, the U.K. could lose the benefits of global trade agreements negotiated by the EU on behalf of its members, which may result in increased trade barriers that could make our doing business in the EU and the EEA more difficult.

Risks Related to this Offering

We have had no prior public market in the U.S. for our ordinary shares, the trading price of our ordinary shares is likely to be volatile, and you might not be able to sell your shares at or above the initial public offering price.

There has been no public market in the U.S. for our ordinary shares prior to this offering. Since November 2013, the ordinary shares of GAN plc have been listed for trading on the AIM market of the London Stock Exchange. The per share price of the ordinary shares on the London Stock Exchange has been highly volatile. For example, the highest price at which the ordinary shares traded in fiscal 2019 (without giving effect to the Share Exchange) was 187.00 p and the lowest price was 43.50 p. Investors who purchase our ordinary shares in this offering may not be able to sell their ordinary shares at or above the initial public offering price. Market prices for companies similar to us experience significant price and volume fluctuations.

An active or liquid market for our ordinary shares in the U.S. may not develop upon completion of this offering or, if it does develop, it may not be sustainable given the limited number of ordinary shares being issued in this offering. The initial public offering price for our ordinary shares will be determined through negotiations with the underwriter, and the negotiated price may not be indicative of the market price of the ordinary shares after this offering. This initial public offering price will vary from the market price of our ordinary shares after the offering. As a result of these and other factors, you may be unable to resell your ordinary shares at or above the initial public offering price.

The following factors, in addition to other risks described in this prospectus, may have a significant effect on the market price of our ordinary shares:

●	variations in our operating results;

●	actual or anticipated changes in the estimates of our operating results;

●	changes in stock market analyst recommendations regarding our ordinary shares, other comparable companies or our industry generally;

●	macro-economic conditions in the numerous countries in which we do business;

●	currency exchange fluctuations and the denominations in which we conduct business and hold our cash reserves;

●	market conditions in our industry, the industries of our customers and the economy as a whole;

●	actual or expected changes in our growth rates or our competitors’ growth rates;

●	changes in the market valuation of similar companies;

●	the trading volume of our shares on The Nasdaq Capital Market;

●	sales of our ordinary shares by us or our shareholders; and

●	the adoption or modification of regulations, policies, procedures or programs applicable to our business.

30

In addition, if the market for technology stocks or the stock market in general experiences a loss of investor confidence, the trading price of our ordinary shares could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our ordinary shares might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of your investment in our ordinary shares. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially adversely affect our business, operating results and financial condition.

As a new investor, you will experience dilution as a result of this offering.

The public offering price per ordinary share will be higher than the net tangible book value per ordinary share prior to the offering. Consequently, if you purchase ordinary shares in this offering at an assumed public offering price of $       per ordinary share, you will incur immediate dilution of $       per ordinary share, based on our capitalization as of December 31, 2019. For further information regarding the dilution of our ordinary shares, please see the section entitled “Dilution.” In addition, you may experience further dilution if the underwriters exercise their over-allotment option.

Our management will have broad discretion over the use and investment of the net proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion over the use and investment of the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these net proceeds. Our management intends to use the net proceeds from this offering for general corporate purposes. Pending this use, we intend to invest the net proceeds in short-term bank deposits or interest-bearing, investment-grade securities. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how the net proceeds from this offering are used. If the banking system or the fixed income, credit or equity markets deteriorate or remain volatile, our investment portfolio may be impacted, and the values and liquidity of our investments could be adversely affected.

We may need to raise additional funds to support our business operations or to finance future acquisitions, including through the issuance of equity or debt securities, which could have a material adverse effect on our ability to grow our business.

If we do not generate sufficient cash from operations or do not otherwise have sufficient cash and cash equivalents to support our business operations or to finance future acquisitions, we may need raise addition capital through the issuance of debt or equity securities. We do not have any arrangements for any credit facility, or any other sources of capital. We may not be able to raise cash in future financing on terms acceptable to us, or at all.

Financings, if available, may be on terms that are dilutive to our shareholders, and the prices at which new investors would be willing to purchase our securities may be lower than the current price of our ordinary shares. The holders of new securities may also receive rights, preferences or privileges that are senior to those of existing holders of our ordinary shares. If new sources of financing are required but are insufficient or unavailable, we would be required to modify our plans to the extent of available funding, which could harm our ability to grow our business.

31

We will incur increased costs as a result of being a public company in the United States and our management expects to devote substantial time to public company compliance programs.

As a public company in the United States, we will incur significant legal, insurance, accounting and other expenses that we did not incur as an AIM listed company on the London Stock Exchange. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Nasdaq Capital Market listing requirements and other applicable securities rules and regulations impose various requirements on U.S. public companies. Our management and administrative staff will need to devote a substantial amount of time to compliance with these requirements.

We intend to invest resources to comply with evolving laws, regulations and standards, and this investment will result in increased general and administrative expenses and may divert management’s time and attention away from product development and other commercial activities. If for any reason our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

In connection with this offering, we intend to obtain directors’ and officers’ liability insurance coverage, which will increase our insurance cost. In the future, it may be more expensive for us to obtain directors’ and officers’ liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified executive officers and qualified members of our board of directors, particularly to serve on our audit committee and compensation committee.

We are not currently required to comply with the SEC’s rules that implement Section 404 of the Sarbanes-Oxley Act, and are therefore not yet required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with certain of these rules, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report. This assessment will need to include the disclosure of any material weaknesses in our internal control over financial reporting identified by our management or our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a costly and challenging process to document and evaluate our internal control over financial reporting. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of our internal control over financial reporting. We will also need to continue to improve our control processes as appropriate, validate through testing that our controls are functioning as documented and implement a continuous reporting and improvement process for our internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404.

As discussed above, we have identified material weaknesses in connection with our 2018 consolidated financial statements. Material weaknesses could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements. Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company” as defined in the JOBS Act. We cannot assure you that there will not be additional material weaknesses or significant deficiencies in our internal controls in the future.

Certain of our executive officers, directors and principal shareholders will continue to have significant influence over matters subject to shareholder approval.

The Smurfit family has a substantial ownership stake and management control over our Company and will continue to do so after the offering. Sir Michael Smurfit Sr. is our largest stockholder. His son, Michael Smurfit Jr. is also a significant stockholder and is a member of our Board of Directors. Our Chief Executive Officer, Dermot S. Smurfit, is a nephew of Michael Smurfit Sr. and a first cousin of Michael Smurfit Jr. The Smurfit family beneficially owned approximately 22.62% of our outstanding ordinary shares as of December 31, 2019, and we expect that, upon completion of this offering, that same group will beneficially own at least     % of the combined total of our outstanding ordinary shares after the offering, assuming no exercise of the underwriter’s over-allotment option.

There is no formal arrangement among the members of the Smurfit family with respect to the voting or disposition of their ordinary shares. However, they comprise two of the five positions on our Board of Directors. In addition, if they act together, they will be able to exercise influence over all matters requiring shareholder approval, including the election of directors and approval of corporate transactions, such as a merger or sale of our Company or its assets, for the foreseeable future. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material adverse effect on the market value of our ordinary shares. For information regarding the ownership of our outstanding ordinary shares by our executive officers and directors and their affiliates, please see the section entitled “Principal Shareholders.”

32

Risks related to our Ordinary Shares

We do not anticipate paying dividends in the foreseeable future.

We do not currently pay dividends and do not anticipate paying any dividends for the foreseeable future. Any future determination to pay dividends will be made at the discretion of our Board of Directors, subject to compliance with applicable laws and covenants under any future credit facility, which may restrict or limit our ability to pay dividends. Payment of dividends will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our Board of Directors may deem relevant at that time. Unless and until we declare and pay dividends, any return on your investment will only occur if our share price appreciates.

We are a Bermuda company and it may be difficult for you to enforce judgments against us or certain of our directors or officers.

We are a Bermuda exempted company. As a result, the rights of holders of our ordinary shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Bermuda legislation regarding companies is largely based on English corporate law principles. However, there can be no assurance that Bermuda law will not change in the future or that it will serve to protect investors in a similar fashion afforded under corporate law principles in the U.S., which could adversely affect the rights of investors. Most of our directors and some of the named experts referred to in this prospectus are not residents of the U.S., and a substantial portion of our assets are located outside the U.S. As a result, it may be difficult for investors to effect service of process on those persons in the U.S. or to enforce in the U.S. judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. We have been advised by our special Bermuda counsel that uncertainty exists as to whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the U.S., or entertain action in Bermuda against us or our directors or officers.

Furthermore, we have been advised by our special Bermuda counsel that Bermuda courts will not recognize or give effect to U.S. federal securities laws that such Bermuda courts consider to be procedural in nature, are revenue or penal laws or the application of which would be inconsistent with public policy in Bermuda. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, will not be recognized or given effect to in any action brought before a court of competent jurisdiction in Bermuda where the application of such remedies would be inconsistent with public policy in Bermuda. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because those laws do not have the force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

Shareholders of a Bermuda company may have a cause of action against us or our directors for breach of any duty in the bye-laws or any shareholders’ agreement owed personally by us to the shareholder. Directors of a Bermuda company may be liable to the company for breach of their duties as directors to the company under the Bermuda Companies Act, and under common law. Such actions must, as a general rule, be brought by the company. Where the directors have carried on an act which is ultra vires or illegal, then the shareholder has the right, with leave of the court, to bring a derivative action to sue the directors on behalf of the company with any damages awarded going to the company itself. Shareholders are also able to take action against a company if the affairs of the company are being conducted in a manner which is oppressive or unfairly prejudicial to the shareholders or some number of them, and to seek either a winding-up order or an alternative remedy if a winding-up order would be unfairly prejudicial to them.

Our bye-laws restrict shareholders from bringing legal action against our officers and directors.

Our bye-laws that are to be effective upon completion of the Share Exchange contain a broad waiver by our shareholders of any claim or right of action, both individually and on our behalf, against any of our officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director or any claims of violations of the Securities Act of 1933 or the Securities Exchange Act of 1934 the waiver of which would be prohibited by Section 14 of the Securities Act and Section 29(a) of the Exchange Act. This waiver limits the right of shareholders to assert claims against our officers and directors unless the act or failure to act involves fraud or dishonesty.

33

We have provisions in our bye-laws that may discourage a change of control.

Our bye-laws that are to be effective upon completion of the Share Exchange contain provisions that could make it more difficult for a third party to acquire us without the consent of our Board of Directors. These provisions include, among others:

●	restrictions on the time period in which directors may be nominated;

●	our bye-laws do not permit cumulative voting in the election of directors; and

●	our bye-laws require shareholders wishing to propose a person for election as a director (other than persons proposed by our Board of Directors) to give advance written notice of nominations for the election of directors.

These provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares. See “Description of Share Capital.”

U.S. Holders of our ordinary shares could be subject to material adverse tax consequences if we are considered a Passive Foreign Investment Company for U.S. federal income tax purposes.

There is a risk that we will be classified as a Passive Foreign Investment Company, or PFIC, for U.S. federal income tax purposes. Our status as a PFIC could result in a reduction in the after-tax return to U.S. Holders (as defined below under “Tax Considerations—United States Tax Consequences”) of our ordinary shares and may cause a reduction in the value of our ordinary shares. A corporation is classified as a PFIC for any taxable year in which either (i) at least 75% of its gross income is “passive income” or (ii) at least 50% of the average quarterly value of all its assets consists of assets that produce, or are held for the production of, passive income. For this purpose, passive income generally includes among other things, dividends, interest, certain rents and royalties, annuities, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

Based on the projected composition of our income and valuation of our assets, we do not believe we were a PFIC in any previous taxable year, and we do not expect to become a PFIC in the foreseeable future, although there can be no assurance in this regard. The U.S. Internal Revenue Service or a U.S. court could determine that we are or were a PFIC in any past, current, or future taxable years. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies which in some circumstances are unclear and subject to varying interpretation. If we were classified as a PFIC, U.S. Holders of our ordinary shares could be subject to greater U.S. income tax liability than might otherwise apply, imposition of U.S. income tax in advance of when tax would otherwise apply and detailed tax filing requirements that would not otherwise apply. The PFIC rules are complex and a U.S. holder of our ordinary shares is urged to consult its own tax advisors regarding the possible application of the PFIC rules to it in its particular circumstances. See “Tax Considerations—United States Taxation Consequences—Taxation of U.S. Holders—Passive Foreign Investment Company”.

34

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements that reflect our current expectations and views of future events. These forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “should,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to” or other similar expressions. These forward-looking statements include, among other things, statements relating to our goals and strategies, our competitive strengths, our expectations and targets for our results of operations, our business prospects and our expansion strategy. We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity or performance expressed or implied by these forward-looking statements, to differ.

The forward-looking statements included in the prospectus are subject to risks, uncertainties and assumptions about our Company. Our actual results of operations may differ materially from the forward-looking statements as a result of risk factors described under “Risk Factors” and elsewhere in this prospectus, including, among other things:

●	our ability to successfully meet anticipated revenue levels from sales of our software licenses;

●	our ability to successfully develop, market or sell new products or adopt new technology platforms;

●	our ability to continue to grow through acquisitions or investments in other companies or technologies;

●	our ability to realize the anticipated benefits of our consummated acquisitions or investments in other companies;

●

risks related to the continued uncertainty in the global financial markets and unfavorable global economic conditions; including as a result of the global outbreak of the corona virus (COVID-19) pandemic;

●	our installed customer base continuing to license additional products, renew maintenance agreements and purchase additional professional services;

●	our ability to attract and retain qualified personnel;

●	our ability to adequately manage our growth;

●	risks related to competition;

●	our ability to maintain good relations with our channel partners;

●	risks associated with our international operations and fluctuations in currency values;

●	risks related to unanticipated performance problems or bugs in our software product offerings; and

●	our ability to protect our intellectual property and proprietary rights.

These risks are not exhaustive. Other sections of this prospectus include additional factors that could adversely impact our business and financial performance. Moreover, we operate in an evolving environment and new risk factors emerge from time to time. It is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statement.

You should not rely upon forward-looking statements as predictions of future events. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus. These forward-looking statements speak only as of the date of this prospectus. We do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, unless the securities laws require us to do so.

35

CORPORATE STRUCTURE

We began operations in the U.K. in 2002. Since that time, our business and corporate structure has evolved to include GAN plc, as the parent corporation, with operating subsidiaries in Alderney, Bulgaria, Israel, the U.K. and the U.S. Commencing in December 2019, we began the process to restructure the Company under a new holding company, GAN Limited, in anticipation of an initial public offering in the United States (the “Reorganization”).

GAN plc is currently organized as a public limited company under the laws of England and Wales. Under English law, it is not possible to change the place of incorporation of GAN plc from one jurisdiction to another, requiring us to complete the Reorganization by establishing GAN Limited separately, and then affecting the Share Exchange (described below) to establish GAN Limited as the new parent company of GAN plc. The principal steps in the Reorganization are described below.

We established GAN Limited in Bermuda to act as the new parent company. GAN Limited was incorporated solely for this purpose on December 13, 2019. Prior to the Share Exchange and this offering, GAN Limited has had nominal assets and has had no historic operations.

The establishment of GAN Limited as the new parent company of GAN plc will be achieved through a statutory scheme of arrangement under Part 26 of the U.K. Companies Act of 2006, pursuant to which the shareholders of GAN plc have agreed to exchange their ordinary shares in GAN plc for (i) the issuance of ordinary shares in GAN Limited and (ii) an aggregate amount of £2 million cash consideration to be paid on a pro rata basis to each shareholder of GAN plc in relation to their respective shareholdings in GAN plc (“Cash Consideration”).

GAN Limited is securing the Cash Consideration through loans from Dermot S. Smurfit, the Company’s chief executive officer, and his father, Dermot F. Smurfit. The loans are unsecured and bear interest at 15% per annum subject to minimum interest fees of £300,000 in the aggregate. The loans are expected to be repaid in full promptly following the Reorganization from existing cash resources of GAN plc.

The scheme of arrangement provides for one ordinary share of GAN Limited to be issued in exchange for every four ordinary shares of GAN plc (together with the Cash Consideration, the “Share Exchange”). No fractional shares will be issued, and holders will receive cash in lieu of any fractional share.

In connection with the Share Exchange and this offering, outstanding options to purchase ordinary shares of GAN plc will be automatically converted into options to purchase ordinary shares of GAN Limited, subject to adjustment of the exercise price and the number of shares underlying the option based on the capital consolidation effected through the Share Exchange.

The Share Exchange requires the approval of the shareholders of GAN plc and the sanction of the English courts, although it only becomes effective when a copy of the order of the court approving the Share Exchange is delivered to the registrar of companies in England for registration. GAN plc and GAN Limited have agreed to be bound by the Share Exchange and to do what is necessary to facilitate its implementation. The approval of the shareholders of GAN plc and the sanction of the court will have been obtained and the directors of GAN plc will proceed to deliver the court order sanctioning the Share Exchange to the registrar of companies in England immediately prior to the closing of this offering.

Pursuant to the above Reorganization steps and subject to the Share Exchange becoming effective, and prior to the closing of this offering, GAN plc will become a wholly-owned subsidiary of GAN Limited. The Share Exchange will have no effect on the manner in which our business is currently conducted through GAN Plc and its subsidiaries and GAN Limited will operate purely as an equity holding company following the Share Exchange.

36

Following the Reorganization and Share Exchange, and at the same time as the consummation of this offering, our corporate structure will be as follows:

37

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering (based on the midpoint of the price range on the cover page of this prospectus), after deducting underwriting discounts and commissions, and the estimated offering expenses payable by us, will be approximately $        million (or approximately $        million if the underwriter’s over-allotment option is exercised in full), assuming an initial offering price of $      per ordinary share.

A $1.00 increase (decrease) in the assumed initial public offering price of $        per ordinary share would increase (decrease) the net proceeds from this offering by $        million, assuming no exercise of the underwriter’s over-allotment option and no other change to the number of ordinary shares offered as set forth on the cover page of this prospectus. An increase (decrease) of 100,000 in the number of ordinary shares offered by us would increase (decrease) the net proceeds to us by $        million.

We currently intend to use the net proceeds from this offering for working capital and general corporate purposes, including sales and marketing activities, product development and capital expenditures.

In addition, we may use a portion of net proceeds of this offering to acquire or invest in complementary businesses, services, technologies or intellectual property rights. However, we do not have any agreements or commitments with respect to any such acquisitions or investments at this time.

Pending our use of the net proceeds as described above, we intend to invest the net proceeds in short-term bank deposits or interest-bearing, investment-grade securities.

The foregoing represents our current intentions with respect to the use and allocation of the net proceeds of this offering based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds. The occurrence of unforeseen events or changed business conditions could result in the application of the net proceeds of this offering in a manner other than as described above.

The principal reasons for the offering are to provide the working capital necessary to support our continued product development efforts, strengthen and extend our operating systems, and support our growth strategy. We also intend for the offering to create a more robust public market for our shares, increasing opportunities for us to access capital, while enhancing value and liquidity for the benefit of all shareholders.

38

DIVIDENDS AND DIVIDEND POLICY

Our Board of Directors has discretion as to whether we will pay dividends in the future, subject to restrictions under the Bermuda Companies Act and in accordance with our bye-laws. Under the Bermuda Companies Act, we may not declare or pay dividends if there are reasonable grounds for believing that either we are, or would after the payment be, unable to pay our liabilities as they become due, or that the realizable value of our assets would thereby be less than our liabilities. See “Description of Share Capital.”

We do not currently pay dividends. Accordingly, we may, but do not anticipate, declaring or paying any dividends for the foreseeable future.

39

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2019:

●	on an actual historic basis for GAN plc;

●	on a pro forma basis to give effect to the Share Exchange and Reorganization into GAN Limited, including the borrowing of £2 million ($2.6 million based on the exchange rate on December 31, 2019), as disclosed more fully under “Corporate Structure”; and

●	on a pro forma, as adjusted, basis to give effect to the issuance and sale by us of ordinary shares in this offering at an assumed initial public offering price of $ per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma, as adjusted information is illustrative only, and our capitalization following the closing of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at the time of pricing. You should read the information in this table together with “Use of Proceeds,” our consolidated financial statements and the accompanying notes thereto appearing elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, and other financial information contained elsewhere in this prospectus.

	As at December 31, 2019(1)
	GAN plc Actual	GAN Limited Pro Forma (unaudited)(1)	GAN Limited Pro Forma, As Adjusted (unaudited)(2)
	(In thousands, except share data)
Cash and cash equivalents	$10,098	$10,098

Related party loan, current and non-current		2,641
Lease liabilities, current and non-current	1,227	1,227
Equity:
Share Capital	1,280	1,280
Share premium account	38,558	35,917
Foreign exchange translation reserve	(1,887)	(1,887)
Accumulated deficit	(22,849)	(22,849)
Total equity	15,102	12,461
Total capitalization	16,329	16,329

(1)	GAN Limited Pro Forma reflects the consummation of the Share Exchange and Reorganization as of December 31, 2019. Pursuant to the Share Exchange, four ordinary shares of GAN plc will be exchanged for one ordinary share of GAN Limited and a pro rata portion of £2 million aggregate cash consideration. The adjusted value of GAN plc’s ordinary shares compared to the ordinary shares of GAN Limited results in the reduction of the GAN Limited Pro Forma share premium amount to $35.9 million. The Share Exchange and Reorganization will take effect prior to the closing of this offering.
(2)	GAN Limited Pro Forma As Adjusted reflects the GAN Limited Pro Forma adjustment and the sale of GAN Limited ordinary shares in this offering at an assumed initial public offering price of $ per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus) after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

40

Each $1.00 increase or decrease in the assumed initial public offering price of $       per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the amount of our pro forma, as adjusted, cash and cash equivalents, equity attributable to equity holders and total capitalization by $       million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of 1,000,000 shares in the number of shares offered by us would increase or decrease, as applicable, our pro forma, as adjusted, cash and cash equivalents, equity attributable to equity holders and total capitalization by approximately $       million, assuming that the assumed initial offering price remains the same and after deducting underwriting discounts and commissions and estimated operating expenses payable by us.

If the underwriters’ option to purchase additional ordinary shares is exercised in full, the pro forma, as adjusted, amount of each of cash and cash equivalents, equity attributable to equity holders, and total capitalization would be $       million, ($       million), $       million, and $       million, respectively, after deducting underwriting discounts and commissions and estimated operating expenses payable by us.

The number of ordinary shares shown above that will be issued and outstanding is based on ordinary shares of GAN plc outstanding as of December 31, 2019, adjusted to reflect the exchange of all outstanding ordinary shares of GAN plc into ordinary shares of GAN Limited at a ratio of four ordinary shares of GAN plc for each ordinary share of GAN Limited as part of the Share Exchange and Reorganization, excluding:

●	2,739,938 ordinary shares issuable upon exercise of stock options outstanding as of December 31, 2019, at a weighted average exercise price of 203.10 pence per share ($2.68 based on the exchange rate on December 31, 2019).

41

DILUTION

If you invest in our ordinary shares in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our ordinary shares and the pro forma as adjusted net tangible book value per share of our ordinary shares after this offering. Dilution results from the fact that the initial public offering price per share is substantially in excess of the net tangible book value per share attributable to the existing shareholders for the presently outstanding ordinary shares.

Net tangible book value per share represents, at any date, our total tangible assets (total assets less intangible assets) less total liabilities divided by the total number of ordinary shares outstanding as of such date. As of December 31, 2019, our pro forma net tangible book value was $6.9 million, or $0.32 per ordinary share, after giving effect to the Share Exchange and Reorganization and the borrowing of $       to finance the Cash Consideration component thereof.

Our pro forma net tangible book value as of December 31, 2019 would have been $       million, or $       per ordinary share, after giving effect to this offering at an assumed initial public offering price of $       per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. This represents an immediate increase in pro forma, as adjusted, net tangible book value of $       per share to existing shareholders and an immediate dilution in pro forma, as adjusted, net tangible book value of $       per share to investors purchasing ordinary shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$
Pro forma net tangible book value per ordinary share as of December 31, 2019	$0.32
Increase in pro forma net tangible book value per share attributable to new investors in this offering
Pro forma, as adjusted, net tangible book value per share immediately after this offering		$

Dilution in pro forma, as adjusted, net tangible book value per ordinary share to new investors in this offering		$

Each $1.00 increase or decrease in the assumed initial public offering price of $       per share (which is the midpoint of the offering price range set forth on the cover page of this prospectus) would increase or decrease, as applicable, our pro forma, as adjusted, net tangible book value per share to new investors by $      , and would increase or decrease, as applicable, dilution per share to new investors in this offering by $      , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Similarly, each increase or decrease of 1,000,000 shares in the number of shares offered by us would increase or decrease, as applicable, our pro forma, as adjusted, net tangible book value by $       per share and increase or decrease, as applicable, the dilution to new investors by $       per share, assuming the assumed initial public offering price remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering to be determined at pricing.

If the underwriters exercise their over-allotment option in full in this offering, the pro forma, as adjusted, net tangible book value after the offering would be $       per share, the increase in pro forma, as adjusted, net tangible book value per share to existing shareholders would be $       and the dilution in net tangible book value per share to new investors would be $       per share, in each case assuming an initial public offering price of $       per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus.

42

The following table shows, as of December 31, 2019, on the pro forma, as adjusted, basis described above, the difference between existing shareholders and new investors with respect to the number of shares purchased from us, the total consideration paid to us and the average price paid per share by existing shareholders and by investors purchasing shares in this offering (assuming an initial offering price of $       per share, the midpoint of the price range set forth on the cover page of this prospectus), and before deducting the underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent
(in thousands, except shares or percentages)
Existing shareholders			%	$		%	$
New investors
Total		100.0%		$	100.0%

If the underwriters exercise in full their option to purchase additional shares:

●	the percentage of shares held by existing shareholders will decrease to approximately % of the total number of ordinary shares outstanding after this offering; and

●	the number of shares held by new investors will increase to , or approximately % of the total number of ordinary shares outstanding after this offering, in each case assuming the shares are offered at $ per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus.

The table and discussion above is based upon 21,367,948 ordinary shares of GAN plc outstanding as of December 31, 2019, adjusted to reflect the exchange of all outstanding ordinary shares of GAN plc into ordinary shares of GAN Limited at a ratio of four ordinary shares of GAN plc for each ordinary share of GAN Limited as part of the Share Exchange and Reorganization, excluding:

●	2,739,938 ordinary shares issuable upon exercise of stock options outstanding as of December 31, 2019, at a weighted average exercise price of 203.10 pence per share ($2.68 based on the exchange rate on December 31, 2019).

To the extent any of our outstanding options or warrants are exercised, there will be further dilution to new investors. The above table assumes that none of our existing shareholders will purchase ordinary shares in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic conditions, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or debt securities, the issuance of these securities could result in further dilution to our shareholders.

43

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth our selected consolidated financial data for the years indicated. We have derived the consolidated statement of comprehensive income data for the fiscal years ended December 31, 2019 and 2018 and the consolidated statement of financial position data as of December 31, 2019 and 2018 from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that should be expected for any future period. You should read the following summary consolidated financial data together with the audited consolidated financial statements included elsewhere in this prospectus and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We prepare our consolidated financial statements in accordance with IFRS. We report our financial results in U.S. Dollars.

	Year Ended December 31,
	2019	2018
	in thousands, except share and per share data
Consolidated statements of comprehensive income data:
Revenue	$29,971	$14,023
Cost of revenue	11,356	11,894
Impairment of intangible assets	626	—
Gross profit	17,989	2,129
Administrative expenses	15,091	10,230
Impairment of trade receivables	424	95
Operating income/(loss)	2,474	(8,196)
Net finance costs	112	440
Income/(loss) before taxes	2,362	(8,636)
Income tax (expense)/benefit	(574)	934
Income/(loss) for the year attributable to equity holders	1,788	(7,702)
Other comprehensive income/(loss)
Items not to be reclassified subsequently to profit or loss:
Exchange difference on translating foreign currencies	385	817
Total comprehensive income/(loss) for the year attributable to the equity holders of the Company:	2,173	(6,885)
Per share data:
Net income/(loss) per share attributable to ordinary shareholders, basic (1)	0.02	(0.10)
Net income/(loss) per share attributable to ordinary shareholders, diluted (1)	0.02	(0.10)
Weighted average shares used in computing net income/(loss) attributable to ordinary shareholders, basic (1)	85,471,792	78,586,012
Weighted average shares used in computing net income/(loss) attributable to ordinary shareholders, diluted (1)	93,681,445	78,586,012

44

	As at December 31,
	2019	2018
	in thousands
Consolidated statements of financial position data:
Cash and cash equivalents	$10,098	$6,967
Working capital (2)	8,777	4,113
Intangible assets	5,164	6,755
Total assets	26,112	22,613
Total non-current liabilities	535	980
Total liabilities	11,010	10,648
Total equity	15,102	11,965

(1)	Basic and diluted net loss per share attributable to ordinary shareholders is computed based on the weighted average number of ordinary shares outstanding during each period. For additional information, see Note 17 to our consolidated financial statements included elsewhere in this prospectus.
(2)	Working capital is defined as total current assets minus total current liabilities.

45

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes thereto and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

GAN is an award-winning provider of enterprise software solutions designed to accelerate the casino industry’s digital transformation towards internet casino gambling and online sports betting.

We began our operations in Europe and have deployed our solutions in the U.K., Italy, and Australia. However, over the past several years we have had an emphasis on supporting land-based commercial and tribal casinos in the U.S. with their online sports betting and real money gambling operating in the U.S. On May 14, 2018, the Supreme Court of the United Sates overturned the Professional and Amateur Sports Protection Act (“PASPA”), which since 1992 had prevented U.S. states, aside from Nevada, Delaware and Oregon from engaging in the regulation and taxation of sports betting activities at the intrastate level. The ruling paved the way for states to elect individually whether to allow for regulated sports betting and, by extension, real money iGaming within their borders. Between May 14, 2018 and December 31, 2019, 18 U.S. states passed laws legalizing some form of retail and/or online sports betting. 10 of these 18 states also legalized real money online sports betting. As a result of that change we began supporting real money iGaming operations in New Jersey and Pennsylvania in 2018 and in Indiana in 2019. We are actively targeting expansion into additional states as they adopt regulations around legalized sports betting and real money iGaming.

Our GameSTACK platform and related managed services are geared towards casino operators. We also market our platform technology to gaming ecosystem partners, such as online sportsbooks and gaming content developers, who provide us with an indirect channel into casino operators. Our software platform enables our customers to rapidly setup and launch an internet gaming and/or sports betting business by publishing websites and mobile apps to end user residents in these highly regulated markets, each of which have their own technology requirements driven by state specific regulation. Importantly, our GameSTACK platform, adheres to stringent regulatory mandates, giving our customers peace of mind when deploying real money internet gambling properties.

We offer our solutions in three primary product groupings: GameSTACK Platform for real money iGaming, GameSTACK Platform for simulated iGaming and the GameSTACK Platform for distributing gaming content. Each product offering requires technical infrastructure which we provide either as a custom deployment dedicated to an individual customer’s requirements and business activity or as a managed multi-customer solution.

The principal customers for our real money iGaming solutions are retail casino operators who require a regulated and complete technology solution provider for setting up, launching and operating an internet gambling business representing incremental and complementary revenues to their existing retail gaming business. Within our customers’ organizations, their marketing, financial and operational departments rely on GAN’s software-based tools, reporting systems and other back office features of our software platform in order to operate their internet gambling business. From the perspective of an individual player, our software enables them to create a regulated internet gambling account online, to have their credentials properly validated in order to activate their account, to deposit money into their account and proceed to gamble that money on any content published by the Company on the relevant customer’s website or mobile app. Content might comprise a casino game such as roulette, blackjack or a casino slot machine game. Content might also comprise a myriad of sporting events on which the diverse outcomes can be wagered on.

For simulated iGaming implementations, we design the casino operator’s mobile application and website with a branded experience that is consistent with the casino operator’s brand and market positioning and streamlines player registration and account funding. We generally host our customers’ simulated iGaming operations on a combination of proprietary and cloud servers. GameSTACK features a gaming content engine that serves both internally developed slot and table games as well as third-party gaming content via an abstraction layer. Simulated iGaming deployments of GameSTACK allow casino operators to put their offers, games and unique brand experience in their players’ hands around the clock. GameSTACK incorporates our proprietary iSight Back Office tool (“iSight”), which captures online player activity, giving marketers the equivalent visibility of 100% rated play.

46

At the end of 2018, we entered into a binding agreement to license our strategic U.S. patent to a major U.S. Internet gambling operator and their affiliated land-based U.S. casino group. This patent governs the linkage of on-property reward cards to their counterpart Internet gambling accounts together with bilateral transmission of reward points between the Internet gambling technology system and the land-based casino management system present in all U.S. casino properties. In addition, the agreement included an extension for the provision of additional services in New Jersey, West Virginia and Pennsylvania together with an option over additional services in additional U.S. States. Revenue is recognized based on the allocated consideration as services are performed, or when the patent is transferred.

In addition, we sell hardware appliances upon which the GameSTACK software platform is pre-installed. GAN will source the hardware and obtain control while we pre-install the required software on the physical computing servers and other technical devices. GAN will charge the customer on a cost-plus basis as they take control of the hardware and the related risk, acting as the principle in the agreement. Revenue is recognized whenever control transfers to the customer which will vary on a case-by-case basis.

We also sell support, development and maintenance services for software and hardware systems. Support and maintenance service agreements consist of fees for providing software updates when and if available and for providing technical support for software products for a specified term.

Components of Results of Operations

The following discussion summarizes our consolidated statements of comprehensive income for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus.

47

Revenue

We provide platform and software services to our customers which are central to their real money and simulated iGaming operations. As part of supporting these customers, we also provide associated services including development of software, sale of hardware and licensing of patents used in these operations. We earn revenue through a number of different streams, including:

-	Online iGaming platform and software services
-	Development services
-	Hardware sales
-	Licensing

In respect of revenue share earned through our iGaming platform and software services, we record as revenue our share of the revenues generated by our customers’ use of our platform and software in their offering of real money iGaming and simulated iGaming to their players.

Other than where we license our patents to customers, the arrangements with customers do not provide the customer with the right to take possession or control of our IP at any time.

We set out below additional detail regarding how we recognize revenue for each of these revenue streams.

Online iGaming platform and software services

Real Money iGaming

GAN generates revenue through service agreements with customers, whereby our customers use our platform and software in operating their real money iGaming offerings. We record revenue based on prescribed calculations of gambling activity detailed in our customer contracts, exclusive of our customer’s share of proceeds. In accordance with IFRS 15, the performance obligations within these real money gaming service agreements are identified where:

●	a good or service (or a bundle of goods or services) is distinct; or
●	a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer.

Our performance obligations are the platform services delivered to our customers. In certain instances, within real money iGaming, GAN’s performance obligations include the operation of real money gaming online sites directly to end users, on behalf of our customer.

Revenue for these services is recognized over time as the revenue share is earned. Where the consideration is variable over a longer period, revenue is only recognized when it is highly probable that there will not be a future reversal in the amount of revenue recognized.

Outside of this core activity, GAN also provides other services to its clients, such as marketing services, customer services and game content hosting. We generate revenue from these services based on fees charged pursuant to applicable contracts, which revenue is recognized over the time during which the services are provided.

Simulated iGaming

GAN provides simulated iGaming applications and associated services to its land-based casino clients. We record revenue based on prescribed calculations of gambling activity detailed in our customer contracts, exclusive of our customer’s share of proceeds. The performance obligations within these service agreements, which are identified in the same way as described within real money iGaming above, are concluded to be the platform services in relation to simulated iGaming applications being provided to our land-based casino customers. Our customers generate the simulated iGaming revenue through these products by virtue of credits purchased by end users.

In accordance with IFRS 15, GAN recognizes revenue share from simulated iGaming applications over time as the revenue share is generated and associated services are performed. Associated services that GAN provides include customer services, payment services and marketing services for which GAN charge a fee, typically as a per month charge which we recognize over the time during which the services are provided.

Development services

Gaming Development Services

We generate revenue based on fees earned from development of games for use on GAN’s real money and simulated iGaming platforms. We recognize game development revenue when we have satisfied our performance obligations based on indicators of the transfer of control, typically the earlier of customer acceptance or upon receipt of certification of the game.

Platform Development Services

We generate revenue from platform development services based on fees earned from the provision of platform development and related services. Revenue from platform and other development services is recognized over time as we transfer control of the good or service and, accordingly, satisfy our performance obligation. In accordance with IFRS 15, the performance obligation is satisfied when one of the following criteria is met:

●	the customer simultaneously receives and consumes the benefits provided by the entity’s performance as the entity performs;
●	the entity’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced; or
●	the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date.

Our platform development services are provided to the customer over time and typically meet one or more of the above criteria for which we have an enforceable right to payment, billed at a daily rate, for performance completed to date.

Where revenue is recognized over time, we measure progress toward the completion of our performance obligations satisfied based on the nature of the services performed. For arrangements related to platform development, revenue is recognized over time and measured using an input method based on effort expended, measured using direct labor incurred in development. As the performance obligations in these instances relate to the provision of development services over time, this method best reflects the transfer of control as we meet our performance obligation. In contracts that require a portion of the consideration to be received in advance, at the commencement of the contract, such advance payment is initially recorded as a contract liability.

Hardware Sales

GAN earns revenue from the sale of hardware appliances upon which the GameSTACK software platform is pre-installed. GAN’s activities include pre-specification and sourcing of the hardware. We obtain control as we pre-install the required software on the physical computing servers and other technical devices. GAN acts as the principal under such arrangements because we take control of the hardware and the related risk. Revenue is recognized at the point in time where our performance obligation has been met, typically when control of the hardware transfers to the customer.

Licensing

GAN generates revenue from the license of our U.S. patent to a major U.S. internet gambling operator and their affiliated land-based U.S. casino group. We assess whether our license provides for:

●	a right to access our intellectual property throughout the license period, which results in revenue that is recognized over time; or
●	a right to use our intellectual property as it exists at the point in time in which the license is granted, which results in revenue that is recognized at a point in time.

We identified a performance obligation in line with the right to use the entity’s license, which was determined to be distinct, as it exists at the point in time in which the license is granted. The revenue is recorded upon grant of the license to the customer.

48

Cost of Revenue

Cost of revenue represent the costs of delivering the service to the customer and primarily consist of royalty expenses, amortization of intangible assets including development costs, marketing costs, and technology infrastructure all of which are recognized on an accrual basis. We incur royalty expenses paid to third parties for gaming content which are expensed as incurred. Royalty expenses are calculated in accordance with agreements on a monthly basis and are based on net gaming revenues. Marketing costs primarily consists of advertising expenses to attract new players and gamblers to the gaming provided on our platform. Marketing expenses are expensed as they are incurred.

We recorded impairment charges on our intangible assets of $0.6 million for the year ended December 31, 2019, with no impairment recorded in the year ended December 31, 2018. The impairment loss relates to our U.K. B2C technology and services, which was internally developed to provide gaming directly to the customer and was impaired as of result of the anticipated termination of the collaboration agreement between the Company and the casino effective December 31, 2019. The impairment was recorded to the RMiG segment.

Operating expenses

Operating expenses consist primarily of staff expenses, including salaries, bonuses, and benefits, as well as corporate and professional expenses, director remuneration, depreciation expense, and share-based payment expenses all of which are recognized on an accrual basis, being expensed as incurred. Staff expenses primarily consists of employee compensation and benefits for functions such as office administrative, finance, accounting, legal, and human resources. Corporate and professional fees consist primarily of external accounting, consultancy, and legal fees. Director remuneration are those costs paid to the members of the board of directors.

Within operating expenses, we have recorded impairment changes on our trade receivables $0.4 million and $0.1 million in years ended December 31, 2019 and 2018 respectively. This was the result of an agreement of one customer that experienced cash flow issues and management turnover in 2019 to which we agreed on a new contract that resulted in a write off of the related open receivable at the time.

Net Finance Costs

Net finance costs consist of interest paid on our lease liabilities, as well as the interest and prepayment penalties of our loan notes, which were due 2022 and were paid off in 2018.

Taxation

We are subject to income taxes in the U.K., U.S., Israel and Bulgaria. Due to the nature of our business, we have a recent history of generating losses, with the exception of the year ended December 31, 2019 in which we generated net income. As of December 31, 2019, and 2018, we had cumulative carryforward tax losses generated of $21.0 million and $24.4 million, with $20.1 million and $24.0 million of these losses being generated in the U.K. respectively. Subject to any relevant restrictions, we expect these to be available to carry forward and offset against future operating profits. As a company that carries out development activities, we benefit from the U.K. research and development small or medium-sized enterprise tax credit regime and are able to surrender some of our trading losses that arise from our research and development activities for a cash rebate of up to 33.35% of eligible research and development expenditure. If GAN were to no longer qualify as a small or medium-sized company, we may instead be eligible for a R&D Expenditure Credit (RDEC) under the UK large company regime, worth up to approximately 10% of the eligible research and development expenditure (after tax).

Foreign Currency

As part our results of operations, we consider the effect of foreign currency translation rates used by us that could affected the results presented in our consolidated financial statements. During 2019 and 2018, the foreign currency translation rate that has the greatest effect on our business is the GBP to USD rate. Refer to our analysis of this risk within Note 4 to the consolidated financial statements of GAN plc. For those financial statement line items where there is the greatest foreign currency risk, which during the years presented are cost of revenue and operating expenses, we have included that in our comparison of results herein.

Critical Accounting Estimates and Judgements

Our consolidated financial statements are prepared in accordance with IFRS. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We evaluate our estimates and judgments on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates. We review our estimates and assumptions on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revisions and future periods if the revision affects both current and future periods.

We believe that the following accounting policies involve the most complex judgments concerning assumptions and estimates with the greatest potential impact on our consolidated financial statements. Therefore, we consider these to be our critical accounting policies and estimates. For further information on all of our significant accounting policies, see the notes to our consolidated financial statements.

Revenue recognition

Agent vs Principal

Management applies judgement in determining whether GAN acts as principal or agent for arrangements in which the Company additionally contract with the players directly in operating the online casino. In making these judgements, management gives consideration to the contractual terms of each arrangement with casino operator customers and consequently to which party has the primary responsibility for providing the services and is exposed to the majority of the risks and rewards associated with providing the services. Such consideration includes, but is not limited to, assessing indicators such as who is primarily responsible for fulfilling the promise to provide the service, who has the ability to establish prices to help determine who controls the service and who bears the risk. We recognize revenue as principal when we have primary responsibility for providing the services and control the promised good or service before transferring that good or service to the customer.

In evaluating whether we are the principal or agent in relation to contracts in which we contract both with the casino and the players, the key considerations in this determination are the control over the casino and the relationship with the players, including ownership of the related player database. Where we have concluded that the casino controls the relationship with the players and owns the player database, we act as an agent of the casino operator users and therefore we record revenue on an agency basis and recognize this revenue over time in line with our real money iGaming revenue recognition policy as described in Note 2 to the consolidated financial statements.

Allocation of transaction price

For certain performance obligations management has estimated the transaction price to be applied to each performance obligation based on an estimation of the stand-alone selling price. This is a significant management estimate, with any increase or decrease to the customer discount impacting the revenue allocation to the performance obligation, in situations where the transaction price is based on a residual approach, which would then impact the revenue recognized in the period. During the ended year 2019, we concluded that the license of our patent was at a transaction price of $4.0 million, with the remainder of the transaction price outlined in the contract being related to the other performance obligation of platform development services. Any changes in this conclusion could result in additional or less revenue being recognized during the year if a higher or lower portion of the transaction price is allocated to the patent license, respectively.

Contract Costs

For both real money and simulating iGaming segments, we evaluate our relationship with our suppliers, including content providers and other direct costs such as royalty and payment processing costs, to determine whether we are the principal or agent.

Where we are the principal, we have the sole ability to control which suppliers are interfaced with our platform or are principally responsible for the sourcing of the content included within the online casino before it is transferred to the customers and are responsible for the supplier relationships and pricing.

Generally, we report revenues generated on our platform as described above in relation to revenue share and records all costs, including royalty and payment processing costs, within cost of revenue.

For certain contracts identified in the real money gaming segment, we have concluded that we act as an agent, as the customer controls the sourcing of content delivered on the platform. In these instances, we record our revenue share net of these royalty costs.

49

Share-Based Payments

Management measures equity settled share-based payments at fair value at the date of grant and expenses the cost on a straight-line basis over the vesting period, based upon management’s estimate of equity instruments that will eventually vest, along with a corresponding increase in equity. At each statement of financial position date, management revises its estimate of the number of equity instruments expected to vest as a result of the effect of non-market-based vesting conditions. The impact of the revision of the original estimates, if any, is recognized in profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to equity reserves.

The fair value of share options is determined using a Black Scholes model, taking into consideration management’s best estimate of the expected life of the option and the estimated number of shares that will eventually vest. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions and behavioral considerations. Where existing share options are modified, the increase in fair value is spread over the remaining vesting period.

Capitalization and impairment of internally generated intangible assets

Management reviews expenditures, including wages and benefits for employees, incurred on development activities and based on their judgment of the costs incurred assesses whether the expenditure meets the capitalization criteria set out in IAS 38 and the intangible assets accounting policy within note 2 to the consolidated financial statements. Management specifically considers if additional expenditure on projects relates to maintenance or new development projects.

Management reviews their assets at each reporting period to determine whether there is any indication of impairment. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). To calculate the recoverable amount of the asset, management must make estimates related to future cash flows and discount rates that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash generating unit) is estimated to be less than it’s carrying amount, the carrying amount of the asset (cash generating unit) is reduced to its recoverable amount. An impairment loss is recognized as an expense immediately.

50

Useful life of capitalized development costs

The useful life of capitalized development costs is determined by management at the time the software is brought into use and is regularly reviewed for appropriateness. For unique software products controlled and developed by the Company, the life is based on historical experience with similar products as well as anticipation of future events, which may impact their useful economic life, such as changes in technology.

Taxation and indirect taxes

Deferred tax assets are recognized to the extent that it is probable future taxable profits will be available against which the temporary differences can be utilized. The key area of judgement is therefore an assessment of whether it is probable that there will be suitable taxable profits against which any deferred tax assets can be utilized. We operate in a number of international tax jurisdictions. Judgement is required in respect of the interpretation of state, federal and international tax law and practices as e-commerce and tax continues to evolve. We file our tax returns and duty calculations and estimate our tax and indirect tax provisions based on current tax rules and practices and our transfer pricing policy, together with advice received from professional advisors and believe that our accruals for tax liabilities are adequate.  Further details of our accounting policy in relation to deferred tax assets are discussed in Note 2 to our consolidated financial statements.

Research and development tax relief is recognized as an asset once it is considered that there is sufficient assurance that any amount claimable will be received. The key judgement therefore arises in respect of the likelihood of a claim being successful when a claim has been quantified but has not been received. In making this judgement we consider the nature of the claim and in particular the track record of success of previous claims.

The Company is subject to income taxes in numerous jurisdictions and there are transactions for which the ultimate tax determination cannot be assessed with certainty in the ordinary course of business. The Company recognizes a provision for situations that might arise in the foreseeable future based on an assessment of the probabilities as to whether additional taxes will be due. An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

Going Concern

Management prepares forecasts and continually monitors and addresses key assumptions which are used as the basis of conclusions reached as it relates to the Company’s going concern basis in preparing consolidated financial statements. After the balance sheet date, the Company has seen significant macro-economic uncertainty as a result of the coronavirus (COVID-19) pandemic. The scale and duration of this development remains uncertain and could impact the Company’s earnings and cash flow.

As a result of the health crisis, management considered potential adverse effects to the business such as the Company’s ability to retain and sign new customers, the ability of customers to continue in operations and remit payable balances, or the risk that a shutdown of gaming regulators could slow or halt the Company’s operations. Management considered the impact COVID-19 will have on customers that can result in them defaulting on payments and or becoming insolvent, and what impact that would have on the Company’s business. Management also considered that the customers that are most at risk are those with a large proportion of revenue derived from sports betting and or land-based casinos. All factors have been considered by management up through the reporting date.

Management reviewed customer, geographic and market information to determine what changes have been noted as a result of the health crisis and what this could mean for the Company. Management reviewed public information on its largest customers and performed sensitivity analyses to determine what effects the Company would see if the customers halted operations and defaulted on payment. It was observed that, for the gaming sector, many operators have ample liquidity to last 2-3 quarters and, in some cases, in excess of a year.

As a result of the COVID-19 health crisis and social distancing mandates, the Company has observed an immediate shift to the iGaming and simulated gaming channels, both organically in monitoring key performance indicators, but also directly from its active and prospective customers. The Company believes a number of its customers in the sports betting market will bolster their investments in online casino and simulated gaming given the temporary limitations on sports betting. The Company has considered the impact of these early indicators on its full year outlook and weighed consideration that Sportsbook revenue contributed 10% of total revenue in 2019, is seasonally stronger in Q1 and Q4, and the assumption that COVID-19 is anticipated to largely impact Q2 and Q3. In addition, with the anticipated offsetting increase in online casino and simulated gaming, together with the above-mentioned market and key customer data, the Company has concluded on the ability to continue as a going concern.

Management used internal transaction data, discussions with customers, market information related to iGaming, and performed sensitivity analysis on key assumptions such as collection rates, revenue growth and regulation trends to conclude on the Company’s ability going concern basis in preparing the consolidated financial statements.

Recently Issued Accounting Pronouncements

In the fiscal years presented, we have adopted all of the new and revised standards and interpretations issued by the IASB and the International Financial Reporting Interpretations Committee of the IASB, as they have been adopted by the European Union, that are relevant to our operations and effective for accounting years beginning from January 1, 2019, including IFRIC 23, as detailed below:

On January 1, 2019, the Company adopted International Financial Reporting Interpretations Committee (“IFRIC”) Interpretation 23, Uncertainty over Income Tax Treatments. The Company has concluded that its current accounting policies for estimating uncertain tax positions is in line with IFRIC Interpretation 23. The impact on adoption did not have any material impact on the consolidated financial statements.

51

In addition to these adopted standards, the company analyzed the following new and revised standards and interpretations issued by the IASB and the International Financial Reporting Interpretations Committee of the IASB, as they have been adopted by the European Union, and determined they had no effect on the Company nor are they relevant to its operations:

●	Amendments to IFRS 9 - Financial Instruments - Prepayment Features with Negative Compensation
●	Amendments to IAS 28 - Investments in Associates and Joint Ventures - Long-term Interest in Associates and Joint Ventures
●	Amendments to IAS 19 - Employee Benefits - Plan Amendment, Curtailment or Settlement
●	Annual Improvements to IFRS 2015 - 2017 Cycle

New Accounting Pronouncements not yet adopted

We do not anticipate that adoption of the following IFRSs will have a significant effect on the Company’s consolidated financial statements and related disclosures.

Effective for annual periods beginning on or after January 2020:

●	Amendments to References to the Conceptual Framework in IFRS Standards

Effective for annual periods beginning on or after January 2021:

●	IFRS 17 – Insurance Contracts

52

Results of Operations

The following table sets forth our results of operations for the years ended December 31, 2019 and 2018, presented as a percentage of our total revenue for those periods:

	Year Ended December 31, (in thousands)		As a percentage of revenue		Change (2019 to 2018)
	2019	2018	2019	2018	($000’s)%
Revenue	$29,971	$14,023	100.0%	100.0%	15,948	113.7%
Impairment of intangible assets	626	-	2.1%	-%	626	100.0%
Cost of revenue	11,356	11,894	37.9%	84.8%	(538)	(4.5)%
Gross profit	17,989	2,129	60.0%	15.2%	15,860	745.0%
Operating expenses	15,515	10,325	51.8%	73.6%	5,190	50.3%
Operating income/(loss)	2,474	(8,196)	8.3%	58.4%	10,670	130.2%
Net finance costs	112	440	0.4%	3.1%	(328)	(74.5)%
Income/(loss) before taxes	2,362	(8,636)	7.9%	61.6%	10,998	127.4%
Income tax (expense)/benefit	(574)	934	1.9%	6.7%	(1,508)	(161.5)%
Income/(Loss) for the year attributable to equity holders	1,788	(7,702)	6.0%	54.9%	9,490	123.2%

Comparison of the years ended December 31, 2019 and 2018

Revenue

	Year Ended December 31, (in thousands)		As a percentage of revenue		Change (2019 to 2018)
	2019	2018	2019	2018	($000’s)%
Real money iGaming (“RMiG”)	$24,228	8,290	80.8%	59.1%	15,938	192.3%
SaaS revenue	15,396	6,445	51.4%	46.0%	8,951	138.9%
Service revenue	3,918	1,845	13.1%	13.2%	2,073	112.4%
Other	4,914	-	16.4%	-	4,914	100.0%
Simulated Gaming (“SiG”)	5,743	5,733	19.2%	40.9%	10	0.2%
SaaS Revenue	4,615	4,354	15.4%	31.0%	261	6.0%
Service Revenue	1,128	1,377	3.8%	9.8%	(249)	(18.1)%
Other	-	2	-	0.0%	(2)	(100.0)%
Total:	29,971	14,023	100.0%	100.0%	15,948	113.7%

53

	Year Ended December 31, (in thousands)		As a percentage of revenue		Change (2019 to 2018)
	2019	2018	2019	2018	($000’s)%
U.K. and Channel Islands	$4,359	98	14.5%	0.7%	4,261	4,348.0%
Italy	4,599	5,221	15.3%	37.2%	(622)	(11.9)%
United States	20,935	8,651	69.9%	61.7%	12,284	142.0%
Other	78	53	0.3%	0.4%	25	47.2%
Total:	29,971	14,023	100.0%	100.0%	15,948	113.7%

The increase in real money iGaming is directly related to the legalization of real money iGaming and sports betting in the U.S. Our 2018 results include real money iGaming in New Jersey beginning in July 2018 and in Pennsylvania in October 2018. Our 2019 results benefitted from a full years’ activity in those states along with the addition of real money iGaming and sports betting in Indiana beginning in September 2019. As a result of this change in legislation, the Company saw an increase in revenue earned in the U.S. of $12.3 million, which is related to real money iGaming.

Included in this RMiG increase of revenue is $4.0 million as a result of licensing GAN’s strategic U.S. patent (“Patent”) to a U.S. internet gambling operator and their affiliated land-based U.S. casino group during 2019. In addition, in the U.S. we operationally managed GAN’s technology platform throughout New Jersey’s first legal online betting experience during the NFL Super Bowl in 2019, with all-time record number of active real money internet gamblers, who used GAN’s technology platform to bet on both sports and casino gaming. Also included in the real money iGaming increase is $0.9 million of sales of hardware to customers onto which the Company’s software is pre-installed.

In the U.K., we saw an increase in revenue in our real money iGaming segment of $4.2 million. During 2018 we developed assets in conjunction with an online B2C gaming website for a U.S. casino operator sponsor, which was deployed to U.K. consumers using our U.K. gambling license. That site was launched in September 2018, and 2019 represented a complete year of operations. The agreement with the casino operator sponsor was terminated in at the end of 2019 and therefore this revenue is not expected to reoccur going forward.

Real money iGaming service revenue increased $2.1 million in 2019 compared to 2018 as a result of migration services and development provided in 2019 to our largest customer, FanDuel.

Revenue earned by our simulated iGaming segment remained consistent in 2019 compared to 2018 with a higher portion of revenue being earned through SaaS revenue, driven by revenue share activities, as opposed to service revenues. This is the result of greater development activities in prior years related to products which is driving the increase in revenue share earned on those products in 2019.

Cost of revenue

	Year Ended December 31, (in thousands)		As a percentage of revenue		Change (2019 to 2018)
	2019	2018	2019	2018	($000’s)%
Cost of revenue	$11,356	11,894	37.9%	84.8%	(538)	(4.5)%

The decrease in cost of revenue was driven by a reduction in amortization of development costs of $1.0 million as a result of the timing of development costs capitalized in line with new products in prior years leading up to the expected new legislation which passed in 2018 with development activities decreasing in 2019 as more time was spent on support. Further, we had a decrease in royalty expenses within cost of revenue of $0.7 million, which was driven by a decrease in Italian business and the related revenue. These reductions were offset by an increase in cost or revenue from a result inventory cost of sales of $0.7 million in 2019, both of which had no such costs in 2018. The remaining increase of $0.5 million was the result of other expenses such as cash processing fees from third party collection of end user deposits in our simulated iGaming segment.

 Impairment of intangible assets

	Year Ended December 31, (in thousands)		As a percentage of revenue		Change (2019 to 2018)
	2019	2018	2019	2018	($000’s)%
Impairment of intangible assets	$626	-	2.1%	-%	626	100%

We recorded impairment charges on our intangible assets of $0.6 million for the year ended December 31, 2019, with no impairment recorded in the year ended December 31, 2018. The impairment loss relates to our U.K. B2C technology and services, which was internally developed to provide gaming directly to the customer and was impaired as of result of the anticipated termination of the collaboration agreement between the Company and the casino effective December 31, 2019. The impairment was recorded to the RMiG segment.

Operating expenses

	Year Ended December 31, (in thousands)		As a percentage of revenue		Change (2019 to 2018)
	2019	2018	2019	2018	($000’s)%
Operating Expenses	$15,515	10,325	51.8%	73.6%	5,190	50.3%

The increase in operating expenses is primarily the result of increased developer wages of $1.5 million, and increased wages and costs related to remaining staff, such as admin, finance and HR, of $1.8 million. These increased wages are to support the continued expansion of our market and customers which increased our IT support hours and total staff. In addition, we had an increase of professional and consultancy fees of $1.1 million as a result of our U.S. Registration process which began in 2019 and additional accounting and finance personnel to assist in financial reporting and the monthly close process. We incurred an increased $0.4 million in foreign currency exchange in 2019 primarily as a result of increased foreign transactions both between the U.K. entity and the U.S. transactions and increased activity in Israel. We had an increase in bad debt expense of $0.3 million, driven by a write off related to one customer in 2019 in which we agreed to settle during 2019.

Net finance costs

Net finance costs decreased $0.3 million, or 74.5%, from $0.4 million in 2018 to $0.1 million in 2019. This decrease is the result of the $0.1 million in interest expense and $0.2 million repayment penalties from the early retirement of the 9.0% convertible loan notes in 2018.

54

Income tax (expense)/benefit

Income tax expense increased $1.5 million, or 161.5%, from a $934 thousand benefit in 2018 to $574 thousand in expense in 2019. The increase is the result of increased taxable income as the result of the improved net income in 2019, and the decrease of $1.1 million in recognized research and development credits in 2019 from to nothing recognized in 2019.

Non-IFRS Measures

Management uses several financial measures, both IFRS and non-IFRS (adjusted EBITDA), in analyzing and assessing the overall performance of the business and for making operational decisions.

Adjusted EBITDA

One non-IFRS measure we use is Adjusted EBITDA. We define Adjusted EBITDA as earnings for excluding finance costs, tax, depreciation, and amortization, as adjusted to exclude the effect of non-recurring items, significant non-cash items, share-based payment expense and other items which the directors consider to not reflect the underlying performance of the business

We believe Adjusted EBITDA is useful to our management as a measure of comparative operating performance from period to period as it removes the effect of items not directly resulting from our core operations. Our management also uses Adjusted EBITDA as a means of assessing our core business performance against other in the industries, because it eliminates some of the effects that are generated by differences in capital structure, depreciation, tax effects and non-recurring events.

While we use adjusted EBITDA as a tool to enhance our understanding of certain aspects of our financial performance, we do not believe that adjusted EBITDA is a substitute for, or is superior to, the information provided by IFRS results. As such, the presentation of adjusted EBITDA is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with IFRS. The primary limitations associated with the use of adjusted EBITDA as compared to IFRS results are that adjusted EBITDA as we define it may not be comparable to similarly titled measures used by other companies in our industry and that adjusted EBITDA may exclude financial information that some investors may consider important in evaluating our performance.

Below is a reconciliation to Adjusted EBITDA from loss for the year attributable to equity holders as presented in the Consolidated Statement of Comprehensive Income for the years specified:

	Year Ended December 31,
	2019	2018
	in thousands (unaudited)
Income/(loss) for the year attributable to equity holders	$1,788	$(7,702)
Add Back:
Net finance costs	112	440
Income tax expense/(benefit)	574	(934)
Depreciation expense	638	1,062
Amortization expense	4,105	5,126
EBITDA	7,217	(2,008)
Share-based payment expense	551	346
Impairment of intangible assets	626	-
Adjusted EBITDA	8,394	(1,662)

55

Key Performance Indicators

Management uses the following key performance indicators (“KPIs”) as indicators of trends and results of the business. These KPIs give management an indication of the level of engagement between the player and the Company’s platforms. No estimation is necessary in quantifying these KPIs, nor do they represent IFRS based measurements. These KPIs are subject to various risks such as client concentration, competition, licensing and regulation, and macroeconomic conditions. Refer to Risk Factors within this prospectus for further risks associated with our business which would affect these KPIs.

Active Player – Days

We define Active Player-Days as unique individuals who log on and gamble each day (either gambling with real money or ‘gambling’ with virtual credits used in simulated iGaming), aggregated during the calendar year period. By way of illustrative example: one (1) unique individual logging in and gambling each day in a single calendar year would, in aggregate, represent 365 Active Player-Days. Active Player - Days provides an indicator of consistent and daily interaction that individuals have with our platforms. Active Player – Days allows management and users to understand not only total users who interact with the platform but gives an idea of the frequency to which users are interacting with the platform, as someone who logs on and gambles multiple days are weighted heavier during the period than the user who only logs on and gambles one day. The table below sets forth our Active Player - Days for the years ended December 31, 2019 and 2018:

	Year Ended December 31,		Change (2019 to 2018)
	2019	2018	Active Player -Days	%
Active Player - Days	24,472,179	14,342,219	10,129,960	70.6%

The increase in Active Player - Days in 2019 over 2018 was primarily attributable to the continued expansion of existing U.S. customers and business, as well as the result of new states passing regulation allowing for online real money and sports gaming. Between May 14, 2018 and December 31, 2019, 18 U.S. states passed laws legalizing some form of retail and/or online sports betting. 10 of these 18 states also legalized real money online sports betting.

Gross operator revenue

We define gross operator revenue as the sum of our corporate customers’ gross revenue from simulated iGaming, gross gaming revenue from real money regulated iGaming, and gross sports win from real money regulated Sports betting. Gross operator revenue, which is not comparable to any GAN financial information, gives management and users an indication of the extent of transactions that have passed through their platforms and allows management to understand the extent of activity their IP is processing. The table below sets forth our gross operator revenue for the years ended December 31, 2019 and 2018:

	Year Ended December 31,		Change (2019 to 2018)
	2019	2018	$	%
Gross operator revenue	$315,757,701	$116,330,350	199,427,351	171.4%

The increase in Gross Operator revenue in 2019 compared to 2018 is primarily the result new states passing legislation relating to iGaming in 2019 (Indiana), increasing both the players which are active, and the handle processed on our platforms. In addition, for those states which passed legislation to allow iGaming effective in 2018 (Pennsylvania, New Jersey, and West Virginia), they had a full fiscal year in 2019 compared to a partial year in 2018 based the timing of when PAPSA was overturned and states legislation became effective.

56

Average Revenue per Daily Active User (“ARPDAU”)

We define Average Revenue per Daily Active User (“ARPDAU”) as gross operator revenue divided by the identified number of Active Player - Days. This measure allows management to measure the value per daily user and track user interaction with the platforms. The helps both management and users of financial statements understand the value per user which is driven by marketing efforts and data analysis obtained from the Company’s platforms. The table below sets forth our ARPDAU for the years ended December 31, 2019 and 2018:

	Year Ended December 31,		Change (2019 to 2018)
	2019	2018	($ per player)%
ARPDAU ($ per player)	$12.90	$8.11	$4.79	59.1%

The increase in ARPDAU in 2019 versus 2018 was primarily the result of improved marketing efforts which increased the amount of money paid by players. Both Active Player – Days and Gross Operator Revenue expanded during the period, but Gross Operator Revenue expanded quicker than Active Player – Days. Based on expanded data obtained from the platform, we were able to adjust our product offerings to provide more popular and in-demand gaming content driving up the average value per player as the players were more satisfied with the product provided.

Liquidity and Capital Resources

As of December 31, 2019, we had cash and cash equivalents of $10.1 million. A majority of our cash and cash equivalents are at floating interest rates and are held with Barclays Bank, an institution with an A2 credit rating (long term, as assessed by Moody’s).

As of December 31, 2019, we had an accumulated deficit of $22.8 million, as a result of incurred losses from operations and net operating cash outflows in prior years. We estimate that based on cash on hand, cash generated from sales and proceeds from additional financings, that we will have adequate liquidity to fund operations for at least twelve months from the issuance date of our consolidated financial statements. Our primary requirements for liquidity and capital are to finance working capital, capital expenditures and general corporate purposes. Our capital expenditure consists primarily of technology development costs, computer equipment and the fit out and improvements of our offices. In the event that we are unable to sustain positive cash flow from operations and/or raise adequate financing, future operations may need to be scaled back by delaying hiring or reducing headcount. Our success will depend in part on our ability to continue to attract new customers, retain existing customers, and market its products and services. There can be no assurance that we will be able to achieve any or all of these success factors.

Cash Flow Analysis

A summary of our operating, investing and financing activities is shown in the following table:

	Year Ended December 31, (in thousands)
	2019	2018

Net cash inflow from operating activities	$6,253	$2,244
Net cash used in investing activities	(2,900)	(4,213)
Net cash generated from/(used in) financing activities	(535)	5,686
Net increase in cash and cash equivalents	2,818	3,717

Net Cash Inflow from Operating Activities

Net cash inflow from operating activities increased $4.0 million, or 178.6%, from $2.2 million in 2018 to $6.3 million in 2019. The increase is mainly the result of an increase in net income of $9.5 million in 2019 as a result of an expanded customer and player base in the U.S. This increase was offset by changes in the add-backs for non-cash expenses as follows: (i) share based payment add-backs increased from $0.3 million to $0.6 million, reflecting higher share based payments charge in 2019, (ii) amortization and depreciation add-backs decreased by $1.4 million in 2019 as the Company had lower capitalized costs in the current year as a larger amount of time for our staff was spent on support activities as opposed to development activities, (iii) net finance costs decreased by $0.3 million in 2019 as a result of no interest expense or prepayment penalties related to the 2018 payoff of the convertible loan notes, (iv) $0.3 million increase in impairment loss on trade receivables, (v) $0.6 million of impairment loss on intangible assets in 2019 and (vi) working capital changes decreased by $6.3 million in 2019, reflecting decreased trade and other payable balances and decreased tax credits received at December 31, 2019 compared to 2016.

Net Cash Used in Investing Activities

Net cash used in investing activities decreased $1.3 million, or 31.2%, from $4.2 million in 2018 to $2.9 million in 2019. This is driven by decreased capital expenditures related to intangible assets of $1.4 million, mainly related to development costs of $1.1 million as a lower portion of development staffs time was spent on capitalizable activities and more on support activities for existing products. This is offset by an increase in purchases of property, plant and equipment of $0.1 million related to platform hardware for Italian operations.

Net Cash Generated from/(Used in) Financing Activities

Net cash generated from financing activities decreased $6.2 million, or 109.4%, from $5.7 million generated in 2018 to $0.5 million used in 2019. The decrease was driven by the net proceeds on issue of shares in 2018 of $9.9 million with no comparable equity issuance in 2019. This was offset by $2.7 million on the repayment of convertible loan notes and $0.5 million in related interest and prepayment penalties which was paid in full on June 25, 2018. The remaining change was the result of the exercise of options in 2019 of $0.3 million, and a decrease in payments related to both the principle and interest on capital lease.

57

Capital Resources

We do not currently have any credit facilities or similar capital resources in place.

We estimate that cash on hand, cash generated from sales and anticipated proceeds from this offering will provide adequate liquidity to fund our operations for the foreseeable future and at least twelve months from the date of this prospectus.

To the extent that we are unable to sustain positive cash flow from operations, we expect to raise additional capital through the sale of debt or equity securities. There are no arrangements in place for any such financing at this time. We cannot provide any assurance as to the availability or terms of any future financing that we may require to support our operations.

Capital Expenditures

We incurred capital expenditures of $2.9 million and $4.2 million in years ended 2019 and 2018, respectively. Costs incurred in the purchase of intangible assets represented $2.7 million, and $4.1 million of these expenditures, respectively, in the years ended 2019 and 2018. In 2019, $2.8 million of these purchases are related to internally developed assets, with the remaining $0.1 million being spent on cost to related to licenses to operate in related jurisdictions and develop internal software. In 2018, $3.9 million of these purchases are related to internally developed assets, with the remaining $0.2 million being spent on cost to obtain licenses to operate in related jurisdictions.

Quantitative and Qualitative Disclosures about Market Risks

Our operations are exposed to a variety of financial risks: market and currency risk, interest rate risk, contractual risk, credit risk and liquidity risk. Our overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on our financial performance.

Risk management is carried out by management under policies approved by the Board of Directors. Management identifies and evaluates financial risks in close co-operation with our operating segments. The Board provides principles for overall risk management, as well as policies covering specific areas, such as interest rate risk, non-derivative financial instruments and investment of excess liquidity.

In common with all other businesses, we are exposed to risks that arise from our use of financial instruments. Further quantitative information in respect of these risks is presented throughout our consolidated financial statements.

There have been no substantive changes in our exposure to financial instrument risks, our objectives, policies and processes for managing those risks or the methods used to measure them from previous periods unless otherwise stated below.

Market and Currency risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates and foreign exchange rates.

We have exposure to foreign currency risk. Sales invoicing to customers is in U.K. Pounds Sterling, U.S. Dollars and Euro and the majority of outgoing payments are in U.K. Pounds Sterling and U.S. Dollar payments. Following the opening of the new office in Tel Aviv, a larger volume of outgoing payments was in Israeli Shekels in 2019, but this was not a material cashflow in 2018.

The Board carefully monitors exchange rate fluctuations and reviews their impact on our net assets and position. Exchange rates are negotiated with our main provider of banking services as and when needed. We do not enter into any derivative financial instruments to manage our exposure to foreign currency risk.

The carrying amount of our foreign currency denominated monetary assets and monetary liabilities and details of the exposure as at December 31, 2019 and 2018 are shown in Notes 13, 14, and 15 to our consolidated financial statements.

Transaction exposure relates to business transactions denominated in foreign currency required by operations (purchasing and selling) and/or financing (interest and amortization). Translation exposure relates to net investments in foreign operations.

After the balance sheet date, we have seen significant macro-economic uncertainty as a result of the coronavirus (COVID-19) outbreak. The scale and duration of this development remains uncertain and could impact our earnings and cash flow. As part of our risk management process, we are closely monitoring the situation, including factors as outlined in Note 3 to the consolidated financial statements as it relates to the Company’s ability to continue as a going concern.

Transaction exposure sensitivity

In most cases, our customers are billed in their respective local currency. Major payments, such as salaries, consultancy fees, and rental fees are settled in local currencies.

The table below shows the immediate impact on net loss before tax of a 10% strengthening in the closing exchange rate of significant currencies to which we had exposure at December 31, 2019 and 2018. The impact on net loss is due primarily to monetary assets and liabilities in a transactional currency other than the functional currency of the entity. The sensitivity associated with a 10% weakening of a particular currency would be equal and opposite. This assumes that each currency moves in isolation.

December 31, 2019	USD	Euro	AUD	BGN	ILS
Increase/(Decrease) in net income before tax (in $ millions):	1.5	0.2	0	(0.1)	0

December 21, 2018	USD	Euro	AUD	BGN	ILS
(Increase)/Decrease in loss before tax (in $ millions):	0.2	0.3	0	(0.1)	(0.1)

58

Interest rate risk

We have minimal exposure to interest rate risk. We are exposed to interest rate risk on some of our financial assets (being its cash at bank balances). The interest rate receivable on these balances was at an average rate of 0.2% and 0.3% during the year to December 31, 2019 and 2018. The Directors currently believe that interest rate risk is at an acceptable level.

Due to our minimal exposure to interest rate risk, we have not prepared any sensitivity analysis.

Contractual Risk

In the ordinary course of business, we contract with various parties. These contracts may include performance obligations, indemnities and contractual commitments. Management monitors our performance and any relevant counterparties against such contractual conditions to mitigate the risk of material, adverse non-compliance.

Credit risk

Credit risk is the financial loss if a customer or counterparty to financial instruments fails to meet its contractual obligation. Credit risk arises from our cash and cash equivalents and trade and other balances. The concentration of our credit risk is considered by counterparty, geography and currency. We give careful consideration to which organizations we use for our banking services in order to minimize credit risk. We have a significant concentration of cash held on deposit with one large bank in the U.K., an institution with an A2 credit rating (long term, as assessed by Moody’s).

An allowance for impairment is made where there is an identified loss event which, based on previous experience, is evidence of a reduction in the recoverability of the cash flows, although there have been no such impairments over the review year. We use forward looking information in their analysis of expected credit losses for all instruments, which is limited to the carry value of cash and cash equivalents and trade and other balances. Management considers the above measures to be sufficient to control the credit risk exposure.

Liquidity risk

Liquidity risk is the risk that we will not be able to meet its financial obligations as they fall due. This risk relates to our prudent liquidity risk management and implies maintaining sufficient cash. Ultimate responsibility for liquidity risk management rests with the Board of Directors. The Board manages liquidity risk by regularly reviewing our cash requirements by reference to short-term cash flow forecasts and medium-term working capital projections prepared by management.

The table below summarizes the maturity profile of our financial liabilities based on contractual undiscounted payments as at December 31:

2019

	Less than 1 year	1- 3 years	3-5 years	More than 5 years	Total
Lease Liabilities	692	547	136	-	1,375
Trade and other payables	2,419	-	-	-	2,419
Accruals	3,294	-	-	-	3,294
Total:	6,405	547	136	-	7,088

2018

	Less than 1 year	1- 3 years	3-5 years	More than 5 years	Total
Lease Liabilities	679	910	258	-	1,847
Trade and other payables	3,427	-	-	-	3,427
Accruals	3,473	-	-	-	3,473
Total:	7,579	910	258	-	8,747

Capital risk

Our capital structure is comprised entirely of shareholders’ equity, including share capital, share premium and accumulated deficits.

Our objective when managing capital is to maintain adequate financial flexibility to preserve our ability to meet financial obligations, both current and long term. Our capital structure is managed and adjusted to reflect changes in economic conditions.

59

We fund our expenditures on commitments from existing cash and cash equivalent balances. There are no externally imposed capital requirements.

Financing decisions are made by the Board of Directors based on forecasts of the expected timing and level of capital and operating expenditure required to meet our commitments and development plans.

Internal Control over Financial Reporting

During the evaluation and testing process in connection with this offering, material weaknesses were identified in our internal control over financial reporting and concluded that our internal control over financial reporting was not effective as of December 31, 2018, as a result of a lack of sufficient accounting staff and consultants with appropriate experience and technical accounting knowledge and other shortcomings in our internal control procedures.

Following the identification of these material weaknesses, we are expanding our accounting and compliance teams with additional staff and have initiated steps to remediate the material weaknesses including the implementation of a new system designed to help with the financial statement close process, improving availability of information and timing of close, and management review procedures to ensure material misstatements are timely detected and resolved.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have any off-balance sheet operating leases, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Contractual Obligations and Commitments

We lease a number of properties in the jurisdictions from which we operate. The leases relate to our offices in London, Nevada, New Jersey and Sofia. The lease period of these leases’ ranges from one to five years. All leases have fixed periodic rental payments.

The table below summarizes our undiscounted contractual obligations at December 31, 2019:

	Less than 1 year	1- 3 years	3-5 years	More than 5 years	Total
Lease Liabilities	692	547	136	-	1,375
Total:	692	547	136	-	1,375

Subsequent to the share exchange and reorganization as described in Corporate Structure, the company will have an obligation of $3.0 million (£2.0 million principal amount of loans plus minimum interest of £300K). GAN Limited is securing the Cash Consideration through loans from Dermot S. Smurfit, the Company’s chief executive officer, and his father, Dermot F. Smurfit. The loans are unsecured and bear interest at 15% per annum subject to minimum interest fees of £300,000 in the aggregate. The loans are expected to be repaid in full promptly following the Reorganization from existing cash resources of GAN plc.

60

BUSINESS

The Company

GAN is an award-winning provider of enterprise Software-as-a-Service (“SaaS”) solutions for online casino gaming, commonly referred to as iGaming, and online sports betting applications. Our technology platform, which we market as the GameSTACK™ internet gaming ecosystem platform (“GameSTACK”), has been deployed in both Europe and the U.S. However, we are primarily focused on enabling the U.S. casino industry’s ongoing digital transformation, which is accelerating following the repeal of a federal ban on sports betting in May 2018. Our customers rely on our software to run their online casinos and sportsbooks legally, profitably and with engaging content.

Our customer base in the U.S. includes larger regional operators as well as individual tribal casino operators. At December 31, 2019 our customers operated 53 retail casino properties, racetracks and online sportsbooks. With recent customer acquisitions, the number of retail outlets operated by our customers is now 101. Our customers outside of the states of New Jersey, Pennsylvania and Indiana generally operate social casino or simulated gambling applications. The largest portion of our U.S. business is the real money gambling that our customers operate in the states of New Jersey and Pennsylvania. Based on state gaming commission data, we estimate that approximately half of all online sports wagers in the states of New Jersey and Pennsylvania, the two largest and fastest growing U.S. markets for online sports betting, are presently processed using our platform. Gross operator revenue generated on our technology platform increased 171.5% year-over-year in 2019 from $116.3 million in 2018 to $315.8 million.

Our GameSTACK platform and related managed services are designed to help our customers rapidly launch and scale their iGaming and online sportsbook operations. Our iGaming offerings support both social, or “freemium,” simulated online casino gaming (“simulated iGaming”) as well as real money online casino gaming (“real money iGaming”) for deployment in regulated markets. While simulated iGaming and real money iGaming are both revenue centers for our customers, simulated iGaming incorporates powerful loyalty and marketing features aimed at maximizing player engagement. We measure the level of player engagement though key performance measures including Active Daily Users, Gross Operator Revenue, and Average Revenue Per Daily Active User, which we track for both simulated iGaming and real money iGaming operations.

GameSTACK forms the technical hub of our customers’ online gaming presence. The platform provides the foundational technology and back-office tools necessary for a successful consumer experience, including intuitive player account activation, sophisticated payment services, geolocation, marketing, loyalty management and real-time analytics and reporting. GameSTACK further relies on a flexible integration services layer in order to integrate easily with other essential third-party systems such as casino management systems and sports betting engines.

The core of the GameSTACK platform is its player account management system, in which highly sensitive customer and player activity data is stored and processed. This is the layer of any casino operator’s online technology deployment that becomes the focal point of regulatory licensure since it is the kernel of player data and privacy. Because we are the trusted custodian of player transactional data, we have direct visibility into wagering activity. We deploy proprietary models to help our customers predict and identify, over time, their highest-value players. Our customers rely on our data models to best direct their retention marketing investments towards specific customer profiles, thereby optimizing player loyalty and therefore player value.

Our ability to submit expeditiously to individual U.S. state gaming licensure has been a vital contributor to our success in the U.S. market. Between May 2018 and December 2019, 18 U.S. states legalized some form of sports betting, each with unique regulatory and licensure requirements. By rapidly obtaining regulatory licenses to operate GameSTACK, we enable our customers to deploy iGaming and online sportsbook offerings to their customers quickly, capturing valuable early-mover advantages in their relevant markets. We are presently licensed to operate our real money iGaming platform in New Jersey, Pennsylvania and Indiana, and will pursue licensure in additional states in 2020 and beyond.

Sports betting activity in our core U.S. markets is on a rapid growth trajectory, with New Jersey growing 75% year-over-year in December 2019 and Pennsylvania experiencing an approximate 20-fold increase in total handle compared with December 2018, the state’s second month of accepting online and retail sports bets.

In addition to our growth opportunity within our existing core markets, we see a large and growing universe of additional potential new customers for GameSTACK in selected U.S. states that have formally passed online sports betting but have not yet implemented a regulatory framework for governing real money gambling in their states. For instance, we believe we have a significant opportunity to expand our installed base into states which have passed mobile-friendly sports betting laws and, in select cases such as Michigan, real money iGaming laws as well.

61

Because GameSTACK incorporates a range of proprietary technologies that we have purpose-built and optimized, over many years, for the U.S. market, we believe we are well positioned to capitalize on this market opportunity. Our vision is to become the preeminent infrastructure software vendor for iGaming and online sportsbooks focused on the U.S. market.

Corporate History

We were an early pioneer of online gaming. We commenced operations in 2002 in the United Kingdom and first generated revenues on December 11, 2002. Our initial product allowed end user residents of the United Kingdom to create an online account, deposit money into that account and to compete against each other online in competitions of skill. We offered online games of physical and mental skill to residents of the United Kingdom under the operation of the United Kingdom’s applicable legislation the Lotteries & Amusements Act 1976 (s.14) which permitted competitions of skill.

In 2004, we secured our first major customer, PaddyPower plc, today a division of Flutter Entertainment plc, providing a technology solution enabling person-to-person games of skill (such as 8-ball Pool) to operate on PaddyPower.com, a major sports betting and gaming website targeting the United Kingdom and Ireland.

In 2007, we launched our first real money casino gambling game, a game of pure chance (as opposed to a game of pure skill), a license procured from the United Kingdom Gambling Commission following the passage of the Gambling Act 2005 which permitted companies in the United Kingdom to develop software intended for enabling internet gambling.

In 2008, we secured our first major customer in Italy, SNAI SpA, today a division of Playtech plc, a leading retail sports betting operator. We deployed our technology platform in Rome, Italy and served internet gaming content to SNAI and several other major Italian operators of regulated internet sports betting and gaming.

In 2010, we released the first version of our GameSTACK enterprise software platform for our first platform customer, Rank Group plc, to launch a new internet gambling business in Spain as a complement to their existing retail bingo gaming business. Rank was and remains a substantial operator of retail gaming in the United Kingdom and Spain.

In 2011, we entered into an agreement with Aristocrat Leisure Limited (ASX: ALL) to provide a free-to-play gaming website to certain Aristocrat land-based casino operator customers, offering selected key titles of Aristocrat slot machines enabled for online non-monetized free-to-play. In 2012, we subsequently designed, developed and sold a technical system to Aristocrat principally enabling Aristocrat to continue offering free-to-play Internet casino games’ websites to their traditional US casino operator customers branded as ‘nLive’ by Aristocrat.

In 2013, we secured a contract with Betfair plc, a major sports betting exchange operator, to launch an internet casino in the State of New Jersey operating on the GameSTACK enterprise software platform. On November 21, 2013 we were the first technology platform provider to accept and process a deposit online in the State of New Jersey and then also processed the first legal online bet on our proprietary blackjack game. Also, in 2013 we secured a major retail casino operator as a platform customer in the United States, the Mashantucket Pequot Tribe of Native Americans, the owners and operators of the Foxwoods casino property in Connecticut.

In March 2015 Parx Casino in Pennsylvania became GAN’s third customer of simulated iGaming with its online launch.

Following the passage of legislation in 2017, Parx Casino become GAN’s first customer in Pennsylvania for permitted real money iGaming, which launched in June 2019 and extended their reach across the state into New Jersey to become GAN’s third customer of regulated internet gambling in New Jersey. Parx Casino also became the Company’s first land-based casino operator to launch the iBridge Framework for regulated internet gambling in June 2019 with Parx Casino players thereafter enabled to use their ‘XCLUB’ loyalty card to sign up and create an internet gambling account as well as automatically receiving reward points for redemption on-property awarded consequent to their internet gambling activity.

In 2019, we successfully licensed GAN’s strategic U.S. patent to a major U.S. internet gambling operator and their affiliated land-based U.S. casino group. This patent governs the linkage of on-property reward cards to their counterpart internet gambling accounts together with bilateral transmission of reward points between the internet gambling technology system and the land-based casino management system present in all U.S. casino properties. In total 13 U.S. casinos have licensed GAN’s strategic U.S. patent in order to link their on-property rewards program to their GAN-powered online simulated iGaming experience.

Our customer base increased to 25 customers as of March 17, 2020 across the United Kingdom, United States, Italy and Australia.

62

iGaming and Online Sportsbook Industry

Our GameSTACK platform and related managed services are geared towards casino operators, with an emphasis on land-based commercial and tribal casinos in the U.S., although we have deployed our solutions in other geographies such as the U.K. Italy, and Australia. We also market our platform technology to gaming ecosystem partners, such as online sportsbooks and gaming content developers, who provide us with an indirect channel into casino operators.

As of December 31, 2018, there were 979 casino operators in the U.S., of which 465 were commercial casinos and 514 were tribal casinos. According to the American Gaming Association, commercial casinos generated record gross operator revenue in 2018, reaching $41.7 billion, up 3.5% year-over-year compared to 2017.

On May 14, 2018, the Supreme Court of the United States overturned the Professional and Amateur Sports Protection Act (“PASPA”), which since 1992 had prevented U.S. states, aside from Nevada, Delaware and Oregon from engaging in the regulation and taxation of sports betting activities at the intrastate level. The ruling paved the way for states to elect individually whether to allow for regulated sports betting and, by extension, real money iGaming within their borders. Prior to the Supreme Court of the United States overturning PASPA, U.S. casino operators were largely limited to retail slot and table gaming operations and, in the online channel, to simulated iGaming operations offering no prospect for real money winnings.

Between May 14, 2018 and December 31, 2019, 18 U.S. states, the District of Columbia and Puerto Rico passed laws legalizing some form of retail and/or online sports betting. Four of these states also legalized real money iGaming, joining Nevada and Delaware which were the only states with full scale online gambling regulations in place prior to May 2018. Several additional states have active sports betting and iGaming legislation on ballots for approval in 2020 and beyond.

Full scale Internet sports betting launched in New Jersey on August 3, 2018; West Virginia on December 27, 2018; Pennsylvania on May 28, 2019; Oregon on October 16, 2019; and in New Hampshire on December 30, 2019. As of December 31, 2019, 20 states offer legalized sports betting: New York, New Jersey, West Virginia, Pennsylvania, Indiana, Iowa, Arkansas, Mississippi, Rhode Island, Delaware, Oregon, Nevada, New Hampshire, Colorado, Illinois, Michigan, Tennessee, Montana, North Carolina and New Mexico. Real money iGaming is also presently legal in six states: New Jersey, Pennsylvania, Michigan, West Virginia, Nevada and Delaware.

Online sports betting deployment models can vary widely due to state-specific regulatory and licensing mandates. However, licensed casino operators with land-based retail facilities tend to partner with online sportsbook operators in order to accelerate online customer acquisition. These operators generally rely on a technology platform, such as GameSTACK, for player onboarding, player account management, payment processing and various back-office tools designed to maintain regulatory compliance and real-time reporting. Additionally, the technology ecosystem for online sportsbooks incorporates a sports betting engine for pricing, trade execution and risk management. iGaming implementations, whether real money or simulated, further necessitate a gaming content engine to dynamically serve casino gaming content such as digital slot and table games.

Sports wagering activity in the U.S. has experienced strong growth in the post-PASPA era. According to Eilers & Krejcik, reported sports betting handle in newly regulated states has grown from $0 in 2017, to $1.6 billion in 2018 to $8.1 billion in 2019. The corresponding sports betting tax revenue collected by states increased from $0 in 2017, to $20.0 million in 2018 to $103.4 million in 2019. Certain states with full-scale retail and internet (mobile and desktop) sports betting strategies, such as New Jersey, Pennsylvania and Indiana, have exhibited particularly robust sports betting growth. For instance, New Jersey sports betting handle grew from $1.2 billion in 2018 to $4.6 billion in 2019. Pennsylvania’s handle, meanwhile, has grown from $17.6 million in 2018 to $1.5 billion in 2019. States with curtailed online sports betting regulations (e.g., requiring in-person registration or limiting online betting to on-premise only), are exhibiting more muted growth in sports betting handle.

Real money iGaming in the U.S., while less pervasive than sports betting, is similarly demonstrating robust growth trends in post-PASPA deployments. In 2019, gross operator revenue from real money iGaming grew 72.8% to $516.3 million from $298.7 million in 2018. In contrast, land-based gross operator revenue in the U.S. is growing in the low single-digit percentages. Importantly, evidence from the New Jersey and Pennsylvania markets suggest that iGaming is not cannibalizing retail operator revenue, proving instead to be accretive to overall operator revenue.

According to Eilers & Krejcik Gaming, the U.S. simulated iGaming market grew 11% in 2018 to reach $3.5 billion in revenue, with over 11 million active players per day, defined as players who log in and use value of any kind in their account (simulated credits or real money), to play simulated casino games online for entertainment purposes only (as opposed to playing for the opportunity to win real money). Simulated iGaming is more readily accessible nationwide than real money iGaming, which is presently restricted to states with legalized online gambling regulatory frameworks.

In order to monetize players both online and offline in a coherent manner, casino operators pursue omni-channel marketing strategies necessitating deep integration of hardware and software elements, including computing infrastructure, CRM, casino management system and loyalty program management. Because of the complexity in deploying and maintaining iGaming and online sports betting infrastructures, casino operators may rely on third-party managed services providers to stand up, operate and maintain all or part of the technology infrastructure.

63

Market Trends

States with full-scale online models and competitive markets are capturing the most revenue from sports betting

While sports betting has been rapidly adopted since PASPA was repealed, there is significant state-by-state variance in how sports betting is implemented and regulated. Some states (e.g. New York, Montana, Arkansas, and Mississippi) have legalized retail-based sports betting only, requiring betters to be physically present within operators’ facilities in order to wager on sports. Others (e.g., Iowa, and Illinois) have taken a progressive approach to statewide mobile betting, requiring bettors to physically register in-person at an operator facility before allowing online bets. Full-scale online models (e.g. New Jersey, Pennsylvania, Indiana, West Virginia, and Michigan) accept all account registration and funding requirements to be completed online and therefore allow bettors to place bets online anywhere and anytime within state borders. Friction points such as geofencing and in-person registration requirements are proving stifling to player engagement and ultimately, gaming tax revenue.

States have also opened their local sports betting industries to varying degrees. At one end of the continuum (e.g. Oregon), state lotteries control the sports betting experience, operating their own sportsbooks and customer acquisition strategies; at the other end (e.g. New Jersey, and Pennsylvania), states are inviting open competition amongst casino operators, online sportsbooks and other participants. Open, competitive markets are demonstrating the highest sports handle growth rates.

We purpose-built GameSTACK to form the foundational layer of any U.S. full-scale iGaming and online sports betting deployment. We believe that, over time, states will recognize the inherent advantages of full-scale online models, driving greater adoption of that approach and therefore increasing the market opportunity for GameSTACK.

Consumers are displaying a strong preference for mobile engagement

A corollary to the success of the full-scale online sports betting model is bettors’ strong preference for mobile forms of engagement. In New Jersey and Pennsylvania, over 80% of the two states’ $900.3 million in combined sports betting handle for the month of December 2019 originated on a mobile consumer device. In Indiana, the share of sports handle originating on mobile devices increased from approximately 50% in October 2019 to 63% in November 2019, corresponding to $102.7 million in mobile wagers. This is in stark contrast to mobile engagement levels in states requiring in-person registration, such as Rhode Island, where mobile traffic accounted for only approximately 20% of wagers.

In most of our deployments, we design our customers’ consumer-facing website and mobile applications. These front ends are the gateway to GameSTACK, which in addition to powering platform services for online sports betting, acts as a content management system serving compelling slot and table games in iGaming implementations.

64

Real money iGaming and online sportsbooks are proving synergistic in full-scale online deployments

GameSTACK supports real money iGaming and online sports betting in a unified environment, from a single internet gaming account. In states authorizing both real money iGaming and online sports betting, casino operators leverage our platform to enable their players to fund a single account for both gaming avenues. According to our transactional data, we estimate that approximately 10% of players who initially sign up for a real money iGaming account subsequently use that same account to place bets on sports events with the same operator. Conversely, we are observing that approximately 30% of players who initially open online sports betting accounts subsequently use that same account to place wagers on casino games with the same operator.

We believe that growing adoption of online sports betting is driving incremental online casino gaming activity for casino operators, greatly increasing lifetime value of players. We further believe that our heritage in powering iGaming properties and our proven ability to scale up online sportsbooks are our most powerful differentiators.

Online sportsbooks from DFS leagues are dominating sports betting handle in states with online sports betting

Daily Fantasy Sports (“DFS”) leagues made substantial investments in building out player databases prior to the elimination of PASPA. Leading DFS companies have since launched branded online sportsbooks that leverage their existing DFS subscriber bases to acquire online sports betting customers. This customer acquisition strategy is giving DFS-related online sportsbooks a significant competitive advantage in capturing and retaining sports wagering market share. DraftKings Sportsbook and FanDuel Sportsbook, for instance, collectively control a dominant market share of sports wagers in nearly all jurisdictions in which they participate.

Since 2018, FanDuel has relied on GameSTACK to support its sportsbook’s online betting activities in New Jersey, Pennsylvania and Indiana. Moreover, FanDuel has licensed our intellectual property to enable its West Virginia online sportsbook. Our GameSTACK implementations for FanDuel in New Jersey and Pennsylvania also incorporate our real money iGaming functionality. We believe that our platform has played an important role in enabling FanDuel to attain early-mover advantages in states in which we have partnered.

Simulating iGaming remains strategically important in the U.S. in spite of the emergence of real money iGaming

In unregulated U.S. markets, simulated iGaming provides casino operators with an alternative online monetization opportunity in anticipation of potential regulated real money iGaming and online sports betting approvals. In simulated iGaming deployments, players buy time online for the entertainment value of playing casino games, without the opportunity to win real money. This is a ‘freemium’ business model, akin to myriad casual online videogames, wherein casino gaming enthusiasts purchase virtual chips/coins in order to virtually play traditional casino games such as slots and blackjack for the entertainment experience. These virtual casinos feature social gameplay, offering enthusiasts a way of playing their favorite casino games online while simultaneously allowing casino operators to lay the groundwork for their real money iGaming presence.

In addition to providing immediate revenue generation opportunities for casino operators, simulated iGaming acts as a powerful marketing vehicle for enhancing customer loyalty in retail casino properties. Casino patrons who also engage online with simulated iGaming increase their visits to the retail casino as a consequence of also playing online. Simulated iGaming is a subset of our real money iGaming technology, leveraging a common code base with our real money iGaming offering. This allows us to pursue a land-and-expand strategy wherein we seek to deploy simulated iGaming instances of GameSTACK prior to upgrading customers to real money iGaming and online sports betting.

Our Growth Strategy

Key elements of our growth strategy include:

●	Supporting our existing customers as they continue to scale up their respective iGaming and online sportsbook operations. Gross operator revenue within our existing customer base grew 171.5% year-over-year in 2019 to over $315.8 million up from $116.3 million in 2018. As our customers’ online businesses continue to grow, we intend to deploy the necessary internal resources to support their evolving requirements. We will, for instance, continue to invest in the GameSTACK platform’s functionality by expanding our gaming content library and third-party integrations, and will move expeditiously to obtain regulatory approvals to operate in new states our existing customers do not yet operate in. Furthermore, we will continue to engage our simulated iGaming installed base in pursuit of opportunities to upgrade these customers to real money iGaming customers as the regulatory environment develops.

65

●	Securing new casino operator customers in existing and new regulated markets. We continuously engage with casino operators in states that have yet to adopt regulated forms of real money iGaming and sports betting. These operators represent the majority of our total addressable market in the U.S. today. We intend to engage these new customers with our simulated iGaming offering, creating a path to real money iGaming deployments over time. In states with regulated online gambling markets, we are investing in sales and marketing initiatives to aggressively pursue new deployment opportunities.

●	Expanding our gaming content development capabilities. In addition to distributing online facsimiles of third-party physical machine-based slots and table games via GameSTACK, we publish proprietary casino games that we display in both our simulated and real money iGaming online environments. Our margin retention rates generated from proprietary content are higher than margin retention rates from third-party content. We will invest in our gaming development capabilities in order to expand our library of high-quality, in-house content, which we will strategically serve within GameSTACK to optimize our margin profile.

●	Growing our international business. In addition to our focus on the U.S. market, we have successfully established real money iGaming and simulated iGaming businesses in Europe and Australia. In 2019, we operated a real money iGaming website, mostly for U.K. players, in conjunction with a U.S. casino operator that acted as our sponsor. Revenues from that operation comprised 14.5% of our total revenues for 2019. We have also provided our platform and services in relation to real money iGaming business in Italy for several years, which comprised 15.3% of our total revenues for 2019. We expect our Italian business to continue to grow as we onboard additional operators and through our existing revenue share agreements. We deliver simulated iGaming to as operator in Australia as precursor to potential legalization of Australian real money iGaming. Additionally, we are exploring selected Latin American regulated markets for potential expansion.

●	Selective merger & acquisition strategy. We intend to pursue a prudent inorganic growth strategy aimed at strengthening our competitive position in the markets we compete in. For instance, we believe there is an opportunity to acquire selective elements of the iGaming and online sportsbook technology ecosystem that we do not currently offer in order to integrate them within GameSTACK. Furthermore, we see an opportunity to selectively acquire independent slot and table game development studios in order to increase the share of in-house games we serve on our platform.

Our Platform

Our overarching product strategy for GameSTACK is to provide a unified, flexible and highly scalable platform that can be rapidly licensed and deployed for simulated iGaming, real money iGaming and online sports betting. In addition to our platform, we offer a range of professional and managed services designed to fast-track deployments and provide ongoing operational support following commercial launch.

Our simulated iGaming and real money iGaming offerings share a common code base and user interface within GameSTACK, providing our simulated iGaming customers with a readily accessible upgrade path to real money iGaming. In developing GameSTACK, we remained fully committed to building an evergreen, and agile software architecture forged from a single code base, ensuring that developments in metagame mechanics, new back-office functionalities and integrations with leading third-party software could be capitalized on by our customers across all gameplay modalities. Importantly, we developed our code to operate in multiple jurisdictions and under different regulatory requirements, giving us the ability to leverage quickly different configurations to comply with newly regulated markets.

At December 31, 2019, GAN operated eleven instances of GameSTACK deployed inside data centers located in the United Kingdom, Nevada, New Jersey (3x), Pennsylvania (2x), Maryland, Oklahoma, Guernsey (U.K. Channel Islands) and Italy.

66

GameSTACK Platform

GameSTACK is a turnkey platform comprising proprietary enterprise-level software, hardware and specific proprietary components such as iSight and the iBridge Framework that has developed, evolved and hardened over a period of 17 years. GAN’s platform has undergone significant technical developments in the last six years, providing our business customers, whether retail casino operators or gambling content providers, with a technical ecosystem that has been awarded by eGaming Review’s (North America) peer-juried Casino Platform Supplier of the Year in both 2015 and 2016; Freeplay Gaming Supplier of the Year in 2016 and 2017; and Eilers & Krejcik Best B2B Slot Company Award in 2018.

GameSTACK is a comprehensive platform providing our customers with account set up, customer services facilitation, comprehensive player marketing tools, and the ability to deliver converged gambling across land-based retail casinos and the internet. GameSTACK supports both real money and social casino offerings through a common code base and user interface, providing our simulated iGaming customers a path to rapid market entry into real money gambling. Our operators’ players also experience a consistent user experience throughout the evolution to permitted real money gambling. While simulated iGaming implementations of GameSTACK generate revenue for our customers, the simulated iGaming application is predominantly employed as a marketing platform by operators in anticipation of rolling out a real money iGaming offering.

iSight Back Office

GameSTACK provides operators with a range of day-to-day back-office management tools along with integration application program interfaces for third-party casino management systems. With the iSight management tool, our casino operators have complete control over their content selection, player communications, website layout, process automation and real-time analytics. A nimble platform ensures ease of integration for new content, operator-friendly third-party tools and turnkey day-to-day operations.

Driving players to an operator’s real money or simulated iGaming website or application requires not only great technology, but great content as well. GAN has been working with world-leading suppliers for over eight years to bring their retail gaming content online. GAN’s content partners trust us with their IP as we configure games originally built for the offline world to play in the online worlds of desktop and mobile. With innovative tools for B2B casino operations, GAN has invested in growing our global managed services team to support operators as they move online. Based between London, Las Vegas, Tel Aviv and Sofia, our in-house managed services team members support initial configurations and ongoing operations of our partners via the GameSTACK platform, spanning loyalty, marketing automations, reporting, access and various other protocols.

iBridge Framework

Our proprietary iBridge Framework is a core feature of our platform, enabling operators to engage online players with innovative loyalty offers. iBridge provides our operator customers the ability to automatically verify whether a new online player is part of an existing offline loyalty database. iBridge allows operators to unite in-casino complimentary items and services, loyalty points and other offers with online play. This enables casino operators to engage their customers online, reinforcing brand loyalty, as well as encouraging online players to visit retail properties. Our platform integrates with a variety of third-party casino management systems, eliminating the need for operators to create and maintain two disparate databases as their online businesses grow in scale.

We believe our patented iBridge Framework is the only solution available towards this end. We view this intellectual property as being a critically important differentiator of our platform and a core source of value for casino operators. We have successfully licensed this intellectual property and will continue to seek monetization opportunities for our intellectual property.

Data Analytics

Because we are the trusted custodian of our customers’ end user players’ aggregated and anonymized transactional data originated and stored within our platform, we have direct visibility into a players’ activity and can predict which characteristics will contribute to a player becoming amongst the highest-value players of our customers over time. This helps our customers to direct their retention marketing investments to specific player cohorts. Over the course of our history, we have accumulated large data sets from which we have extracted substantial analytical insights for the benefit of our customers, who rely on our reporting and analytics capabilities to help them to optimize their marketing spend as well as to maximize the value of their loyalty programs.

67

Real Money Gambling

In the context of real money regulated iGaming, the GameSTACK is compliant with some of the most challenging regulatory environments in the world, including Italy, the United Kingdom, Alderney, New Jersey, Pennsylvania and Indiana, giving our current and potential customers comfort that GAN can seamlessly deliver their current and future business requirements online regardless of how challenging their existing regulator might make any future technical regulations for the operation of real money internet gambling.

Our real money iGaming instances of GameSTACK incorporate comprehensive player registration, account funding and back-office accounting and management tools that enable our casino operator customers to efficiently, confidently and effectively extend their presence online. For the individual players, our software enables them to create a regulatory-compliant iGaming account online, to have their credentials properly validated in order to activate their account, to deposit money into their account and proceed to gamble that money on any content we publish on the relevant casino operator’s website or mobile app.

We have optimized GameSTACK for real money iGaming and in particular U.S. internet casino gaming with geolocation tracking, Know-Your-Customer (KYC) processes and a market-leading U.S. payments platform. Based on discussions with our customers, we believe that our platform delivers the most efficient internet traffic ‘funnel’ in the U.S., increasing the efficiency of our customers’ substantial marketing investments. Payment aggregation services within GameSTACK integrate with a wide range of third-party payment processors while simultaneously allowing our casino operators to accept cash deposits onsite within their retail casino properties which are credited to the players online account.

GameSTACK is compliant with some of the most challenging regulatory environments in the world, including Italy, the United Kingdom, Alderney, New Jersey, Pennsylvania and Indiana, giving our current and potential customers comfort that GAN can seamlessly deliver their current and future business requirements online regardless of how challenging their existing regulator might make any future technical regulations for the operation of real money internet gambling. GameSTACK provides operators with a high degree of flexibility to pursue the business model best aligned with their strategic priorities and regulatory environment. For instance, GameSTACK can accommodate geofencing in order to restricting online gaming activity to exclude players present within a customers’ physical retail casino premises (as required by regulation in Pennsylvania).

In the United States, real money iGaming applications must comply with the Unlawful Internet Gambling Enforcement Act of 2006 and with the federal Wire Act of 1961. Consequently, our real money iGaming customers must physically deploy our platform within their state’s borders, typically inside their retail casino premises in order to comply with intrastate regulatory mandates. Our customers generally procure the hardware computing resources on which our software is deployed inside of our customers’ data centers.

GAN has assembled a compelling gaming content portfolio available to our casino operators to deploy online for real money iGaming or simulated iGaming content might comprise a casino game such as roulette, blackjack or a casino slot machine game. Content might also comprise myriad sporting events on which the diverse outcomes can be wagered. Since 2018, we have aggressively focused development resources on our sports betting capabilities, including enhancements to the GameSTACK platform’s technical ability to scale and accommodate surges in player demand during mass market U.S. sporting events.

Simulated iGaming

Initially launched in 2014, simulated iGaming remains one of the most exciting business opportunities available to GAN and its customers in U.S. states that have not yet permitted any form of online real money gambling.

Our B2B simulated iGaming solution is custom-designed for U.S. casino operators seeking to bring their retail brand online and create a new internet gaming experience delivered as an amenity to their players and leveraging their on-property rewards program. For social casino gaming implementations, we design the operator’s mobile application and website with a branded experience that is consistent with the operator’s market positioning. Our iSight Back Office system provides management tools and streamlines player registration and account funding. We generally host our customers’ simulated iGaming properties on our cloud servers. GameSTACK features a gaming content engine that serves both internally developed slot and table games as well as third-party gaming content via an abstraction layer.

From a technical perspective, simulated iGaming sits within and is powered by the same technology that enables customers to launch a real money internet gambling experience. In fact, many of the new gaming features are developed by GAN first for simulated iGaming, trialed online, optimized and subsequently made available for customers using GAN’s same technology to power their real money iGaming business.

68

We promote simulated iGaming as a means to maximize player engagement for our customers. Furthermore, by launching simulated iGaming, GAN’s customers have the ability to engage with new demographics of potential retail gaming players with a view to engaging them online first and, over time, presenting those online players with a range of incentives designed to bring them to their retail casino property. In our view, no B2B vendor of social casino gaming in the U.S. has more experience than GAN in supporting this macro business objective. GAN pioneered the simulated iGaming model in January 2014 and has accumulated an extraordinary depth of knowledge on U.S. casino players, their gaming proclivities and behaviors and how best to drive them from the online to retail channels. GAN’s first customer of simulated iGaming reported that 2.0% of their new player reward card signups on-property in 2014 cited the online simulated iGaming website as their reason for visiting the casino property. Furthermore, these players were pre-enrolled in the on-property rewards program by completing the registration process available as part of the simulated iGaming experience online, making the retail process of collecting a reward card that much easier for the casino operator as well as the newly carded player.

Competition and Competitive Strengths

We operate in a global and dynamic market and compete with a variety of organizations that offer services similar to those that we offer. We face competition primarily from; (1), online casino operators that provide competing content direct to consumers, (2) retail casino operators that develop their own proprietary online gaming capabilities, and (3) other similar existing or developing technology providers that develop competing platforms.

We believe the principal competitive factors in our business include: regulatory compliance, data security, rapid deployment, ease of integration with existing and future content and gaming, ease of user registration and conversion, back office management systems, reliability, and platform extensibility.

We believe the following to be our core competitive strengths.

●	Optimized for the U.S. iGaming and Online Sportsbook Market: Since 2013, we have invested significant resources designing GameSTACK with a focus on serving the U.S. market for iGaming and online sports betting, including developing thousands of software optimizations for account management and U.S. payment aggregation. We believe our platform’s suitability for the U.S. market is born out in our market-leading transaction volumes in New Jersey and Pennsylvania, the two states at the forefront of the online betting industry in the U.S.

●	Proven Track Record of Compliance with State-Specific Regulatory Mandates: In the U.S., we are licensed to operate GameSTACK in New Jersey, Pennsylvania and Indiana. We developed our code base to operate in multiple jurisdictions and under different regulatory requirements. Our code’s flexibility gives us the ability to refactor efficiently our software in order to adapt to the requirements of newly regulated markets. In addition to our technology, our management team has years of experience in successfully navigating the U.S. regulatory landscape. We intend to maintain our steadfast commitments to probity, compliance, strong regulatory relations and systems innovations in order to preserve this competitive advantage. In turn, we believe that our regulatory efforts help position our customers for success by enabling them to get to market rapidly with differentiated iGaming and online sportsbook offerings.

69

●	Patent Protected Intellectual Property: We believe we are the only SaaS vendor capable of unifying our customers’ existing retail loyalty programs to an online loyalty account, by leveraging our patented iBridge technology. iBridge enables casino operators to treat patrons of their retail gambling establishments to exclusive rewards, loyalty points and other complimentary offers based on their online gaming activity on GameSTACK. We believe that this value proposition is a central consideration for any land-based casino operator concerned with maximizing the lifetime value of their players across both online and retail channels.

●	iGaming content publishing and distribution: We believe that our ability to service real money iGaming markets with a mature gaming content engine is an important differentiator of our platform. Additionally, because we control the gaming content served on our platform, we have visibility into the slot and table games garnering the highest levels of engagement from players. We leverage these insights to inform our in-house game development decisions as well as our third-party game licensing decisions. We believe that our role as a distribution channel for iGaming content positions us well when seeking to maximize player engagement on behalf of our customers.

●	Superior Data Analytics: Our transactional data collected throughout our years in operation suggests that approximately 7% of a customer’s iGaming users will generate approximately 80% of that customer’s iGaming revenue over time. During the initial deployment phases of GameSTACK, we provide data analytics services to our customer’s marketing team in order to assist in early identification of this high-value cohort. We believe that our transactional data, accumulated over a multi-year period in the U.S., represents a substantial long-term asset.

Customers and Ecosystem

Our principal customers are retail casino operators who require a regulatorily compliant and complete technology solution provider for setting up, launching and operating an internet gambling business to drive incremental and complementary revenues to their existing retail gaming business.

When a U.S. casino needs to move online, there is a small group of potential technology vendors available to serve their needs, and an even smaller subset of companies which are B2B only and fully licensed for U.S. internet gambling. We believe GAN is one of the few companies whose operational know-how and proven track record of excellence represent a substantial competitive advantage together with the Company’s strategic U.S. patent governing the important linkage of an iGaming account with a land-based casino rewards account.

The GAN family of casino operator customers represents leading U.S. internet gambling groups, both online and retail. In the U.S., we have grown our customer base to include 17 casino operators, which contracted with GAN for our ability to deliver real money internet gaming and social casino gaming as well as provide dedicated services pre-and post-product launch. These casino operators span 101 retail locations. Today, the GAN family of casino operator customers operate tens of thousands of slot machine units on their casino gaming floors and possess millions of dedicated loyalty club card holding players within their loyalty program databases.

In addition to customer relationships with retail casino operators, GAN has assembled a wide range of relationships with casino equipment manufacturers seeking to bring their machine-based casino slot games online and distribute them into permitted U.S. markets and into selected regulated markets internationally. With over eight years of experience in bringing best-in-class manufacturers from the offline space into the online space, GAN has become a preferred partner in the development of gaming intellectual property for online play and has assembled a compelling gaming content portfolio available to our casino operators to deploy online for real money iGaming or simulated iGaming.

For sports betting content, GAN proactively integrated two third-party sports betting systems into our platform. KAMBI Sports and IGT Sports systems are available to all existing and future customers of GameSTACK, as integrated sports betting content providers and GAN remains capable of integrating any third-party sports betting system nominated by an existing or future customer, in order to publish sports betting content alongside gaming content on our customers’ operating websites and mobile applications.

Beginning in 2013, we partnered with FanDuel Group, Inc.’s (“FanDuel”) majority shareholder, Flutter Entertainment plc (formerly known as PaddyPower Betfair plc), to support FanDuel’s rapid deployment of online sports betting sites in selected states having legalized single-game sports betting. In October 2019, we most recently expanded our relationship with FanDuel to support FanDuel’s entry into the Indiana online sports betting market following the legalization of sports betting in May 2019. In those deployments, we provide the front-end for the end-user experience, either in the form of a mobile application or responsive design website, which we then integrate with our back-end platform and with FanDuel’s nominated third-party sports betting engine. Importantly, our GameSTACK implementations for FanDuel incorporate our standard library of casino gaming content, including virtual casino gaming to FanDuel’s primary sports betting product, thereby expanding FanDuel’s monetization opportunity. We believe our platform has played an essential role in enabling FanDuel to attain a first-mover advantage in states where we have partnered.

Beyond content, GAN has brought together world-leading service providers spanning payment processing, pre-paid card services, age and identity verification, geo-location and fraud detection. GAN enjoys a strong, positive reputation for technical competence, and the category partners which support the GameSTACK as a turnkey ecosystem are critical to that success. The wide-ranging capability of GAN’s technical development and operations team, together with the underlying technical capability of the enterprise software platform, have enabled us to secure and develop relationships within the gaming industry around the globe.

70

Intellectual Property Rights

We rely on a combination of patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to protect our proprietary technology. We also rely on a number of registered and unregistered trademarks to protect our brand.

As of December 31, 2019, we had one registered patent in the United States and two registered trademarks in the United Kingdom relating to our owned technology. We hold a US patent that covers the integration of a retail casino’s on-property rewards and loyalty program with an internet gambling experience, whether offered for real money or virtual-based social casino gaming. Because of the tendency for non-licensed states to implement social casino gaming as an alternative or precursor to real money iGaming, and the ability of GAN to legitimately and comprehensively integrate the unique ability of GAN to connect existing retail rewards program with an online gaming and gambling experience, we believe that our intellectual property provides a key competitive advantage.

We also seek to protect our intellectual property rights by implementing a policy that requires our employees and independent contractors involved in development of intellectual property to enter into agreements acknowledging that all intellectual property generated or conceived by them on our behalf are our property, and assigning to us any rights that they may claim or otherwise have in those works or property, to the extent allowable under applicable law.

71

GAN’s core intellectual property resides within the GameSTACK enterprise software platform. The software has been developed in-house over a multi-year period of extensive optimizations, designed and implemented by GAN since 2013. Over time, we have developed and optimized a broad base of features that allow casino operators to rapidly set up and deploy a full spectrum of real money, sports betting and social gaming offerings, at increased monetization rates. These include optimizing the registration processes, accelerating identity verification procedures and maximizing the number of deposit-taking methods with intelligent best/least cost routing. In addition, the GameSTACK platform is developed to be ‘content agnostic’ supporting GAN’s robust internet casino content offering, as well as third party application content.

The data and consequential analytics we derive from our substantial market presence accumulated over a multi-year period is also a significant intellectual property asset. Our GameSTACK software platform tracks user data on an anonymized basis. We use this information to refine our products and direct internal product development initiatives. We also provide this information to our casino operator customers, enabling them to make better marketing and resource allocation decisions. For example, upon onboarding of a new customer, GAN’s analytics services can support the customers’ marketing team in early-identification of high-value end user players which ensures they maximize the probability of retaining the approximately 7.0% of internet gamblers who will generate approximately 80.0% of the customers’ internet gambling revenues over time.

Despite our efforts to protect our technology and proprietary rights through intellectual property registrations, licenses and contractual protections, unauthorized parties may still copy or otherwise obtain and use our software and technology. In addition, we intend to continue to expand our international operations, and effective intellectual property, copyright, trademark and trade secret protection may not be available or may be limited in foreign countries. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Further, other companies in the real money and social casino gaming industries may own large numbers of patents, copyrights and trademarks and may threaten litigation, or file suit against us based on allegations of infringement or other violations of intellectual property rights. We may face allegations in the future that we have infringed the intellectual property rights of third parties, including our competitors and non-practicing entities.

Government Regulation

The gaming industry is highly regulated, and we must secure licenses to conduct our gaming operations. GAN plc is licensed and regulated by the U.K. Gambling Commission, the Alderney Gambling Control Commission, the Amministrazione autonoma dei monopoli di Stato (Autonomous Administration of State Monopolies) in Italy, the New Jersey Division of Gaming Enforcement, the Pennsylvanian Gaming Control Board and the Indiana Gaming Commission. We are also approved by GamCare, which is a leading U.K. charity advising and assisting those with a gambling problem. All of our games are certified and tested by the New Jersey Division of Gaming Enforcement’s technical testing laboratory and/or GLI (Gaming Laboratories International) and/or Nmi Metrology & Gaming Ltd, which are leading industry providers for online gaming testing and certification.

We are required to secure licenses to operate in each new jurisdiction where we conduct business and will need to secure additional licenses in order to expand operations to new markets. In newly regulated markets, new licensing regimes may impose licensing conditions, such as the requirement to locate significant technical infrastructure within the relevant territory or establish real-time data interfaces with the regulator that present operational challenges or may stop the licensee from being able to offer the full range of our products. The loss of all or any of these licenses would adversely impact on our revenues and/or reputation.

We license our products to operators in the online gaming industry whose ability to operate in any jurisdiction may be impacted by changes in regulations. Even in jurisdictions where we have licenses, there can be no guarantee that a jurisdiction will not change its regulations in ways that impair our revenue or that would cause us to incur significant operating expenses in order to maintain compliance. Regulatory agencies in each of our operating markets continue to examine a wide variety of issues impacting the iGaming and Sports Betting industries, and consequently the laws and regulations governing our business could be modified or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could cause us to incur substantial additional compliance costs and adversely affect our operating results. See Item 1A, “Risk Factors,” for additional discussion.

In addition to regulations governing gaming, we are also subject to substantial regulations concerning money laundering. We process a number of financial transactions daily and are subject to a number of financial regulations, including anti-money laundering (“AML”) laws and regulations in the U.S. and other jurisdictions. We are required to report certain suspicious activity where we know, suspect or have reason to suspect transactions, among other things, involve funds from illegal activity or are intended to evade federal regulations or avoid reporting requirements or have no business or lawful purpose. We occasionally experience attempts to conduct fraudulent activity on customer accounts, including deposits from stolen credit cards and debit cards. Our GameSTACK platform incorporates a range of proprietary and third-party tools to help our customers identify and monitor fraud and money laundering. Our in-house analytics software monitors all deposit and withdrawal attempts as well as all gameplay/betting. Our system has the ability to notify staff members of any suspicious transactions or gameplay and automatically suspend any account which has been involved in such activity. Our system also actively monitors all skill games to ensure no user can gain an unfair advantage by using bots or automated gameplay systems. We also provide third-party tools from leading payment processors such as Worldpay, CAMS, Vantiv, SightLine and LexisNexis in order to perform verification checks on the source of all monies on our networks.

As part of our operations we establish player accounts and receive personal and financial information. Accordingly, our operations are subject to privacy and data protection regulation in the U.S., the U.K., the EU, Asia Pacific, and elsewhere. These laws are rapidly developing and changing. The EU adopted a comprehensive General Data Protection Regulation (the “GDPR”), which came into effect in May 2018, as supplemented by any national laws (such as in the U.K., the Data Protection Act 2018) and further implemented through binding guidance from the European Data Protection Board. In the United States, several states have adopted revised legislation to expand data breach notification rules and to mirror some of the protections provided by the GDPR, some states, including California have adopted data protection legislation that require companies to make significant changes in their data processing operations.

72

Social Responsibility

We maintain an open, honest and responsible approach towards our stakeholders which include our employees, suppliers, customers, investors and the wider community. As both a B2B provider of games of skill and chance in regulated intra-state internet gambling markets, we have placed our responsible gambling policies and tools at the core of our vision to provide industry-leading entertainment in a socially responsible fashion. The GameSTACK software platform has myriad features for detection and prevention of problem gambling as well as offering tools to end user gamblers to limit their gambling activities online, in compliance with the challenging technical requirements of New Jersey, Pennsylvania and Indiana as well as the United Kingdom.

Our platform services enable our casino operators to offer their players an array of tools to control their spending, including deposit limits, wagering value limits, wagering frequency limits, time limits, definable self-exclusion and/or cooling-off periods. This, coupled with sophisticated reporting and analytics, allows operators to identify potentially compulsive behavior and take the required action to ensure the protection of any vulnerable players in line with their operating requirements in the relevant intra-state gambling market. Our teams are extensively trained in the area of responsible gambling, to assist end user players displaying signs of gambling addiction and guide them in the correct direction to seek assistance. We also, in conjunction with our customers and third-party service partners, provide robust age verification processes to ensure that no minors can access the gambling opportunities provided on our customer’s websites.

Facilities

Our principal operational offices are located in London, U.K., under a lease for approximately 4,300 square feet of office space, expiring on October 2020. We also lease regional offices and space in Bulgaria, New Jersey, Las Vegas and Israel under leases with terms of one to five years.

We believe that our current facilities are adequate to meet our needs for the near future and that suitable additional or alternative space will be available on commercially reasonable terms to accommodate our foreseeable future operations.

Employees

As of December 31, 2019, we had 136 employees, located in 4 countries.

Our goal is to attract and retain highly qualified and motivated personnel. We also often employ independent contractors to support our efforts. None of our employees or contractors are subject to a collective bargaining agreement. We consider our employee relations to be good and we have never experienced a work stoppage.

We are committed to maintaining a working environment in which diversity and equality of opportunity are actively promoted and all unlawful discrimination is not tolerated. We are committed to ensuring employees are treated fairly and are not subjected to unfair or unlawful discrimination. We value diversity and to that end recognize the educational and business benefits of diversity amongst our employees, applicants and other people with whom we have dealings.

Corporate information

Our principal executive offices are located at 70 Newcomen Street London SE1 1YT. Our telephone number there is +44(0) 20 7292 6262 and our web address is www.GAN.com. We do not incorporate the information on our website into this prospectus and you should not consider any such information that can be accessed through our website as part of this prospectus.

73

MANAGEMENT

Directors and Executive Officers

Set forth below is the name, age, position and a brief account of the business experience of each of our directors and executive officers as of the date of this prospectus.

Name	Age	Position
Dermot S. Smurfit (1)	45	Chief Executive Officer and Executive Director
Karen Flores	45	Chief Financial Officer
Simon Knock	41	Chief Information Officer
Seamus McGill	68	Non-Executive Chairman of the Board of Directors
Michael Smurfit Jr. (1)	55	Non-Executive Director
David Goldberg	51	Non-Executive Director

(1)	Dermot S. Smurfit and Michael Smurfit Jr. are related as first cousins

The address of each of our executive officers and directors is c/o Axe & Bottle Court, 70 Newcomen Street, London, SE1 1YT, United Kingdom.

Biographical Information

Dermot S. Smurfit is our Chief Executive Officer and a member of our Board of Directors. Dermot joined GAN as a director in 2003 and became Chief Executive Officer in 2010. He previously worked in the European Investment Banking team of SoundView Technology Group. He has operational and management experience in online gaming through his experience with GAN, together with M&A, strategic advisory and private equity financing experience in the gaming technology industry. Dermot is a qualified (non-practicing) U.K. lawyer specialized in corporate finance. His education encompasses an LLB in Law from Exeter University, the Legal Practice Course from the College of Law (U.K.) and the Investment & Corporate Finance advisory qualification from the U.K.’s Financial Conduct Authority.

Karen Flores is our Chief Financial Officer, serving in that role since January 2020. Karen has over 15 years’ experience in senior financial management roles. Immediately prior to joining GAN, Karen served as Vice President, Corporate Finance and Analysis of Alorica, Inc. Before then, she served as Senior Director of Financial Planning and Analysis for the Walt Disney Company, following Disney’s acquisition of Maker Studios Inc., where she was serving as its Senior Vice President, Finance. Additional senior financial roles include positions with MySpace Music and Napster. Karen began her career as a financial analyst with Microsoft.

Simon Knock is our Chief Information Officer, serving in that role since July 2016. Simon joined GAN in September 2010 as Technical Director and has nearly twenty years of internet gambling industry experience. Prior to GAN, Simon held various technology development and management roles with U.K. operator William Hill and operations roles with Canadian online gaming software developer CryptoLogic, Inc. Simon has a software engineering background, originally developing UK Government revenue systems and private sector logistics products.

Seamus McGill is a member of our Board of Directors. Seamus joined the Board of GAN in April 2014. He has 25 years’ experience in the gaming and technology industries and most recently was President of JOINGO, a mobile software company in San Jose, California. Prior to JOINGO, Seamus spent five years at Aristocrat Technologies as Chief Operating Officer and helped deliver 20% year-on-year growth in the Americas for the second largest manufacturer of slot machines and gaming solutions in the world. Prior to Aristocrat, he was President of Cyberview Technology before selling the company to IGT. Seamus held senior positions at WMS Gaming Inc. and oversaw the global growth of the company. He started his career in gaming with Mikohn Gaming Corporation.

Michael Smurfit Jr. is a member of our Board of Directors. He joined the Board of GAN in June 2003. He is Chief Executive of SF Investments, a privately-held company that manages world-wide investments on behalf of the Smurfit family. Michael is a director of a number of companies, including Inflection Biosciences and The K Club Limited. He previously held a number of senior positions within the Jefferson Smurfit Group both in Europe and the U.S.

74

David Goldberg is a member of our Board of Directors. David joined GAN in December 2018. He is an experienced public company and startup CEO, board member and advisor with extensive experience in gaming, entertainment and sports. He currently serves as a senior adviser to TPG, one of the world’s largest private equity firms. He was recently a board and audit committee member at Trans World (OTCQB TWOC), which operates casinos in the Czech Republic and was sold in mid-2018, and previously was the CEO of Youbet.com (Nasdaq UBET) which was at the time the United States’ largest online wagering company.

Board of Directors

Our bye-laws provide that our Board of Directors shall consist of not less than three and not more than ten directors as determined by resolution of the Board of Directors from time to time. Our Board of Directors currently consists of four directors.

Our Board of Directors is responsible for formulating strategy, corporate and capital structure, overseeing financial reporting and auditing, external communication, board appointments, compensation policy and maintenance of corporate governance standards. The Board of Directors is also responsible for ensuring that the necessary internal control mechanisms are in place to identify business, financial and operating risks and developing adequate structures and policies to mitigate those risks.

Committees of our Board of Directors

Our Board of Directors has a separately designated standing Audit Committee, Remuneration Committee and Nomination Committee. The following table sets forth the composition of each committee:

Name	Audit Committee	Remuneration Committee	Nomination Committee
Dermot S. Smurfit
Seamus McGill	Member	Chair	Member
Michael Smurfit Jr.	Member	Member	Chair
David Goldberg	Chair	Member	Member

Audit Committee

Our Audit Committee consists of three members. Our Board of Directors has determined that each member of the Audit Committee meets the definition of “independent director” for purposes of serving on an audit committee under applicable SEC and Nasdaq rules. Each member of the Audit Committee is financially literate, and in addition, our Board of Directors has determined that David Goldberg qualifies as an “audit committee financial expert,” as defined in applicable SEC regulations.

Our Audit Committee is authorized to:

●	approve and retain the independent auditors to conduct the annual audit of our financial statements;

●	review the proposed scope and results of the audit;

●	review and pre-approve audit and non-audit fees and services;

●	review accounting and financial controls with the independent auditors and our financial and accounting staff;

●	review and approve transactions between us and our directors, officers and affiliates;

●	recognize and prevent prohibited non-audit services;

●	establish procedures for complaints received by us regarding accounting matters; and

●	oversee internal audit functions, if any.

75

Compensation Committee

Our Compensation Committee is comprised of three members. Our Board of Directors has determined that each member is “independent” as that term is defined in the applicable SEC and Nasdaq rules. Our Compensation Committee is authorized to:

●	review and determine the compensation arrangements for management;

●	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

●	administer our stock incentive and purchase plans;

●	oversee the evaluation of the board of directors and management; and

●	review the independence of any compensation advisers engaged by the compensation committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of three members. Our Board of Directors has determined that each member of the committee is “independent” as that term is defined in the applicable SEC and Nasdaq rules. Our Nominating and Corporate Governance Committee is authorized to:

●	identify, evaluate and make recommendations to our board of directors regarding prospective director nominees;

●	evaluate and make recommendations to our board of directors regarding the compensation of our board of directors and its committees;

●	oversee the evaluation of our board of directors and its committees;

●	review developments in corporate governance practices;

●	evaluate the adequacy of our corporate governance practices and reporting; and

●	develop, periodically review and make recommendations to our board of directors regarding corporate governance guidelines and matters.

Committee Charters and Other Corporate Governance Matters

Our Board of Directors has adopted a written charter for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee that satisfies the applicable standards of the SEC and Nasdaq. Copies of those charters are available on our website at www.GAN.com.

Under the Nasdaq Marketplace Rules, foreign private issuers such as our Company are permitted to follow home country corporate governance practices instead of certain provisions of the Nasdaq Marketplace Rules without having to seek individual exemptions from Nasdaq. A foreign private issuer making its initial public offering or first U.S. listing on Nasdaq that follows a home country practice instead of any such provisions of the Nasdaq Marketplace Rules must disclose in its registration statement or on its website each requirement of the Nasdaq Marketplace Rules that it does not follow and describe the home country practice it follows in lieu of such requirements. We currently intend to comply with all applicable Nasdaq Marketplace Rules.

The Quoted Companies Alliance Corporate Governance Code

As a company admitted to AIM, GAN plc is currently obliged to ‘comply or explain’ with a recognized corporate governance code in its annual reporting and its website. GAN plc adopted the principles of the Quoted Companies Alliance (“QCA”) Corporate Governance Code (“QCA Code”). The QCA is the independent membership organization that champions the interests of small to mid-size quoted companies and the QCA Code is generally accepted by the market as one appropriate for GAN plc.

76

The QCA Code is constructed around ten broad principles (accompanied by an explanation of what these principles entail, under ‘application’) and a set of disclosures. The QCA Code states what is considered to be appropriate arrangements for growing companies and asks companies to provide an explanation about how they are meeting the principles through the prescribed disclosures.

GAN plc materially complies with all ten principles, and clearly discloses on both its website and annual reporting where it immaterially departs from the QCA Code, and the reasons for doing so. Immaterial departures include, for example, that GAN plc does not have a dedicated investor relations role, and GAN plc feels that this is not appropriate given the size and stage of development of GAN plc.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct, which outlines the principles of legal and ethical business conduct under which we do business. The Code of Business Conduct applies to all of our directors, officers and employees. A copy of our Code of Business Conduct is available on our corporate website at www.GAN.com. We do not incorporate the information on our website into this prospectus and you should not consider any such information that can be accessed through our website as part of this prospectus. Any amendments or waivers from the provisions of the Code of Business Conduct for our executive officers or directors will be made only after approval by a committee consisting of a majority of our independent directors and will be disclosed on our corporate website promptly following the date of such amendment or waiver.

Director Compensation

The following table sets forth information concerning the compensation earned during the year ended December 31, 2019 by each of our non-employee directors (i.e., all of our directors other than Dermot S. Smurfit, our Chief Executive Officer, who receives no additional compensation for serving as a director):

Name	Cash Compensation	Pension Contributions	Share-Based Compensation
Seamus McGill	172,576	-	58,824
Michael Smurfit Jr.	37,559	-	58,824
David Goldberg	60,000	-	69,497
Roger Kendrick*	16,838	-	-
Richard Santiago*	130,000	2,600	-

* Mr. Kendrick resigned as director on March 19, 2019, Mr. Santiago resigned as of June 30, 2019

Compensation received was converted from British pounds to U.S. Dollars using the average exchange rate for the fiscal year ended December 31, 2019.

Our non-executive directors serve pursuant to the terms of a standard letter of appointment, which acts as a service contract. The letter of appointment contemplates that the non-employee director will serve a three-year term, subject to re-election by the Company’s shareholders at the annual general meeting, and regulatory compliance. The letter of appointment also allows for termination by the Company or the director, at the discretion of either, upon three month’s written notice; however, the Board of Directors can require a director to resign immediately if it determines that a director’s position becomes untenable due to a conflict of interest. Non-executive directors are required to devote sufficient time necessary to fulfill their duties. The letter of appointment provides for payment of an annual cash fee, which is paid monthly in arrears. In addition, non-executive directors are provided with an option grant under the Company’s option plan. The option grant is typically provided in two portions—half that vests immediately upon appointment and a second half that vests on the anniversary of the date of appointment. Non-executive directors are eligible for additional discretionary option grants under the terms of the Company’s 2017 and 2019 Stock Option Plans. Directors are also reimbursed for expenses reasonably incurred in the performance of their duties. We do not maintain any service contracts with our directors that provide monetary benefits, such as cash termination payments, upon our directors’ termination of service with us.

On December 30, 2019 our Board of Directors adopted a bonus program, providing for compensation to each member of the Board of Directors contingent upon the successful completion of the Reorganization and this offering. The bonus program is comprised of an aggregate of up to £454,464 to be allocated among the directors as awards. The awards are payable within fourteen days following the closing of this offering. The directors will have the option to elect to receive all or any portion of their awards in ordinary shares of GAN Limited, valued at the price of the ordinary shares in this offering. If no election is made, the awards will be paid in cash.

Executive Officer Compensation and Employment Agreements

The following table sets forth information concerning the cash compensation earned during the fiscal year ended December 31, 2019 by our executive officers including our Chief Executive Officer, Chief Financial Officer and Chief Information Officer:

Name and Principal Position	Salary	Bonus (1)	All Other Compensation (2)	Total (3)
Dermot S. Smurfit	$421,600	$250,000	$219,655	$891,255
Chief Executive Officer and Director
Karen Flores(4)	-	-	-	-
Chief Financial Officer
Simon Knock	233,333	94,000	43,194	370,527
Chief Information Officer
Richard Santiago*	130,000	-	2,600	132,600
Chief Financial Officer

* Mr. Santiago resigned as of June 30, 2019

(1)	Amount shown reflects bonuses awarded for achievement of performance goals in 2019.

(2)	Amount shown represents pension contributions made by us.

(3)	Total compensation set out in this table includes amounts for the value of options to acquire our ordinary shares granted to or held by current senior management, which is described in “2017 and 2019 Share Options Plans.”

(4)	Ms. Flores began her employment on January 13, 2020.

77

Employment Agreements

We have entered into written employment agreements with each of our executive officers, including Dermot Smurfit, Karen Flores and Simon Knock. The employment agreements provide for compensation elements, including: base salary which is subject adjustment annually, discretionary bonus compensation, grants of incentive equity compensation under the 2017 Stock Option Plan and 2019 Stock Option Plan described below, medical insurance, paid leave and other customary benefits. The employment agreements also contain standard invention contribution provisions and related agreements, and a non-compete agreements following termination of employment. The agreements provide for varying amounts of notice prior to termination. In some instances, they provide for severance benefits to be paid post termination for terminations that are without “cause”.

2017 and 2019 Share Option Plans

We currently operate two option plans, the 2017 Share Option Plan and the 2019 Share Option Plan. The terms of the two plans are substantially identical. Following our shareholders adoption of the 2019 Share Option Plan in June 2019, we discontinued issuing new awards under the 2017 Share Option Plan. As of December 31, 2019, there were outstanding options covering 10,959,750 shares of GAN plc at a weight exercise price of 50.78 pence ($0.67 based on the exchange rate on December 31, 2019).

All employees of the company or any participating member of the company are eligible to participate in the 2019 Share Option Plan. This expressly includes non-executive Directors. The 2019 Share Option Plan provides for awards of options to acquire ordinary shares of GAN plc. Stock options granted under the 2019 Share Option Plan are required to have an exercise price of not less than the higher of the fair market value of a share at the grant date and the nominal value of a share.

Generally, options granted under the 2019 Share Option Plan vest in three equal tranches over three years from the date of grant. Options under the 2019 Share Option Plan have a maximum term of 10 years from the date of grant. Options under the 2019 Share Option Plan normally lapse where a participant ceases to be employed by the company. However, when a participant ceases to be employed by reason of death, injury, ill-health or disability, redundancy, retirement, the sale or transfer of the company or business to which their employment relates, or any other reason as the Compensation Committee may determine, then the vested options will remain exercisable for a period of six months after cessation of employment (12 months in the case of death) and if not exercised, then shall lapse at the end of that period. The exercise price for an option may be paid in the form of consideration determined by the Compensation Committee.

The 2019 Share Option Plan is administered by the Compensation Committee. The Compensation Committee may amend the 2019 Share Option Plan by resolution provided that: (1) prior approval of the Company in general meeting will be required for any amendment to the advantage of participants to those provisions of the 2019 Share Option Plan relating to eligibility, the limitations on the number of ordinary shares, cash or other benefits subject to the 2019 Share Option Plan, a participant’s maximum entitlement or the basis for determining a participant’s entitlement under the 2019 Share Option Plan and the adjustment thereof in the event of a variation in capital, except in the case of minor amendments to benefit the administration of the 2019 Share Option Plan and amendments to take account of changes in legislation or to obtain or maintain favorable tax, exchange control or regulatory treatment for participants or for any member of the company, and (2) no amendment may be made which would alter, to the material disadvantage of any participants, any rights already acquired by such participants under the 2019 Share Option Plan without the prior approval of the majority of the affected participants.

The summaries of the 2017 and 2019 Share Option Plans are qualified in their entirety by reference to the 2017 and 2019 Share Option Plans, copies of which are filed as exhibits to the Registration Statement, of which this prospectus forms a part.

78

Indemnification Agreements

In connection with this offering, we intend to enter into new indemnification agreements with each of our directors and executive officers that will provide our directors and executive officers with additional protection regarding the scope of the indemnification set forth in our post-offering bye-laws. Pursuant to these agreements, we will indemnify each such person (to the fullest extent permitted by Bermuda law) against all costs and expenses, including expense advances, incurred in connection with any claim by reason or arising out of any event or occurrence relating to the fact that such person is our director or executive officer or is serving at our request at another corporation or entity, or by reason of any activity or inactivity while serving in such capacity. However, we are not obligated to indemnify our directors or executive officers under these agreements if:

●	indemnification is prohibited by our bye-laws or applicable law;

●	the action initiated by the person is not authorized by our Board of Directors; or

●	a court determines that the person did not act in good faith and in a manner that such officer or director reasonably believed to be in or not opposed to the best interests of the Company.

79

PRINCIPAL SHAREHOLDERS

The following table sets forth information, as of March 11, 2020 (except as otherwise provided below), regarding the beneficial ownership of our ordinary shares: (i) immediately prior to the consummation of the offering and (ii) as adjusted to reflect the sale of our ordinary shares in this offering, for:

●	each of our directors;

●	each of our executive officers;

●	all of our directors and our executive officers as a group; and

●	each person who is known by us to own beneficially 5% or more of our outstanding ordinary shares.

The column entitled “Shares Beneficially Owned Prior to the Offering—Percent” is based on ordinary shares of GAN plc outstanding as of March 11, 2020, adjusted to reflect the exchange of all outstanding ordinary shares of GAN plc into ordinary shares of GAN Limited at a ratio of four ordinary shares of GAN plc for each ordinary share of GAN Limited as part of the Share Exchange and Reorganization. The columns entitled “Shares Beneficially Owned After the Offering—Percent” is based on (i) ordinary shares to be issued and outstanding immediately after the closing of this offering, assuming no exercise of the underwriter’s over-allotment option, and (ii) ordinary shares to be issued and outstanding immediately after closing of this offering, assuming exercise of the underwriter’s over-allotment option. As of   , the registrar and transfer agent for      our Company reported that of our ordinary shares were held by record holders in the United States.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days of March 11, 2020, including through the vesting of deferred share awards, exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person. Unless otherwise indicated, the business address of each such person is c/o Axe & Bottle Court, 70 Newcomen Street, London, SE1 1YT, United Kingdom.

			Shares Beneficially Owned After the Offering
	Shares Beneficially Owned Prior to the Offering		Excluding Exercise of Over-Allotment			Including Exercise of Over-Allotment
	Number	Percent	Number	Percent		Number	Percent
Name of Beneficial Owner (1)
Holders of Greater than 5% (2)
Sir Michael Smurfit Snr	2,846,389	13.21%			%			%
Dermot Smurfit (3)	2,714,862	12.21%
Ravenswood Mgt Company (4)	1,250,000	5.80%			%			%

Directors and Executive Officers:
Dermot S. Smurfit (3)	2,714,862	12.21%			%			%
Seamus McGill (5)	222,322	1.02%		*	%		*	%
Michael Smurfit Jr. (6)	477,000	2.20%			%			%
David Goldberg (7)	175,000	* %		*	%		*	%
Karen Flores (8)	100,000	* %
Simon Knock (9)	288,500	1.32%

All directors and executive officers as a group (4 persons) (9)	2,352,726	14.89%			%			%

*	Less than 1%.
(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.
(2)	The information with respect to the holders of 5% or more of our outstanding ordinary shares is derived from inquiries made by our authorized representatives to such holders. Such holders, and in particular financial institutions, may likely hold their shares as nominees on behalf of other beneficial owners, the identities of whom have not been disclosed to us by the above listed holders.
(3)	Includes 686,500 shares of common shares issuable upon the exercise of share options exercisable within 60 days of March 11, 2020.
(4)	has an address of 99 Wynchgate, Southgate, London, N14 6RJ.
(5)	Includes 200,000 shares of common shares issuable upon the exercise of share options exercisable within 60 days of March 11, 2020.
(6)	Includes 175,000 shares of common shares issuable upon the exercise of shares options exercisable within 60 days of March 11, 2020.
(7)	Includes options of 175,000 shares of common shares issuable upon the exercise of shares options exercisable within 60 days of March 11, 2020.
(8)	Includes 100,000 shares of common shares issuable upon the exercise of shares options exercisable within 60 days of March 11, 2020.
(9)	Includes 288,500 shares of common shares issuable upon the exercise of shares options exercisable within 60 days of March 11, 2020.

80

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Companies

From time to time in the ordinary course of our business we contract for services from companies in which certain of our executive officers or directors may serve as director or advisor. The cost of these services is negotiated on an arm’s length basis and none of these arrangements is material to us.

During 2018, 9% convertible loan notes were repaid, including interest to certain Directors and related parties. Repayment of $0.2 million was made to Roger Kendrick, who is a Director. Repayment of $6 thousand (including interest of $1 thousand) was made to Michael Smurfit, Jr., who is a Director. Repayment of $3.5 million was made to Sir Michael Smurfit, who is a related party to Michael Smurfit Jr.

As at year ended December 31, 2019, included within Trade and other receivables of the Consolidated Statement of Financial Position, is $0.1 million, inclusive of 3 thousand of interest, owed to the Company by Dermot Smurfit, who is a director of the company. The interest earned by the Company is included in Net finance costs within the Consolidated Statement of Comprehensive Income. On March 20, 2020, the outstanding loan and interest to Dermot Smurfit was paid back in full.

On March 5, 2020, GAN Limited secured the cash consideration through a loan from certain of the Company’s shareholders, including Dermot S. Smurfit, the Company’s chief executive officer. The loan is unsecured and bears interest at 15% per annum subject to a minimum interest fee of £300,000. The loan is expected to be repaid in full promptly following the reorganization from existing cash resources of GAN plc.

Agreements with Directors and Officers

For information regarding agreements between us and certain of our executive officers and directors, see “Management—Executive Officer Compensation and Employment Agreements” and “Management—Indemnification Agreements” above.

81

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital summarizes certain provisions of our memorandum of association and our bye-laws that will become effective immediately prior to the consummation of this offering. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our memorandum of association and bye-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors are urged to read the exhibits to the registration statement of which this prospectus forms a part for a complete understanding of our memorandum of association and bye-laws.

General

GAN Limited is an exempted company limited by shares incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda under registration number 55183. We were incorporated in Bermuda on December 13, 2019.

From 2002, until the Reorganization, we operated as GAN plc, a public limited company under the laws of the United Kingdom. Prior to the completion of this offering, under a scheme of arrangement approved by the shareholders of GAN plc and appropriate U.K. authorities, each share of GAN plc will be cancelled and re-issued to GAN Limited, which will then issue shares of GAN Limited to the former shareholders of GAN plc in exchange for all outstanding shares of GAN plc on a one-for-four basis. Each shareholder of GAN plc will also receive such shareholder’s pro rata portion, based on share ownership, of an aggregate of £2.0 million in cash. See “Corporate Structure.”

The registered office of GAN Limited is located at Park Place, 55 Pa La Ville Road, Hamilton HM 11, Bermuda and its principal place of business is at Axe & Bottle Court 70 Newcomen Street London SE1 1YT. The telephone number at its registered office is +1 441 242 1500. Walkers Corporate (Bermuda) Limited is our agent for service of process in Bermuda having an address of Park Place, 55 Par La Ville Road, Hamilton HM 11, Bermuda.

Authorized and Issued Share Capital

Our authorized share capital initially consists of $      divided into           ordinary shares, par value $0.01 per share. Upon the completion of this offering and the repurchase, for $100, of 10,000 ordinary shares issued to Dermot S. Smurfit, our Chief Executive Officer, there will be        ordinary shares issued, or       ordinary shares issued, if the underwriter’s overallotment option is exercised in full. All of our issued and outstanding ordinary shares prior to completion of this offering are and will be fully paid, and all of our shares to be issued in this offering will be fully paid. Pursuant to our bye-laws, subject to the requirements of any stock exchange on which our shares are listed and to any resolution of the shareholders to the contrary, our Board of Directors is authorized to issue any of our authorized but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares (for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes the Nasdaq Capital Market).

To date, GAN plc has financed its operations through cash provided by operating activities, funds raised in public and private placements of ordinary shares and through borrowings under credit facilities.

Ordinary Shares

Holders of ordinary shares have no pre-emptive rights under the Bermuda Companies Act, or under the bye-laws. In addition, the ordinary shares have no right to redemption, conversion or sinking fund rights. Holders of ordinary shares are entitled to one vote per share on all matters submitted to a vote of holders of ordinary shares. Unless a different majority is required by Bermuda law or by our bye-laws, resolutions to be approved by holders of ordinary shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. In the event of our liquidation, dissolution or winding up, the holders of ordinary shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities.

82

Dividends and Other Distributions

Under Bermuda law, a company may not declare or pay dividends, or make a distribution out of contributed surplus, if there are reasonable grounds for believing either that (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of its assets would thereby be less than its liabilities. Share premium accounts may be reduced in certain limited circumstances. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends and/or make distributions to U.S. residents who are holders of our ordinary shares.

Variation of Rights

Subject to the special rights for the time being attached to any class of shares, if at any time we have more than one class of issued shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (1) with the consent in writing of the holders of three-fourths in nominal value of the issued shares of that class; or (2) with the sanction of a resolution passed by the holders of a majority of not less than three-fourths in nominal value of shares as voted (in person or by proxy) at a separate general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons is present holding at least one-third in nominal value of the issued shares of the class (excluding any shares held as treasury shares).

Shareholder Meetings

Under our bye-laws, annual shareholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of Bermuda. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our bye-laws provide that shareholders be given at least twenty-one clear days’ notice in advance of an annual general meeting and fourteen clear days’ notice in advance of a special general meeting. Bermuda law provides that a special general meeting of shareholders may be called by the Board of Directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Our bye-laws provide that the Board of Directors may convene a special general meeting whenever in their judgment such meeting is necessary and that the Board of Directors must call a special general meeting upon the request of shareholders holding not less than 10% of the paid-up capital of the Company carrying the right to vote at a general meeting.

Anti-Takeover Provisions

The following is a summary of the provisions of our bye-laws that may be deemed to have an anti-takeover effect:

Election and Removal of Directors

Our bye-laws do not permit cumulative voting in the election of directors. Our bye-laws require shareholders wishing to propose a person for election as a director (other than persons proposed by our Board of Directors) to give advance written notice of nominations for the election of directors. Our bye-laws also provide that our directors may be removed only upon the affirmative vote of the holders of a majority of the ordinary shares voted in person or by proxy at a duly authorized meeting of shareholders called for that purpose, provided that notice of such meeting is served on such director at least 14 days before the meeting and at such meeting the director shall be entitled to be heard on the motion for such removal. These provisions may discourage, delay or prevent the removal of our incumbent directors. Our bye-laws also provide for the election of directors to be staggered into three classes, of equal number or as close in number as reasonably possible. Each class of directors are elected for a three-year term until their successors are appointed or they are re-elected at the corresponding annual general meeting.

Limited Actions by Shareholders

Subject to certain rights set out in the Bermuda Companies Act, our bye-laws provide that shareholders are required to give advance notice to us of any business to be introduced by a shareholder at any annual general meeting. The advance notice provisions provide that, for business to be properly introduced by a shareholder when such business is not specified in the notice of meeting or brought by or at the direction of our Board of Directors, the shareholder must have given our secretary notice not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual general meeting of the shareholders. In the event the annual general meeting is called for a date that is not within 30 days before or after such anniversary date, the shareholder must give our secretary notice not later than 10 days following the earlier of the date on which notice of the annual general meeting was given to the shareholders or the date on which public disclosure of the annual general meeting was made. The chairman of the meeting may, if the facts warrant, determine and declare that any business was not properly brought before such meeting and such business will not be transacted.

83

Limitations on Liability and Indemnification of Directors and Officers

We are a Bermuda exempted company limited by shares. The Bermuda Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability imposed on them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. The Bermuda Companies Act further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to the Bermuda Companies Act. We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The indemnification provided in the bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided these rights do not extend to his or her fraud or dishonesty.

Our bye-laws further provide that the shareholders waive all claims or rights of action that they might have, individually or in right of our Company, against any of our directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer or any claims of violations of the Securities Act or the Exchange Act the waiver of which would be prohibited by Section 14 of the Securities Act and Section 29(a) of the Exchange Act.

Our bye-laws further provide that we shall pay to or on behalf of any such director or officer any and all costs and expenses associated in defending or appearing or giving evidence in the proceedings referred to above as and when such costs and expenses are incurred; provided that in the event of a finding of fraud or dishonesty, such person shall reimburse to us all funds paid by us in respect of costs and expenses of defending such proceedings.

The Bermuda Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. Our bye-laws provide that we may purchase and maintain insurance for the benefit of any director or officer against any liability incurred by him under the Bermuda Companies Act in his capacity as a director or officer or indemnifying such director or officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to us or our subsidiaries.

Registrar or Transfer Agent

A register of holders of the ordinary shares will be maintained by Walkers Corporate (Bermuda) Limited in Bermuda, and Continental Stock Transfer and Trust Company will serve as transfer agent and registrar and maintain a branch register of holders of our ordinary shares.

Our Ordinary Shares in the United States Will Be Registered

The ordinary shares to be sold in this offering will have been registered with the SEC. In the United States, participating brokerage firms hold freely-tradeable shares electronically (also referred to as “book-entry” or in “street name”) through the Depository Trust Company, or DTC, a third-party that was founded and is owned by member brokerage firms. DTC then establishes an account in its electronic system and allocates interests in the shares among the brokerage firms, which in turn credit the accounts of brokerage customers. In accordance with market practice in the United States and system requirements of stock markets, the underwriters have designated that the ordinary shares sold in this offering be issued or transferred, as applicable, to DTC. There is no contractual arrangement between GAN Limited and DTC.

84

If you purchase beneficial interests in our ordinary shares in this offering, you must look solely to your broker or bank for the payment of all dividends, the exercise of voting rights attaching to our ordinary shares and all other rights arising in respect of our ordinary shares. Your broker or bank must, in turn, look solely to DTC for the payment of all dividends, the exercise of voting rights attaching to our ordinary shares and all other rights arising with respect to our ordinary shares.

You may request through your broker to hold shares directly in certificated form instead of holding shares indirectly through DTC. Your broker may obtain on your behalf shares in certificated form through our U.S. transfer agent. However, the conversion from a beneficial interest in shares legally owned by Cede & Co. as holder of legal title to the ordinary shares to actual ordinary shares, and vice versa, may require both time and the payment of processing fees to our transfer agent in addition to fees that may be levied by your brokerage firm.

If you elect to hold shares directly in certificated form in your own name, which will be represented by a paper certificate, you will be a GAN Limited shareholder and therefore you may be more easily able to exercise the shareholder rights attaching to the shares than would be the case were you to hold beneficial interests in the shares held by Cede & Co. for DTC. Conversely, if you decide to hold your beneficial interests in the shares held by Cede & Co. for DTC through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank. Please consult with your broker or bank to determine those procedures. If you hold your beneficial interests in our shares through DTC, because you are not an actual shareholder of GAN Limited, you may look only to your broker or bank for recourse related to your beneficial interest in the ordinary shares.

Listing

We have applied to list our ordinary shares on The Nasdaq Capital Market under the symbol “GAN.” Following this offering, the ordinary shares of GAN plc will no longer trade on the AIM market of the London Stock Exchange.

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends and/or distributions to United States residents who are holders of our ordinary shares.

The Bermuda Monetary Authority has given its general permission for exchange control purposes for the issue and free transferability of all of the ordinary shares that are the subject of this offering to and between persons resident and non-resident of Bermuda, provided our shares remain listed on an appointed stock exchange, which includes The Nasdaq Capital Market. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, with respect to any trust, we are not bound to investigate or see to the execution of any such trust, and we will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

Holders of Record

As of          , 2020, there were approximately         individual holders of record entered in the share register of GAN plc, of which we believe there were approximately         U.S. residents who held approximately        % of the issued and outstanding ordinary shares of GAN plc. The number of individual holders of record is based exclusively upon our share register and does not either include holders of shares in dematerialized, or book-entry, form or address whether a single share certificate may be held by the holder of record on behalf of more than one person or institution who may be deemed to be the beneficial owner of some but not all of the shares represented by a single share certificate.

None of our shareholders has different voting rights from other shareholders after the closing of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of the Company.

85

COMPARISON OF DELAWARE LAW AND BERMUDA LAW

You should be aware that the Bermuda Companies Act, which applies to us, differs in certain material respects from laws generally applicable to Delaware corporations and their shareholders. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Bermuda Companies Act (including modifications adopted pursuant to our bye-laws) and Bermuda common law applicable to us and our shareholders which differ in certain respects from provisions of the General Corporation Law of the State of Delaware. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and our shareholders or all aspects of Delaware law which may differ from Bermuda law.

Corporate Law Issue	Bermuda Law	Delaware Law
Special Meetings of Shareholders

Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than one-tenth of the paid-up capital of the company carrying the right to vote at general meetings. Our bye-laws provide that the Board of Directors may convene a special general meeting and that the Board of Directors must call a special general meeting upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at a general meeting.

Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting.

Our bye-laws provide that shareholders be given at least 21 clear days’ notice in advance of annual general meetings and 14 clear days’ notice in advance of special general meetings.

Shareholders generally do not have the right to call meetings of shareholders unless that right is granted in the certificate of incorporation or bye-laws. However, if a corporation fails to hold its annual meeting within a period of 30 days after the date designated for the annual meeting, or if no date has been designated for a period of 13 months after its last annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a shareholder.
Interested Director Transactions	Bermuda law provides that if a director has an interest in a material contract or proposed material contract with us or any of our subsidiaries or has a material interest in any person that is a party to such a contract, the director must disclose the nature of that interest at the first opportunity either at a meeting of directors or in writing to the directors. Our bye-laws provide that, after a director has made such a declaration of interest, he is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he has an interest.

Interested director transactions are permissible and may not be legally voided if:

● either a majority of disinterested directors, or a majority in interest of holders of shares of the corporation’s capital stock entitled to vote upon the matter, approves the transaction upon disclosure of all material facts; or

●  the transaction is determined to have been fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the shareholders.

86

Corporate Law Issue	Bermuda Law	Delaware Law
Voting and Quorum Requirements

Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, by the Bermuda Companies Act. Under our bye-laws, at any general meeting, any two shareholders present and representing in person or by proxy a simple majority of the total issued voting shares in the company throughout the meeting and entitled to vote shall form a quorum for the transaction of business. Generally, except as otherwise provided in the bye-laws, or the Bermuda Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast. Our bye-laws do not permit cumulative voting.

Any individual who is a shareholder of our Company and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. Our bye-laws also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in the form specified in the bye-laws or such other form as the board may determine. Under our bye-laws, each holder of ordinary shares is entitled to one vote per ordinary share held.

The certificate of incorporation of a Delaware corporation may provide that shareholders of any class or classes or of any series may vote cumulatively either at all elections or at elections under specified circumstances.

For a Delaware corporation, the presence, either in person or by proxy, of as few as one third of the shares eligible to vote may constitute a quorum. Except for certain extraordinary transactions, such as approving a merger, shareholders of a Delaware corporation may act by the majority vote of the shares present, either in person or by proxy.

Under Delaware law, a shareholder entitled to vote at a meeting or express consent or dissent to a corporate action in writing in lieu of a meeting may authorize another person or persons to act for such shareholder by proxy; provided, that no such proxy may be voted or acted upon after three years from its date unless the proxy provides for a longer period.

Approval of Corporate Matters by Written Consent	Our bye-laws provide that anything which may be done by resolution of the Company in a general meeting, may be done by written resolution.	Unless otherwise specified in a corporation’s certificate of incorporation, shareholders may take action permitted to be taken at an annual or special meeting, without a meeting, notice or a vote, if consents, in writing, setting forth the action, are signed by shareholders with not less than the minimum number of votes that would be necessary to authorize the action at a meeting. All consents must be dated and are only effective if the requisite signatures are collected within 60 days of the earliest dated consent delivered.

87

Corporate Law Issue	Bermuda Law	Delaware Law
Takeover Provisions	Our bye-laws do not contain any takeover provisions and there is no takeover provision expressly provided for under the Bermuda Companies Act.	Subject to certain exceptions, Section 203 of the Delaware General Corporation Law prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A “business combination” is defined to include a merger or asset sale involving the interested stockholder or any other transaction resulting in a financial benefit to the interested stockholder. Subject to various exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% or more of a corporation’s voting stock.
Limitations on Directors Liability and Indemnification of Directors and Officers

Section 98 of the Bermuda Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Bermuda Companies Act. Section 98 of the Bermuda Companies Act further provides that a company may advance moneys to an officer (including a director) or auditor for the costs, charges and expenses incurred by the officer (including a director) or auditor in defending any civil or criminal proceedings against them, on condition that the officer (including a director) or the auditor shall repay the advance if any allegation of fraud or dishonesty is proved against them. We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the Company, against any of the Company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer or any claims of violations of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the waiver of which would be prohibited by Section 14 of the Securities Act and Section 29(a) of the Exchange Act.

Section 98A of the Bermuda Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and intend to maintain a directors’ and officers’ liability policy for such purpose.

Our bye-laws provide for the exclusive jurisdiction of any federal court (or, in the event of lack of federal jurisdiction, any state court) sitting in the Borough of Manhattan, City of New York, New York, United States for all disputes concerning or in connection with the Bermuda Companies Act and the bye-laws.

A Delaware corporation may include in its certificate of incorporation provisions limiting the personal liability of its directors to the corporation or its shareholders for monetary damages for many types of breach of fiduciary duty. However, these provisions may not limit liability for any breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, the authorization of unlawful dividends, stock repurchases or shares barring redemptions, or any transaction from which a director derived an improper personal benefit. Moreover, these provisions would not be likely to bar claims arising under U.S. federal securities laws.

In addition, Delaware law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually or reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

88

Corporate Law Issue	Bermuda Law	Delaware Law
Amalgamations, mergers and similar arrangements

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Unless a company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be at least two persons holding or representing more than one-third of the issued shares of the company.

Our bye-laws provide that, an amalgamation, merger or similar transaction must be approved by the Board and by the affirmative vote of a simple majority of share voted by poll in person or by proxy at a general meeting (of which notice specifying the intention to propose the resolution as a special resolution has been duly given). The quorum for such meeting must be at least two shareholders present in person or by proxy representing in excess of 50% of the total issued voting shares in the Company.

In the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of giving of the notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Our bye-laws provide for the exclusive jurisdiction of any federal court (or, in the event of lack of federal jurisdiction, any state court) sitting in the Borough of Manhattan, City of New York, New York, United States for all disputes concerning or in connection with the Bermuda Companies Act and the bye-laws.

Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and the holders of a majority of the shares entitled to vote on the transaction. A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights under which the shareholder may receive cash in the amount of the fair value of the shares held by that shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction.

89

Corporate Law Issue	Bermuda Law	Delaware Law
Shareholder Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders, or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it. When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company. Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer or any claims of violations of the Securities Act or the Exchange Act the waiver of which would be prohibited by Section 14 of the Securities Act and Section 29(a) of the Exchange Act. We have been advised that in the opinion of the SEC, the operation of this provision as a waiver of the right to sue for violations of federal securities laws would likely be unenforceable in U.S. courts.

Our bye-laws provide for the exclusive jurisdiction of any federal court (or, in the event of lack of federal jurisdiction, any state court) sitting in the Borough of Manhattan, City of New York, New York, United States for all disputes concerning or in connection with the Bermuda Companies Act and the bye-laws.

Class actions and derivative actions generally are available to the shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

90

Corporate Law Issue	Bermuda Law	Delaware Law
Inspection of Books and Records	Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company’s memorandum of association (including its objects and powers), certain alterations to the memorandum of association, any prospectus filed with the Registrar of Companies, the certificate of incorporation, the register of charges of the company and the notice stating the registered office of the company. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented to the annual general meeting unless the requirement is waived. The register of members of a company and the register of directors and officers of a company are also open to inspection by shareholders and members of the general public without charge for not less than two hours in any business day (subject to such reasonable restrictions as a company may impose). A company is required to maintain its register of members in Bermuda but may, subject to the provisions of the Bermuda Companies Act, establish a branch register outside of Bermuda. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.	All shareholders of a Delaware corporation have the right, upon written demand, to inspect or obtain copies of the corporation’s shares ledger and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.
Amendments to Charter

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Certain amendments to the memorandum of association may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital shall have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Bermuda Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

Under our bye-laws the memorandum of association may be altered only in accordance with the Bermuda Companies Act and approval of the shareholders passed by a simple majority of shares voted by poll in person or by proxy at a general meeting.

Our bye-laws provide for the exclusive jurisdiction of any federal court (or, in the event of lack of federal jurisdiction, any state court) sitting in the Borough of Manhattan, City of New York, New York, United States for all disputes concerning or in connection with the Bermuda Companies Act and the bye-laws.

Amendments to the certificate of incorporation of a Delaware corporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon or such greater vote as is provided for in the certificate of incorporation. A provision in the certificate of incorporation requiring the vote of a greater number or proportion of the holders of any class of shares than is required by Delaware corporate law may not be amended, altered or repealed except by such greater vote.

91

Corporate Law Issue	Bermuda Law	Delaware Law
Amendment of By-laws	Our bye-laws provide that the bye-laws may only be rescinded, altered or amended upon approval by a resolution of our Board of Directors and by a resolution of our shareholders passed by a simple majority vote by poll in person or by proxy at a general meeting of the Company, of which notice specifying the intention to propose the resolution as a resolution has been duly given.

The authority to adopt, amend or repeal the bylaws of a Delaware corporation is held exclusively by the shareholders unless such authority is conferred upon the board of directors in the corporation’s certificate of incorporation.

Amendments to the bylaws of a Delaware corporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon or such greater vote as is provided for in the certificate of incorporation.

Duties of Directors

The Bermuda Companies Act authorizes the directors of a company, subject to its bye-laws, to exercise all powers of the company except those that are required by the Bermuda Companies Act or the company’s bye-laws to be exercised by the shareholders of the company. Our bye-laws provide that our business is to be managed and conducted by our Board of Directors. At common law, members of a board of directors owe a fiduciary duty to the Company to act in good faith in their dealings with or on behalf of the Company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following elements: (i) a duty to act in good faith in the best interests of the Company; (ii) a duty not to make a personal profit from opportunities that arise from the office of director; (iii) a duty to avoid conflicts of interest; and (iv) a duty to exercise powers for the purpose for which such powers were intended.

The Bermuda Companies Act also imposes a duty on directors and officers of a Bermuda company to: (i) act honestly and in good faith with a view to the best interests of the company; and (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In addition, the Bermuda Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

Under Bermuda law, directors and officers generally owe a fiduciary duty to the company itself, not to the company’s individual shareholders or members, creditors, or any class of shareholders, members or creditors. Our shareholders may not have a direct cause of action against our directors.

The standards of conduct for directors of a Delaware corporation have developed through written opinions of the Delaware courts. Directors of Delaware corporations generally must act in good faith and with due care and loyalty, in a manner that they believe to be in the best interests of the corporation and its shareholders.

92

Corporate Law Issue	Bermuda Law	Delaware Law
Compulsory Takeovers

Under Bermuda law, an acquiring party is generally able to acquire compulsorily the ordinary shares of minority holders in the following ways:

●   By a procedure under the Bermuda Companies Act known as a “scheme of arrangement”. A scheme of arrangement could be affected by obtaining the agreement of the company and of holders of ordinary shares, representing in the aggregate a majority in number and at least 75% in value of the ordinary shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of ordinary shares could be compelled to sell their shares under the terms of the scheme of arrangement.

●   If the acquiring party is a company, it may compulsorily acquire all the shares of the target company by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

●    Where one or more parties hold not less than 95% of the shares or a class of shares of a company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Under Delaware law, an acquiring party is generally able to acquire compulsorily the common stock of minority holders if the acquiring party owns at least 90% of the outstanding stock of each class of the stock of the target corporation by either merging the acquiring party into the target corporation or the target corporation into the acquiring party and concurrently filing a certificate of such ownership and merger setting forth a copy of the resolution of the board of directors of the acquiring party to so merge and the date of the adoption.

93

Corporate Law Issue	Bermuda Law	Delaware Law
Shareholder Proposals	Under Bermuda law, shareholder(s) may unless the company otherwise resolves, as set forth below and at their own expense, require the company to: (i) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholder(s) may properly move at the next annual general meeting; and/or (ii) circulate to all shareholders entitled to receive notice of any general meeting a statement in respect of any matter referred to in the proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (i) any number of shareholders representing not less than one- twentieth of the total voting rights of all shareholders having at the date of the requisition the right to vote at the meeting to which the requisition relates; or (ii) not less than 100 shareholders.	Not applicable.
Dividends and Other Distributions	Under Bermuda law, a company may not declare or pay dividends, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realizable value of its assets would thereby be less than its liabilities. Under our bye-laws, each ordinary share is entitled to dividends if, as and when dividends are declared by our Board of Directors and subject to a resolution of our members, subject to the rights of any other class of shares (if any) and to the provisions of the Bermuda Companies Act.	Delaware law provides that (i) a corporation may pay dividends on its common stock out of its surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year and (ii) that dividends may be paid in cash, property or shares of a corporation’s capital stock. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividends, the capital of the corporation would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of the assets.

94

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, and assuming no exercise of the underwriter’s over-allotment option, we will have          outstanding ordinary shares. All of the ordinary shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Prior to this offering, there has been no public market for our ordinary shares in the U.S., although the ordinary shares of GAN plc are admitted to trading on the AIM market of London Stock Exchange. Although our ordinary shares have been approved for listing on The Nasdaq Capital Market, we cannot assure you that a regular trading market for our ordinary shares will develop in the U.S.

Rule 144

Ordinary shares issued to former shareholders of GAN plc who are not our directors, officers or other affiliates are freely tradable and are not subject to the restrictions in Rule 144 of the Securities Act. In general, if there are any restricted shares, as defined under Rule 144 under the Securities Act, as in effect on the date of this prospectus, beginning 90 days after the date of this prospectus, a person who holds restricted shares and is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned these restricted shares for at least six months, would be entitled to sell an unlimited number of our ordinary shares, provided current public information about us is available. In addition, under Rule 144, a person who holds restricted shares in us and is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned these restricted shares for at least one year, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available. Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned our ordinary shares for at least six months are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of our ordinary shares then outstanding, which will equal approximately ordinary shares immediately after this offering, assuming no exercise of the underwriter’s over-allotment option; or

●	the average weekly trading volume of our ordinary shares on The Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases ordinary shares from us in connection with a compensatory share plan or other written agreement is eligible to resell such shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Option/Equity Awards

We intend to file a registration statement under the Securities Act to register our ordinary shares which we expect to issue under our share incentive plans and ordinary shares held for resale by our existing shareholders that were previously issued under our share incentive plans, including our outstanding conditional share awards and share options, all ordinary shares issued upon settlement of our vested conditional share awards, and ordinary shares issued to our non-employee directors as compensation for their service as our directors. As of December 31, 2019, there were 2,739,938 ordinary shares issuable upon the exercise of share options outstanding, adjusted to reflect the exchange of all outstanding ordinary shares of GAN plc into ordinary shares of GAN Limited at a ratio of four ordinary shares of GAN plc for each ordinary share of GAN Limited as part of the Share Exchange and Reorganization. Shares issued upon the exercise of share options or upon the settlement of conditional share awards after the effective date of this registration statement will be eligible for resale in the public market without restrictions, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described above.

95

TAX CONSIDERATIONS

Bermuda Taxation Consequences

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.

United Kingdom Taxation Consequences

The following information is based upon the law and practice currently in force in the United Kingdom (U.K.) and without prejudice to any amendments introduced at a later date. The comments are of a general nature only and are not intended to be, nor should they be construed to be in any way, legal or tax advice.

The comments set out below summarize certain limited aspects of the U.K. tax treatment for shareholders holding ordinary shares. They are not and do not purport to be a complete analysis of all U.K. tax considerations. The comments are intended as a general guide and apply only to corporates who are resident and in the cases of individuals persons resident and domiciled in the U.K. for U.K. tax purposes at all relevant times.

The comments do not deal with certain types of shareholders such as charities, persons holding or acquiring ordinary shares in the course of a trade, or as part of a “carried interest”, persons who have or could be construed as having acquired ordinary shares by reason of their employment or the considerations for collective investment, pension schemes and insurance companies. As the section does not take into account the individual circumstances of any shareholders, all persons should obtain, and only rely upon, their own professional tax advice regarding the tax consequences of acquiring, holding and/or disposing of the ordinary shares under the laws of their country and/or state of citizenship, domicile and/or residence as far as relevant to them.

Although the Company is incorporated in and organized under the laws of Bermuda, the directors intend that the affairs of the Company should be managed and conducted so that it will be resident in the U.K. for U.K. tax purposes. No guarantee can be given that the Company will be regarded as a U.K. resident for U.K. tax purposes. The following information is based on the Company being tax resident in the United Kingdom and upon the law and practice currently in force and published by HMRC in the United Kingdom.

Taxation of Income

Individual shareholders

U.K. resident individual shareholders will be liable to income tax in respect of dividends or other income distributions of the Company. Dividend income is treated as the top slice of the Shareholder’s income.

A U.K. resident individual shareholder will generally benefit from an allowance in the form of an exemption from tax for the first £2,000 of dividend income received in the 2019/20 tax year (“Dividend Allowance”). Any dividends above the Dividend Allowance are taxable at 7.5 percent (to the extent the income falls within an individual’s basic rate band), 32.5 percent (to the extent the income falls within an individual’s higher rate band) or 38.1 percent (to the extent the falls within an individual’s additional rate band). The rates quoted are those currently in force and applicable for the 2019-20 U.K. tax year.

Corporate Shareholders

Dividends paid to U.K. resident corporate shareholders are in theory taxable income of the U.K. corporate shareholder’s hand, unless the dividends fall within an exempt class (requiring various conditions to be met). It is likely that most dividends paid to U.K. resident corporate shareholders will fall within one or more of the classes of dividend qualifying for exemption from corporation tax. Specific advice must be taken, as the exemptions are not comprehensive and are also subject to anti-avoidance rules.

96

If a dividend paid to a U.K. resident corporate shareholder does not fall within an exempt class, the corporate shareholder will be subject to corporation tax on the gross amount of the dividend received at a rate of 19%.

Withholding Tax

There is no requirement on a Company resident in the U.K. for tax purposes to withhold any tax payable on the payment of a dividend, whether that payment is made to a U.K. resident or non-U.K. resident corporate or individual shareholder.

Taxation of Capital Gains

Shareholders who are resident in the U.K. for tax purposes and who dispose of their ordinary shares at a gain in value from acquisition will ordinarily be liable to U.K. taxation on the gain in value, subject to any available exemptions or reliefs. The gain in value subject to tax is calculated as the difference between the sale proceeds received and the sum total of the allowable costs and expenses, including the original acquisition cost of the ordinary shares. Shareholders who are not resident in the U.K. for tax purposes but who carry on business in the U.K. through a branch, agency or permanent establishment may also be subject to tax on the gain.

For U.K. resident individual Shareholders, capital gains tax at the rate of 10 percent (for basic rate taxpayers) or 20 percent (for higher or additional rate tax payers) is payable on any gain. U.K. resident individual shareholders may benefit from certain reliefs and allowances (including a personal annual exemption allowance, which for 2019-20 U.K. tax year exempts the first £12,000 of gains from tax) depending on their circumstances.

For U.K. resident corporate shareholders any chargeable gain is within the charge to corporation tax (unless the substantial shareholding exemption or other particular exemption applies). U.K. corporate shareholders can benefit from indexation allowance up to December 31, 2017 (which, in general terms, increases the chargeable gains tax base cost of an asset in accordance with the rise in the retail prices index up to December 31, 2017). Indexation allowance for corporate shareholders no longer applies post December 31, 2017. Any new (post December 31, 2017) U.K. tax resident corporate shareholder holding any rolled over tax base cost pre-December 31, 2017 may claim indexation allowance on a subsequent disposal on the ordinary shares, but such indexation allowance will only be up to December 31, 2017.

Any ordinary shareholders ceasing to be U.K. resident for tax purposes may be subject to capital gains tax on ceasing to be resident in the U.K. and/or on becoming resident in the U.K. again for tax purposes in the future.

Inheritance tax

If any individual shareholder is regarded as domiciled in the U.K. for inheritance tax purposes, inheritance tax may be payable in respect of the ordinary shares on the death of the shareholder or on certain gifts of the ordinary shares during their lifetime, subject to any allowances, exemptions or reliefs.

Non-U.K. domiciled individual shareholders may be regarded as deemed domiciled for inheritance tax purposes following a long period of residence in the U.K. Further advice should be sought in these circumstances.

Stamp duty and stamp duty reserve tax (“SDRT”)

As per the above and stressed again for this section, the statements below are intended as a general guide to the current position under U.K. tax law. They do not apply to certain intermediaries who may be eligible for relief from stamp duty or SDRT, or to persons connected with depositary arrangements or clearance services (or, in either case, their nominees or agents), who may be liable to stamp duty or SDRT at a higher rate.

97

Treatment of the transfer of ordinary shares into and out of CREST

On the transfer of ordinary shares into CREST there should be no SDRT or stamp duty provided that there is no change in beneficial ownership of the ordinary shares. Where there is a transfer of ordinary shares into CREST and there is a change in beneficial ownership of the ordinary shares, no charge to SDRT should arise where:

●	the central management and control of the company currently takes place, and will continue to take place outside the U.K.;

●	the register of members of the company is, and will be, maintained outside the U.K.; and

●	the underlying ordinary shares are, and will continue to be, listed on a recognized stock exchange (such as the Nasdaq).

Assuming that no document of transfer is executed for such a transfer there should be no stamp duty either.

Where there is a transfer of ordinary shares out of CREST and there is a change in beneficial ownership of the ordinary shares, no charge to SDRT should arise, provided that:

●	the register of members of the company continues to be maintained outside the U.K.; and

●	the ordinary shares are not paired with shares or marketable securities in U.K.-incorporated companies.

To note, is that any document transferring title to the ordinary shares is likely within the scope of U.K. stamp duty (at the rate of 0.5 percent, rounded to the nearest £5) if it is executed in the U.K. or relates (wheresoever executed) to any matter or thing done or to be done in the U.K. Where stamp duty arises, this is typically payable by the purchaser.

United States Taxation Consequences

The following is a summary of the material U.S. federal income tax consequences of an investment in our ordinary shares. This summary applies to persons who purchase our ordinary shares pursuant to this offering and hold such ordinary shares as capital assets for tax purposes. This summary is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the Code), the U.S. Treasury regulations promulgated thereunder (including proposed and temporary regulations), published administrative rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. Such change could materially and adversely affect the tax consequences described below. No assurance can be given that the Internal Revenue Service (IRS) will not assert, or that a court will not sustain, a position contrary to any of the tax consequences described below. This discussion does not purport to be a comprehensive description of all of the U.S. federal income tax consequences that may be relevant with respect to an investment in ordinary shares.

This summary does not address all aspects of the U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances or to holders subject to special tax rules, such as: banks; financial institutions; insurance companies; partnerships or entities classified as partnerships for U.S. federal income tax purposes or persons holding ordinary shares through such entities; dealers in stocks, securities, or currencies; traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; tax-exempt organizations; real estate investment trusts; regulated investment companies; qualified retirement plans, individual retirement accounts, and other tax-deferred accounts; expatriates of the U.S.; persons subject to the alternative minimum tax; persons holding ordinary shares as part of a straddle, hedge, conversion transaction, or other integrated transaction; persons who acquired ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation for services; persons actually or constructively holding 10% or more of our voting shares; and U.S. Holders (as defined below) whose functional currency is other than the U.S. Dollar. This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift, or alternative minimum tax consequences.

98

We urge you to consult your own tax advisors regarding your particular circumstances and the U.S. federal income, estate and gift tax consequences to you of owning and disposing of ordinary shares, as well as any tax consequences arising under the laws of any state, local, or foreign or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of our ordinary shares that is any of the following:

●	an individual who is a U.S. citizen or resident of the U.S. (as determined for U.S. federal income tax purposes);

●	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or of any political subdivision of the U.S.;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust elects under U.S. Treasury regulations to be treated as a U.S. person.

The term “Non-U.S. Holder” means a beneficial owner of ordinary shares that is not a U.S. Holder. As described in “Taxation of Non-U.S. Holders” below, the tax consequences to a Non-U.S. Holder may differ substantially from the tax consequences to a U.S. Holder.

If an entity treated as a partnership for U.S. federal income tax purposes holds our ordinary shares, the U.S. federal income tax consequences relating to an investment in such ordinary shares will depend upon the status and activities of such entity and the particular partner. Any such entity and a partner in any such entity should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it (and, as applicable, its partners) of the purchase, ownership and disposition of our ordinary shares.

We have not sought, nor will we seek, a ruling from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the ordinary shares or that any such position would not be sustained.

Tax Residency of the Company

As described above under “—United Kingdom Taxation Consequences” although we are organized under the laws of Bermuda, our directors seek to ensure that our affairs are conducted in such a manner that we are resident in the United Kingdom for tax purposes. It is possible that in the future, whether as a result of a change in law or the practice of any relevant tax authority or as a result of any change in the conduct of our affairs following a review by our directors or for any other reason, we could become, or be regarded as having become, a resident in a jurisdiction other than the United Kingdom. A change in our tax residency could have an effect on our cash flow but is not expected to have an effect on the tax consequences described below.

Taxation of U.S. Holders

Distributions on Ordinary shares

Subject to the discussion in “Passive Foreign Investment Company” below, in general, if you actually or constructively receive a distribution on ordinary shares, you must include the distribution in gross income as a taxable dividend on the date of your receipt of the distribution, but only to the extent the distribution is paid from our current or accumulated earnings and profits, as calculated under U.S. federal income tax principles. To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduced (but not below zero) the adjusted tax basis of the U.S. Holder’s ordinary shares. The amount of any non-U.S. taxes withheld from a distribution, if any, would also be required to be included in gross income by you, however as discussed above under “—Bermuda Taxation Consequences” and “—United Kingdom Taxation Consequences—Taxation of Income,” we do not expect to be required to withhold taxes on any such distributions. Dividends paid by us are not expected to be eligible for the dividends received deduction allowed to corporations with respect to dividends received from certain domestic corporations. Dividends paid by us may or may not be eligible for preferential rates applicable to qualified dividend income, as described below.

99

Subject to applicable limitations, dividends paid to a non-corporate U.S. Holder by a “qualified foreign corporation” are eligible for taxation at a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that a holding period requirement (more than 60 days of ownership, without protection from the risk of loss, during the 121-day period beginning 60 day before the ex-dividend date) and certain other requirements are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation with respect to any dividend it pays on ordinary shares that are readily tradable on an established securities market in the U.S. We expect our ordinary shares will be readily tradable on an established securities market in the U.S. as a result of being listed on The Nasdaq Capital Market. To the extent a distribution exceeds our current and accumulated earnings and profits, it will be treated first as a non-taxable return of capital to the extent of your adjusted tax basis in the ordinary shares, and thereafter as capital gain. Preferential tax rates for long-term capital gain may be applicable to non-corporate U.S. Holders.

We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, you should expect that a distribution will be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Subject to certain conditions and limitations, any foreign taxes paid on or withheld from distributions from us and not refundable to you may be credited against your U.S. federal income tax liability or, upon election, may alternatively be deducted from your taxable income. This election is made on a year-by-year basis and applies to all foreign taxes paid by you or withheld from you that year. Dividends received with respect to our ordinary shares should generally be treated as foreign source income. For purpose of the U.S. foreign tax credit limitation, dividends received with respect to our ordinary shares should generally constitute “passive category income” for most U.S. Holders. However, we do not expect to be required to withhold taxes on distributions as discussed above under “—Bermuda Taxation Consequences” and “—United Kingdom Taxation Consequences—Taxation of Income.” The rules governing foreign tax credits are complex and each U.S. Holder is urged to consult its independent tax advisors regarding the availability of foreign tax credits under its particular circumstances.

The amount of any dividend income that is paid in Pounds Sterling will be the U.S. Dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. Dollars. If the dividend is converted into U.S. Dollars on the date of receipt (actual or constructive), a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. Dollars after the date of receipt (actual or constructive).

Dispositions of Ordinary shares

Subject to the discussion in “Passive Foreign Investment Company” below, you will generally recognize taxable gain or loss realized on the sale or other taxable disposition of ordinary shares equal to the difference (if any) between the U.S. Dollar value of (i) the amount realized on the disposition (i.e., the amount of cash plus the fair market value of any property received), and (ii) your adjusted tax basis in the ordinary shares. Any such gain or loss will generally be long-term capital gain or loss if our ordinary shares have been held for more than one year. Certain non-corporate U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitations under the Code. Any gain or loss recognized is not expected to give rise to foreign source income for U.S. foreign tax credit purposes.

Medicare Tax

Certain U.S. Holders that are individuals, trusts or estates whose income exceeds certain thresholds will be subject to an additional 3.8% tax on the net investment income (which includes taxable dividends and net capital gains). If you are a U.S. Holder that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of this tax to your income and gains in respect of your investment in our ordinary shares.

100

Passive Foreign Investment Company

Special U.S. federal income tax rules apply to U.S. persons owning shares of a “passive foreign investment company,” or PFIC. A foreign corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either:

●	at least 75% of its gross income is “passive income”; or

●	on average at least 50% of the gross value of its assets, determined on a quarterly basis, is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, passive income generally includes, among other things, dividends, interest, certain rents and royalties, annuities, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital or raised in a public offering, marketable securities, and other assets that may produce passive income. Generally, in determining whether a foreign corporation is a PFIC, a pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least 25% interest (by value) is taken into account.

Although PFIC status is determined on an annual basis and generally cannot be determined until the end of the taxable year, based on current estimates of our gross income, gross assets and the nature of our business, we do not expect that we should be treated as a PFIC for our current taxable year. However, because the PFIC determination is highly fact intensive and made at the end of each taxable year, it is possible that we may be a PFIC for the current or any future taxable year or that the IRS may challenge our determination concerning our PFIC status. Because of the uncertainties involved in establishing our PFIC status, our U.S. counsel expresses no opinion regarding our PFIC status, and also expresses no opinion with respect to our predictions or past determinations regarding our PFIC status.

If we are treated as a PFIC for any year during which a U.S. Holder holds our shares, U.S. Holders may be subject to adverse tax consequences upon a sale, exchange or other disposition (including certain pledges) of our ordinary shares, or upon the receipt of certain “excess distributions” from us. In this event, unless a U.S. Holder elects to be taxed annually on a mark to market basis with respect to our ordinary shares, as described below, any gain realized on a sale or other disposition of our ordinary shares and certain “excess distributions” (generally distributions in excess of 125% of the average annual distributions over the shorter of a three-year period or the U.S. Holder’s holding period for our ordinary shares) would be treated as realized ratably over the U.S. Holder’s holding period for our ordinary shares, and amounts allocated to prior years during which we were a PFIC would be taxed at the highest tax rate in effect for each such year. An additional interest charge may apply to the portion of the U.S. federal income tax liability on such gains or distributions treated under the PFIC rules as having been deferred by the U.S. Holder. Amounts allocated to the taxable year in which the sale or “excess distribution” occurs and to any year before we became a PFIC would be taxed as ordinary income in the taxable year in which the sale or “excess distribution” occurs. The tax liability for amounts allocated to years prior to the year in which the sale or “excess distribution” occurs cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital gains, even if the ordinary shares have been held as capital assets.

In addition, notwithstanding any election you may make, dividends that you receive from us will not be eligible for the preferential tax rates applicable to dividends from qualified foreign corporations (as discussed above in “—Distributions on Ordinary shares”) if we are a PFIC either in the taxable year of the distribution or the preceding taxable year, but will instead be taxable at rates applicable to ordinary income.

If we are a PFIC for any taxable year during which you hold ordinary shares, we will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold ordinary shares. You may terminate this deemed PFIC status by electing to recognize gain as if your ordinary shares had been sold on the last day of the last taxable year for which we were a PFIC.

If we are treated as a PFIC, and you elect to treat us as “qualified electing fund”, or QEF, you generally will not be subject to the PFIC rules discussed above. However, this option will generally not be available to U.S. Holders because we currently do not intend to prepare or provide the information necessary for U.S. Holders to make such election.

101

If we are treated as a PFIC, the foregoing PFIC rules can also be avoided by a U.S. Holder that makes a “mark to market” election. U.S. Holders may make a mark-to-market election only if the ordinary shares are marketable stock. The ordinary shares will generally be considered “marketable stock” as long as they remain listed on The Nasdaq Capital Market and are regularly traded. Shares are “regularly traded” for any calendar year during which it is traded (other than in de minimis quantities) on at least fifteen days during each calendar quarter. There can be no assurances, however, that our ordinary shares will be treated, or continue to be treated, as regularly traded. If you make a mark-to-market election, you generally will not be subject to the PFIC rules discussed above. Rather, you will generally be required to recognize ordinary income for any increase in the fair market value of the ordinary shares for each taxable year that we are a PFIC. You will also generally be allowed to deduct as an ordinary loss any decrease in the fair market value to the extent of net marked-to-market gain previously included in prior years. Your adjusted tax basis in the ordinary shares will be adjusted to reflect the amount included or deducted. The mark-to-market election will be effective for the taxable year for which the election is made and all subsequent taxable years, unless the ordinary shares cease to be marketable stock or the IRS consents to the revocation of the election.

A U.S. Holder that owns an equity interest in a PFIC must annually file IRS Form 8621. A failure to file one or more of these forms as required may toll the running of the statute of limitations in respect of each of the U.S. Holder’s taxable years for which such form is required to be filed. As a result, the taxable years with respect to which the U.S. Holder fails to file the form may remain open to assessment by the IRS indefinitely, until the form is filed.

Taxation of Non-U.S. Holders

Subject to the discussion in “—Information Reporting and Backup Withholding” below, as a Non-U.S. Holder, you generally will not be subject to U.S. federal income tax on distributions received on ordinary shares, unless the distributions are effectively connected with a trade or business that you conduct in the U.S. and (if an applicable income tax treaty so requires) attributable to a permanent establishment that you maintain in the U.S. In such cases, you will be subject to tax on such distributions in the same manner as a U.S. Holder.

Subject to the discussion in “—Information Reporting and Backup Withholding” below, as a Non-U.S. Holder, you generally will not be subject to U.S. federal income tax on any gain recognized on a sale or other taxable disposition of ordinary shares, unless (i) the gain is effectively connected with a trade or business that you conduct in the U.S. and (if an applicable income tax treaty so requires) attributable to a permanent establishment that you maintain in the U.S., or (ii) you are an individual and are present in the U.S. for at least 183 days in the taxable year of the disposition, and certain other conditions are met. If you meet the test in clause (i) above, you generally will be subject to tax on any gain that is effectively connected with your conduct of a trade or business in the U.S. in the same manner as a U.S. Holder. If you meet the test in clause (ii) above, you generally will be subject to tax at a 30% rate on the amount by which your U.S. source capital gain exceeds your U.S. source capital loss. In addition, if you are a corporate Non-U.S. Holder, under certain circumstances, you may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Information Reporting and Backup Withholding

Information reporting requirements will apply to distributions on ordinary shares or proceeds from the disposition of ordinary shares paid within the U.S. (and, in certain cases, outside the U.S.) to a U.S. Holder unless such U.S. Holder is an exempt recipient, such as a corporation. Furthermore, backup withholding may apply to such amounts unless such U.S. Holder (i) is an exempt recipient that, if required, establishes its right to an exemption, or (ii) provides its taxpayer identification number, certifies that it is not currently subject to backup withholding, and complies with other applicable requirements. A U.S. Holder may avoid backup withholding if it furnishes a properly completed IRS Form W-9 and is able to make the required certifications.

Backup withholding is not an additional tax. Rather, amounts withheld under the backup withholding rules may be credited against your U.S. federal income tax liability. Furthermore, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

102

A U.S. Holder that is an individual and holds certain foreign financial assets must file new IRS Form 8938 to report the ownership of such assets if the total value of those assets exceeds the applicable threshold amounts. The threshold varies depending on whether the individual lives in the United States or files a joint income tax return with a spouse.

Taxpayers who fail to make the required disclosure with respect to any taxable year are subject to a penalty of $10,000 for such taxable year, which may be increased up to $50,000 for a continuing failure to file the form after being notified by the IRS. In addition, the failure to file Form 8938 will extend the statute of limitations for a taxpayer’s entire related income tax return (and not just the portion of the return that relates to the omission) until at least three years after the date on which the Form 8938 is filed.

All U.S. Holders are urged to consult with their own tax advisors with respect to whether our ordinary shares are foreign financial assets that (if the applicable threshold were met) would be subject to this rule.

Payments to Non-U.S. Holders of distributions on, or proceeds from the disposition of, ordinary shares are generally exempt from information reporting and backup withholding. However, a Non-U.S. Holder may be required to establish that exemption by providing certification of non-U.S. status on an appropriate IRS Form W-8.

103

CAUTIONARY STATEMENT ON SERVICE OF PROCESS AND
THE ENFORCEMENT OF CIVIL LIABILITIES

We are a Bermuda exempted company limited by shares. As a result, the rights of holders of our ordinary shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Most of our directors and some of the named experts referred to in this prospectus are not residents of the U.S., and a substantial portion of our assets are located outside the U.S. As a result, it may be difficult for investors to effect service of process on those persons in the U.S. or to enforce in the U.S. judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. We have been advised by our Bermuda counsel, Walkers (Bermuda) Limited, that uncertainty exists as to whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the U.S., against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

104

UNDERWRITING

The Company and the underwriters named below have entered into an underwriting agreement with respect to the ordinary shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ordinary shares indicated in the following table. B. Riley FBR, Inc. is the representative of the underwriters.

Underwriters	Number of Ordinary shares
B. Riley FBR, Inc.
Total

The underwriters are offering the ordinary shares subject to acceptance of the ordinary shares from us and subject to prior sale. The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the ordinary shares offered by this prospectus is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all the ordinary shares offered by this prospectus if any such shares are purchased. However, the underwriters are not required to take or pay for the ordinary shares covered by the underwriters’ option to purchase additional securities described below.

Over-Allotment Option

The underwriters have an option to buy up to an additional        ordinary shares from the Company to cover sales by the underwriters of a greater number of ordinary shares than the total number set forth in the table above. They may exercise that option for 30 days. If any ordinary shares are purchased pursuant to this option, the underwriters will severally purchase ordinary shares in approximately the same proportion as set forth in the table above.

Discount, Commissions and Expenses

The following table shows the per ordinary share and total underwriting discounts and commissions to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional ordinary shares.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

We have agreed to pay certain expenses of the underwriters in connection with the offering, including filing fees and investor presentation expenses, as well as underwriters’ counsel legal fees in an amount up to $       . The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, will be approximately $            .

Ordinary shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any ordinary shares sold by the underwriters to securities dealers may be sold at a discount of up to $         per ordinary share from the initial public offering price. After the initial offering of the ordinary shares, the representative may change the offering price and the other selling terms. The offering of the ordinary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

105

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

We and our executive officers, directors and certain affiliates have agreed, for a period of 180 days after the date of this prospectus, without the prior written consent of B. Riley FBR, not to (1) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of, directly or indirectly any ordinary shares or any securities convertible into or exchangeable for our ordinary shares either owned as of the date of the underwriting agreement or thereafter acquired, (2) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, forward, swap or any other derivative transaction or instrument, or (3) publicly announce any intention to engage in or cause any action or activity described in clause (1) or (2) above.

The restrictions described in the immediately preceding paragraph do not apply to, among other items and subject to certain additional limitations, including in some cases, that any transferee, done or distribute shall sign and deliver a lock-up agreement to B. Riley FBR:

●	transfers as a bona fide gift or gifts, including to charitable organizations;
●	transfers by will or intestacy;
●	transfers to any immediate family member;
●	transfers to any trust or other entities formed for the direct or indirect benefit of the shareholder or an immediate family member;
●	if the shareholder is a corporation, partnership, limited liability company, trust or other business entity, transfers (a) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate shareholder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the shareholder, or (b) as part of a distribution, transfer or disposition without consideration by the shareholder to its stockholders, partners, members or other equity holders;
●	transfers in transactions consisting of ordinary shares that the shareholder may purchase in open market transactions on or after the date of this prospectus;
●	transfers (a) to us for the purposes of exercising on a “net exercise” or “cashless” basis options or other rights to purchase ordinary shares and (b) in connection with the vesting or settlement of restricted stock units, any transfer to us for the payment of tax withholdings or remittance payments due as a result of the vesting or settlement of such restricted stock units, in all such cases, pursuant to equity awards granted under a stock incentive plan or other equity award plan, which plan is described in this prospectus;
●	the establishment of a trading plan by the shareholder pursuant to Rule 10b5-1 under the Exchange Act, provided such plan does not provide for the transfer of securities during the restricted period;
●	transfers by operation of law pursuant to a qualified domestic order or divorce settlement;
●	transfers pursuant to the Reorganization or Share Exchange;
●	transfers pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors and made to all holders of our ordinary shares involving a change of control of our company; and
●	transfers to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible.

B. Riley FBR may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Determination of Offering Price

Prior to this offering, there has been no public market in the United States for our ordinary shares. Consequently, the initial public offering price for the ordinary shares will be determined by negotiations among us and the representative of the underwriters and based on the prevailing price of our ordinary shares which were traded on AIM prior to this offering. Among the factors to be considered in determining the initial public offering price are our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our Company. Neither we nor the underwriters can assure investors that an active trading market will develop for our ordinary shares, or that our ordinary shares will trade in the public market at or above the initial public offering price. We have applied to list the ordinary shares on the Nasdaq under the symbol “GAN.”

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of the ordinary shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ordinary shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional securities. The underwriters can close out a covered short sale by exercising the option to purchase additional securities or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional securities. The underwriters may also sell shares in excess of the option to purchase additional securities, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, ordinary shares in the open market to stabilize the price of the ordinary shares. These activities may raise or maintain the market price of the ordinary shares above independent market levels or prevent or retard a decline in the market price of the ordinary shares. The underwriters may carry out these transactions on the Nasdaq Capital Market in the over-the-counter market or otherwise. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters, or by their affiliates. Other than this prospectus supplement and the related prospectus in electronic format, the information on the underwriters’ website and any information contained in any other website maintained by the underwriters is not part of this prospectus supplement, the related prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters, and should not be relied upon by investors.

106

Other

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (a) in which such an offer or solicitation is not authorized; (b) in which any person making such offer or solicitation is not qualified to do so; or (c) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the ordinary shares or possession or distribution of this prospectus or any other offering or publicity material relating to the ordinary shares in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any ordinary shares or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of ordinary shares by it will be made on the same terms.

Notice to Prospective Investors in Canada

The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario) and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

107

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, or each, a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of ordinary shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters; or
C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ordinary shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any ordinary shares or to whom any offer is made will be deemed to have represented to, acknowledged to and agreed with each of the underwriters and us that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any ordinary shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ordinary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ordinary shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, an “offer of shares to the public” in relation to any ordinary shares in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to and is directed only at and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, or (ii) who are high net-worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as relevant persons).

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this prospectus or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this prospectus relates to may be made or taken exclusively by relevant persons.

108

Notice to Prospective Investors in Switzerland

The ordinary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the ordinary shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to this offering, us or the ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with and the offer of ordinary shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA and the offer of ordinary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ordinary shares.

Notice to Prospective Investors in the Dubai International Financial Centre (DIFC)

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or DFSA. This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in Hong Kong

The ordinary shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong, or SFO, and any rules made under that ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that ordinance. No advertisement, invitation or document relating to the ordinary shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that ordinance.

109

WARNING

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Prospective Investors in Japan

The ordinary shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the ordinary shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

110

Notice to Prospective Investors in Australia

This document:

●	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

●	has not been, and will not be, lodged with the Australian Securities and Investments Commission, or ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

●	does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

●	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The ordinary shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ordinary shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ordinary shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ordinary shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of ordinary shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ordinary shares you undertake to us that you will not, for a period of 12 months from the date of issue of the ordinary shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Chile

The ordinary shares are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus and other offering materials relating to the offer of the ordinary shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the ordinary shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

Notice to Prospective Investors in the United Arab Emirates

The ordinary shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

111

Notice to Prospective Investors in Bermuda

Ordinary shares may be offered or sold in Bermuda only in accordance with the provisions of the Investment Business Act 2003 (as amended) of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Notice to Prospective Investors in Saudi Arabia

This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority, or CMA, pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended. The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.

Notice to Prospective Investors in the British Virgin Islands

The ordinary shares may be offered to persons located in the British Virgin Islands who are “qualified investors” for the purposes of the Securities and Investment Business Act, 2010, or SIBA. Qualified investors include (i) certain entities which are regulated by the Financial Services Commission in the British Virgin Islands, including banks, insurance companies, licensees under SIBA and public, professional and private mutual funds, (ii) a company, any securities of which are listed on a recognized exchange and (iii) persons defined as “professional investors” under SIBA, which is any person (a) whose ordinary business involves, whether for that person’s own account or the account of others, the acquisition or disposal of property of the same kind as the property, or a substantial part of our property or (b) who has signed a declaration that he, whether individually or jointly with his spouse, has net worth in excess of $1,000,000 and that he consents to being treated as a professional investor.

Notice to Prospective Investors in China

This document does not constitute a public offer of ordinary shares, whether by sale or subscription, in the People’s Republic of China, or the PRC. The ordinary shares are not being offered or sold directly or indirectly in the PRC to, or for the benefit of, legal or natural persons of the PRC.

Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the ordinary shares or any beneficial interest therein without obtaining all prior PRC governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this prospectus are required by us and our representatives to observe these restrictions.

Notice to Prospective Investors in Korea

The ordinary shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder, or the FSCMA, and the ordinary shares have been and will be offered in Korea as a private placement under the FSCMA. None of the ordinary shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or the FETL. The ordinary shares have not been listed on any securities exchanges in the world including the Korea Exchange in Korea. Furthermore, the purchaser of the ordinary shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the ordinary shares. By the purchase of the ordinary shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the ordinary shares pursuant to the applicable laws and regulations of Korea.

112

Notice to Prospective Investors in Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the ordinary shares has been or will be registered with the Securities Commission of Malaysia, or the Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission, (ii) a holder of a Capital Markets Services License, (iii) a person who acquires the ordinary shares, as principal, if the offer is on terms that the ordinary shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction, (iv) an individual whose total net personal assets or total net joint assets with their spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual, (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months, (vi) an individual who, jointly with their spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months, (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts, (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies), (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010, (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010 and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ordinary shares is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of a public offering or an issue of, offer for subscription or purchase or invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Notice to Prospective Investors in Taiwan

The ordinary shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ordinary shares in Taiwan.

Notice to Prospective Investors in South Africa

Due to restrictions under the securities laws of South Africa, the ordinary shares are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

i	the offer, transfer, sale, renunciation or delivery is to:

(a)	persons whose ordinary business is to deal in securities, as principal or agent;

(b)	the South African Public Investment Corporation;

(c)	persons or entities regulated by the Reserve Bank of South Africa;

(d)	authorized financial service providers under South African law;

(e)	financial institutions recognized as such under South African law;

(f)	a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorized portfolio manager for a pension fund or collective investment scheme (in each case duly registered as such under South African law); or

(g)	any combination of the person in (a) to (f); or

ii	the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000.

No “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted), or the South African Companies Act) in South Africa is being made in connection with the issue of the ordinary shares. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the ordinary shares in South Africa constitutes an offer of the ordinary shares in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from “offers to the public” set out in section 96(1)(a) of the South African Companies Act. Accordingly, this document must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as SA Relevant Persons). Any investment or investment activity to which this document relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA Relevant Persons.

113

EXPENSES RELATED TO THIS OFFERING

The following table sets forth the main expenses in connection with this offering, other than the underwriting discounts and commissions, which we will be required to pay. All amounts are estimated, except the SEC registration fee, The Nasdaq Capital Market listing fee and the FINRA filing fee:

SEC registration fee	$	*
FINRA filing fee	$	*
The Nasdaq Capital Market listing fee	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing fees	$	*
Other fees and expenses	$	*

Total	$

*       To be filed by amendment.

LEGAL MATTERS

The validity of the issuance of the ordinary shares offered hereby and other matters under Bermuda law only will be passed upon for us by Walkers (Bermuda) Limited, our special Bermuda counsel. Certain other matters under U.S. federal law will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, San Diego, California. Certain legal matters will be passed upon for the underwriters by The NBD Group, Inc., Los Angeles, California.

EXPERTS

The consolidated financial statements of GAN plc as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, included in this Prospectus and in the Registration Statement, have been so included in reliance on the report of BDO LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

The financial statements of GAN Limited as of December 31, 2019 and for the period from December 13, 2019 (date of incorporation) to December 31, 2019, included in this Prospectus and in the Registration Statement, have been so included in reliance on the report of BDO LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

BDO LLP, London, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including amendments and relevant exhibits and schedules, under the Securities Act covering the ordinary shares to be sold in this offering. This prospectus does not contain all of the information contained in the registration statement that we filed. You should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement is qualified by reference to that exhibit for a complete statement of its provisions.

Immediately upon closing of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC, including the registration statement, is available at the SEC’s web site at www.sec.gov. We will also make our filings available on our website at www.GAN.com. The information on our website, however, is not a part of this prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

114

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial statements of GAN plc

Audited Financial Statements of GAN Limited

F-1

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

GAN plc

London, United Kingdom

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of GAN plc (the “Company”) and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries at December 31, 2019 and 2018, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2019, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO LLP

BDO LLP

We have served as the Company’s auditor since 2013.

London, United Kingdom

March 24, 2020

F-2

GAN plc

Consolidated Statement of Comprehensive Income

for the years ended December 31,

(in $’000’s, except per share data)

	Note	2019	2018
Revenue	5	29,971	14,023
Cost of revenue		11,356	11,894
Impairment of intangible assets	11	626	-
Gross profit		17,989	2,129
Administrative expenses	7	15,091	10,230
Impairment of financial assets	13	424	95
Total operating expenses		15,515	10,325
Operating income/(loss)	7	2,474	(8,196)
Net finance costs	9	112	440
Net income/(loss) before taxes		2,362	(8,636)
Income tax (expense)/benefit	10	(574)	934
Income/(loss) for the year attributable to equity holders		1,788	(7,702)

Other comprehensive income/(loss)
Items not to be reclassified subsequently to profit or loss:
Exchange difference on translating foreign currencies		385	817
Total comprehensive income/(loss) for the year attributable to the equity holders of the Company:		2,173	(6,885)

Net income/(loss) per share attributable to ordinary shareholders
Basic earnings per share ($)	17	0.02	(0.10)
Diluted earnings per share ($)	17	0.02	(0.10)

The accompanying notes are an integral part of these consolidated financial statements.

F-3

GAN plc

Consolidated Statement of Financial Position

As at December 31,

(in $’000’s)

Assets	Note	2019	2018
Non-current assets
Intangible assets	11	5,164	6,755
Property, plant and equipment	12	190	139
Right-of-use assets	20	1,334	1,716
Lease deposits		115	222
Contract costs	5	57	-
Total non-current assets		6,860	8,832
Current assets
Cash and cash equivalents	14	10,098	6,967
Trade and other receivables	13	5,974	4,616
R&D tax credit receivable		1,127	1,079
Inventory		883	676
Prepayments		1,061	388
Lease deposits		80	55
Contract costs	5	29	-
Total current assets		19,252	13,781
Total assets		26,112	22,613
Liabilities
Current liabilities
Trade and other payables	15	6,760	7,473
Contract liabilities	5	3,023	1,516
Current portion of lease liabilities	20	692	679
Total current liabilities		10,475	9,668
Non-current liabilities
Lease liabilities	20	535	980
Total liabilities		11,010	10,648
Equity
Share capital	2	1,280	1,270
Share premium account	2	38,558	38,236
Foreign exchange translation reserve		(1,887)	(2,272)
Accumulated deficit		(22,849)	(25,269)
Total equity		15,102	11,965
Total equity and liabilities		26,112	22,613

The accompanying notes are an integral part of these consolidated financial statements.

F-4

GAN plc

Consolidated Statement of Changes in Equity

	Note	Number of ordinary Shares (000’s)	Share Capital ($’000)	Share Premium Account ($’000)	Foreign Exchange Translation Reserve ($’000)	Accumulated Deficit ($’000)	Total Equity ($’000)
Balance at January 1, 2018		70,052	1,066	28,504	(3,089)	(17,913)	8,568
Loss for the year attributable to equity holders		-	-	-	-	(7,702)	(7,702)
Share-based payment expense	16	-	-	-	-	346	346
Issue of share capital	2	15,158	204	9,732	-	-	9,936
Foreign currency translation reserve		-	-	-	817	-	817
Balance at December 31, 2018		85,210	1,270	38,236	(2,272)	(25,269)	11,965
Income for the year attributable to equity holders		-	-	-	-	1,788	1,788
Share-based payment expense		-	-	-	-	632	632
Exercise of stock options		734	10	322	-	-	332
Foreign currency translation reserve		-	-	-	385	-	385
Balance at December 31, 2019		85,944	1,280	38,558	(1,887)	(22,849)	15,102

The accompanying notes are an integral part of these consolidated financial statements.

F-5

GAN plc

Consolidated Statements of Cash Flows

for the years ended December 31,

(in $’000’s)

Operating activities	Note	2019	2018
Income/(Loss) for the year		1,788	(7,702)
Adjustments for:
Amortization of intangible assets and contract acquisition costs	11	4,105	5,126
Depreciation on property, plant and equipment and right-of-use asset	12,20	638	1,062
Share-based payment expense	16	551	346
Income tax benefit	10	574	(934)
Net finance costs	9	112	440
Impairment loss on trade receivables	13	424	95
Impairment of intangible assets	11	626	-
Contract acquisition costs	5	(95)	-
Changes in working capital:
Increase in trade and other receivables		(1,625)	(1,214)
(Decrease)/Increase in trade and other payables		(1,132)	3,367
Increase in contract liabilities		1,458	1,509
Increase in prepayments and other current assets		(572)	-
Increase in inventory		(187)	(676)
Taxation (paid)/received		(412)	825
Net cash inflow from operating activities		6,253	2,244

Investing activities
Interest received	9	15	8
Purchase of intangibles assets	11	(2,739)	(4,144)
Purchase of property, plant and equipment	12	(176)	(77)
Net cash used in investing activities		(2,900)	(4,213)

Financing activities
Proceeds on issue of shares	2	332	10,152
Equity issue costs	2	-	(216)
Interest paid on convertible loan notes		-	(274)
Penalty interest paid on convertible loan notes	9	-	(240)
Capital element of lease payments		(740)	(971)
Interest paid on lease liabilities	9	(127)	(96)
Repayment of convertible loan notes		-	(2,669)
Net cash generated by financing activities		(535)	5,686

Net increase/(decrease) in cash and cash equivalents		2,818	3,717

Cash and cash equivalents at beginning of year		6,967	3,724
Net foreign exchange differences on cash and cash equivalents		313	(474)
Cash and cash equivalents at end of year		10,098	6,967

The accompanying notes are an integral part of these consolidated financial statements.

F-6

GAN plc

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Corporate Information

GAN plc is a public limited company domiciled in London, United Kingdom (Registration No. 3883658), incorporated under the laws of England and Wales. The Company’s registered office is 2nd Floor, Axe and Bottle Court, 70 Newcomen Street, London SE1 1YT.

GAN is a leading business-to-business (“B2B”) supplier of internet gambling software-as-a-service solutions (“SaaS”) to the U.S. and European land-based casino industry. The Company has developed a proprietary internet gambling enterprise software system, GameSTACK, which it uses to service principally land-based U.S. casino operators as a turnkey technology solution for regulated real money internet gambling (“real money iGaming”), internet sports gaming and virtual Simulated Gaming (“simulated iGaming”).

Unless the context otherwise requires, references to the “Company” include GAN plc and its consolidated subsidiaries.

2. Summary of significant accounting policies

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied throughout the years presented.

(a) Statement of Directors’ Responsibilities

The Directors are responsible for preparing these consolidated financial statements for GAN plc and its subsidiaries as at December 31, 2019 and 2018 and for the years then ended, in conformity with International Financial Reporting Standards and International Accounting Standards and Interpretations as issued by the International Accounting Standards Board and as adopted by the European Union (“IFRS”).

The Directors are responsible for keeping proper accounting records that disclose with reasonable accuracy at any time the financial position of the Company, and for identifying and ensuring that the Company complies with the law and regulations applicable to their activities. They are also responsible for safeguarding the assets of the Company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

The Directors confirm that suitable accounting policies have been used and applied consistently for the years presented. They also confirm that reasonable and prudent judgments and estimates have been made in preparing the consolidated financial statements and that applicable accounting standards have been followed.

F-7

(b) Basis of preparation

This financial information does not constitute the Company’s statutory accounts for either of the years presented. Statutory accounts for the year ended December 31, 2018, which were presented in British Pounds Sterling, have been reported on by the Independent Auditors in the United Kingdom. The Independent Auditors’ Report on in accordance with International Standards the Annual Report and Financial Statements for the year ended December 31, 2018 was unqualified and did not contain a statement under 498(2) or 498(3) of the United Kingdom Companies Act 2006. The Independent Auditors’ Report on the Annual Report and Financial Statements for the year ended December 31, 2018 did not draw attention to any matters by way of emphasis. The statutory financial statements of the Company for the year ended December 31, 2019 have not yet been prepared.

Statutory accounts for the year ended December 31, 2018 have been filed with the Registrar of Companies in the United Kingdom. Statutory accounts for the year ended December 31, 2019 will be filed with the Registrar of Companies when issued by the Directors.

The Directors have prepared these non-statutory financial statements for the years ended December 31, 2019 and 2018 for inclusion in a registration statement on Form F-1 to be submitted by the Company to the United States Securities and Exchange Commission (“SEC”). These consolidated financial statements have been prepared, in conformity with IFRS.

 The following exchange rates were used to translate the financial statements of the Company and its subsidiaries into U.S. Dollar:

	Period end [1]	Average for period [2]	Low	High
Year Ended December 31:	(U.S. dollars per pound sterling)
2018	$0.78	$0.75	$0.70	$0.80
2019	$0.76	$0.78	$0.75	$0.83

(1) In the event that the period end fell on a day for which data is not available, the exchange rate on the prior most recent business day is given.

(2) The average is based on published rates refreshed daily by the European Central Bank.

F-8

Items included in the financial statements are measured using the currency of the primary economic environment in which a company operates (the functional currency). The financial statements are presented in U.S. Dollar ($), which is the Company’s presentational currency in these special purpose consolidated financial statements.

Amounts are rounded to the nearest thousand, unless otherwise stated.

The preparation of financial statements in compliance with IFRS requires the use of certain critical accounting estimates. It also requires Company management to exercise judgment in applying the Company’s accounting policies. The areas where significant judgments and estimates have been made in preparing the financial statements and their effect are disclosed in Note 3.

Basis of measurement

The consolidated financial statements have been prepared on a historical cost basis.

The consolidated financial statements were approved and authorized for issue by the Board of Directors on March 24, 2020.

(c) Going concern

The Directors consider that the Company has adequate resources to continue in operational existence for the foreseeable future. For this reason, the directors have adopted the going concern basis in preparing these consolidated financial statements.

The Directors have assessed the financial risks facing the business, including macroeconomic events as outlined in Notes 3 and Note 22, and compared this risk assessment to the net current assets position. The Directors have also reviewed relationships with key customers and software providers and are satisfied that the appropriate contracts and contingency plans are in place. The Directors have prepared forecasts to assess whether the Company has adequate resources for the foreseeable future. This includes adjustments as a result of the COVID-19 outbreak and the effects on our business, including the expected decrease in sportsbook revenue and currently expected increase in online real money and simulate iGaming.

(d) Adoption of new and revised standards

In the fiscal years presented, the Company has adopted all of the new and revised standards and interpretations issued by the IASB and the International Financial Reporting Interpretations Committee of the IASB, as they have been adopted by the European Union, that are relevant to its operations and effective for accounting years beginning January 1, 2019, including IFRIC 23 as detailed below:

F-9

On January 1, 2019, the Company adopted International Financial Reporting Interpretations Committee (“IFRIC”) Interpretation 23, Uncertainty over Income Tax Treatments. The Company has concluded that its current accounting policies for estimating uncertain tax positions is in line with IFRIC Interpretation 23. The impact on adoption did not have any material impact on the consolidated financial statements.

In addition to these adopted standards, the Company analyzed the following new and revised standards and interpretations issued by the IASB and the International Financial Reporting Interpretations Committee of the IASB, as they have been adopted by the European Union, and determined they had no effect on the Company nor are they relevant to its operations:

●	Amendments to IFRS 9 - Financial Instruments - Prepayment Features with Negative Compensation

●	Amendments to IAS 28 - Investments in Associates and Joint Ventures - Long-term Interest in Associates and Joint Ventures

●	Amendments to IAS 19 - Employee Benefits - Plan Amendment, Curtailment or Settlement

●	Annual Improvements to IFRS 2015 - 2017 Cycle

F-10

(e) Basis of consolidation

Where the Company has control over an investee, it is classified as a subsidiary. The Company controls an investee if all three of the following elements are present: power over the investee, exposure to variable returns from the investee and the ability of the investor to use its power to affect those variable returns. Control is reassessed whenever facts and circumstances indicate that there may be a change in any of these elements of control.

De facto control exists in situations where the Company has the practical ability to direct the relevant activities of the investee without holding the majority of the voting rights. In determining whether de facto control exists, the Company considers all relevant facts and circumstances, including:

●	the size of the Company’s voting rights relative to both the size and dispersion of other parties who hold voting rights;

●	substantive potential voting rights held by the Company and by other parties;

●	other contractual arrangements; and

●	historical patterns in voting attendance.

The consolidated financial statements present the results of the Company and its subsidiaries as if they formed a single entity. Intercompany transactions and balances between the Company and its subsidiary companies are therefore eliminated in full.

F-11

The results of acquired operations are included in the Consolidated Statement of Comprehensive Income from the date on which control is obtained. They are deconsolidated from the date on which control ceases.

(f) Foreign currency exchange

Transactions entered into by entities in a currency other than the currency of the primary economic environment in which they operate (their “functional currency”) are recorded at the rates ruling when the transactions occur. Foreign currency monetary assets and liabilities are translated at the rates ruling at the reporting date. Exchange differences arising on the retranslation of unsettled monetary assets and liabilities are recognized immediately in profit or loss.

On consolidation, the results of subsidiaries with a functional currency other than U.S. Dollar are translated at rates approximating to those ruling when the transactions took place. All assets and liabilities of those same entities are translated at the rate ruling at the reporting date. Exchange differences arising on translating the opening net assets at the opening rate and the results at actual rate are recognized in other comprehensive income and accumulated in the foreign exchange translation reserve.

Exchange differences recognized profit or loss in entities’ separate financial statements on the translation of long-term monetary items forming part of the Company’s net investment in the entity’s operation concerned are reclassified to other comprehensive income and accumulated in the foreign exchange translation reserve on consolidation.

The results and financial position of all the subsidiaries that have a functional currency different from the presentation currency are translated into U.S. Dollar as follows:

●	Assets and liabilities are translated at the closing rate at the reporting date;

●	Income and expenses for each statement of operation are translated at average exchange rates; and

●	All resulting exchange differences are recognized in foreign currency translation reserve

(g) Revenue recognition

We provide platform and software services to our customers which are central to their real money and simulated iGaming operations. As part of supporting these customers, we also provide associated services including development of software, sale of hardware and licensing of patents used in these operations. We earn revenue through a number of different streams, including:

-	Online iGaming platform and software services
-	Development services
-	Hardware sales
-	Licensing

In respect of revenue share earned through our iGaming platform and software services, we record as revenue our share of the revenues generated by our customers’ use of our platform and software in their offering of real money iGaming and simulated iGaming to their players.

Other than where we license our patents to customers, the arrangements with customers do not provide the customer with the right to take possession or control of our IP at any time.

We set out below additional detail regarding how we recognize revenue for each of these revenue streams.

Online iGaming platform and software services

Real Money iGaming

GAN generates revenue through service agreements with customers, whereby our customers use our platform and software in operating their real money iGaming offerings. We record revenue based on prescribed calculations of gambling activity detailed in our customer contracts, exclusive of our customer’s share of proceeds. In accordance with IFRS 15, the performance obligations within these real money gaming service agreements are identified where:

●	a good or service (or a bundle of goods or services) is distinct; or
●	a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer.

Our performance obligations are the platform services delivered to our customers. In certain instances, within real money iGaming, GAN’s performance obligations include the operation of real money gaming online sites directly to end users, on behalf of our customer.

Revenue for these services is recognized over time as the revenue share is earned. Where the consideration is variable over a longer period, revenue is only recognized when it is highly probable that there will not be a future reversal in the amount of revenue recognized.

Outside of this core activity, GAN also provides other services to its clients, such as marketing services, customer services and game content hosting. We generate revenue from these services based on fees charged pursuant to applicable contracts, which revenue is recognized over the time during which the services are provided.

Simulated iGaming

GAN provides simulated iGaming applications and associated services to its land-based casino clients. We record revenue based on prescribed calculations of gambling activity detailed in our customer contracts, exclusive of our customer’s share of proceeds. The performance obligations within these service agreements, which are identified in the same way as described within real money iGaming above, are concluded to be the platform services in relation to simulated iGaming applications being provided to our land-based casino customers. Our customers generate the simulated iGaming revenue through these products by virtue of credits purchased by end users.

In accordance with IFRS 15, GAN recognizes revenue share from simulated iGaming applications over time as the revenue share is generated and associated services are performed. Associated services that GAN provides include customer services, payment services and marketing services for which GAN charge a fee, typically as a per month charge which we recognize over the time during which the services are provided.

Development services

Gaming Development Services

We generate revenue based on fees earned from development of games for use on GAN’s real money and simulated iGaming platforms. We recognize game development revenue when we have satisfied our performance obligations based on indicators of the transfer of control, typically the earlier of customer acceptance or upon receipt of certification of the game.

Platform Development Services

We generate revenue from platform development services based on fees earned from the provision of platform development and related services. Revenue from platform and other development services is recognized over time as we transfer control of the good or service and, accordingly, satisfy our performance obligation. In accordance with IFRS 15, the performance obligation is satisfied when one of the following criteria is met:

●	the customer simultaneously receives and consumes the benefits provided by the entity’s performance as the entity performs;
●	the entity’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced; or
●	the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date.

Our platform development services are provided to the customer over time and typically meet one or more of the above criteria for which we have an enforceable right to payment, billed at a daily rate, for performance completed to date.

Where revenue is recognized over time, we measure progress toward the completion of our performance obligations satisfied based on the nature of the services performed. For arrangements related to platform development, revenue is recognized over time and measured using an input method based on effort expended, measured using direct labor incurred in development. As the performance obligations in these instances relate to the provision of development services over time, this method best reflects the transfer of control as we meet our performance obligation. In contracts that require a portion of the consideration to be received in advance, at the commencement of the contract, such advance payment is initially recorded as a contract liability.

Hardware Sales

GAN earns revenue from the sale of hardware appliances upon which the GameSTACK software platform is pre-installed. GAN’s activities include pre-specification and sourcing of the hardware. We obtain control as we pre-install the required software on the physical computing servers and other technical devices. GAN acts as the principal under such arrangements because we take control of the hardware and the related risk. Revenue is recognized at the point in time where our performance obligation has been met, typically when control of the hardware transfers to the customer.

Licensing

GAN generates revenue from the license of our U.S. patent to a major U.S. internet gambling operator and their affiliated land-based U.S. casino group. We assess whether our license provides for:

●	a right to access our intellectual property throughout the license period, which results in revenue that is recognized over time; or
●	a right to use our intellectual property as it exists at the point in time in which the license is granted, which results in revenue that is recognized at a point in time.

We identified a performance obligation in line with the right to use the entity’s license, which was determined to be distinct, as it exists at the point in time in which the license is granted. The revenue is recorded upon grant of the license to the customer.

F-12

(h) Non-current assets held for sale and discontinued operations

Non-current assets and disposal groups are classified as held for sale when:

●	They are available for immediate sale
●	Management is committed to a plan to sell
●	It is unlikely that significant changes to the plan will be made or that the plan will be withdrawn
●	An active program to locate a buyer has been initiated
●	The asset or disposal group is being marketed at a reasonable price in relation to its fair value, and
●	A sale is expected to complete within 12 months from the date of classification.

Non-current assets and disposal groups classified as held for sale are measured at the lower of:

●	Their carrying amount immediately prior to being classified as held for sale in accordance with the Company’s accounting policy; and
●	Fair value less costs of disposal.

Following their classification as held for sale, non-current assets (including those in a disposal group) are not depreciated.

The results of operations disposed during the year are included in the consolidated statement of comprehensive income up to the date of disposal.

The Company reviews disposals to determine if they meet the criteria of a discontinued operation in line with IFRS 5. A disposal group qualifies as discontinued operation if it is a component of an entity that either has been disposed of, or is classified as held for sale, and:

●	Represents a separate major line of business or geographical area of operations
●	Is part of a single coordinated plan to dispose of a separate major line of business or geographical area of operations;
●	Is a subsidiary acquired exclusively with a view to resale;
●	That has been disposed of;
●	Has been abandoned; or
●	That meets the criteria to be classified as held for sale.

Discontinued operations are excluded from the results of continuing operations and are presented as a single amount as profit or loss after tax from discontinued operations in the statement of profit or loss. The Company identified no components that have been disposed of or are identified as held for sale in the Company’s consolidated financial statements. All notes to the consolidated financial statements include amounts for continuing operations.

Discontinued operations are presented in the consolidated statement of comprehensive income as a single line which comprises the post-tax profit or loss of the discontinued operation along with the post-tax gain or loss recognized on the re-measurement to fair value less costs to sell or on disposal of the assets or disposal groups constituting discontinued operations. Disposals of a component of an entity that do not meet the criteria for discontinued operations are included in the consolidated statement of comprehensive income in continuing operations.

(i) Marketing expenses

Marketing costs primarily consists of advertising expenses to attract new players and gamblers to the gaming provided on the Company’s platform. Marketing expenses are expensed as they are incurred.

(j) Royalty expenses

Royalty expenses are paid to third parties for gaming content which are expensed as incurred. Royalty expenses are calculated in accordance with agreements on a monthly basis and are based on net online gaming revenues.

(k) Intangible assets

Externally acquired intangible assets

Externally acquired intangible assets are initially recognized at cost and subsequently amortized within cost of revenue on a straight-line basis over their useful economic lives. The useful economic lives of the intangibles recognized by the Company are as follows:

Licenses: 5 years

Brand assets: 3 years

F-13

Internally generated intangible assets (development costs)

Expenditure incurred on development activities is capitalized if it can be demonstrated that:

●	it is technically feasible to develop the product for it to be sold

●	adequate resources are available to complete the development

●	there is an intention to complete and sell the product

●	the Company is able to sell the product

●	sale of the product will generate future economic benefits, and

●	expenditure on the project can be measured reliably.

Capitalized development costs are amortized over the years that the Company expects to benefit from selling the products developed, which is 3 years for the assets capitalized by the Company. The amortization expense is included within the cost of revenue expense line in the Consolidated Statement of Comprehensive Income.

Development expenditure not satisfying the above criteria and expenditure on the research phase of internal projects are recognized in the Consolidated Statement of Comprehensive Income as incurred.

The costs incurred for internal-use software during the application development stage are capitalized and amortized, mainly to selling, general and administrative expenses, on a straight-line basis over the estimated useful life. Costs related to the preliminary project stage and post implementation activities are expensed as incurred.

Subsequent expenditure on capitalized intangible assets is capitalized only where it clearly increases the economic benefits to be derived from the asset to which it relates. All other expenditure, including that incurred in order to maintain an intangible asset’s current level of performance, is expensed as incurred.

(l) Property, plant and equipment

Property, plant and equipment are stated at historical cost less accumulated depreciation and any accumulated impairment losses. Historical cost includes any expenditure that is directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by the Company.

After assets are placed into service, depreciation is charged so to allocate the cost of assets less their residual value over their estimated useful lives, using the straight-line method as follows:

Fixtures, fittings, and equipment: 3-5 years

Platform hardware: 5 years

Subsequent expenditures are included in the assets’ carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits will flow to the Company and the cost of the item can be measured reliably. All repairs and maintenance are charged to the Consolidated Statement of Comprehensive Income during the financial period in which they are incurred.

Gains and losses on disposals are determined by comparing proceeds with carrying amount and are included in the Consolidated Statement of Comprehensive Income when the asset is derecognized.

(m) Impairment of non-financial assets (excluding inventory and deferred taxes)

The carrying amounts of the Company’s definite lived non-financial assets (excluding inventory and deferred taxes) are reviewed at each reporting period to determine whether there is any indication of impairment. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). For impairment assessment purposes, non-financial assets are grouped at the lowest levels for which there are largely independent cash inflows (cash generating units). As a result, some assets are tested individually for impairment and some are tested at cash-generating unit level.

The recoverable amount is the higher of fair value less disposal costs and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

F-14

If the recoverable amount of an asset (or cash generating unit) is estimated to be less than it’s carrying amount, the carrying amount of the asset (cash generating unit) is reduced to its recoverable amount. An impairment loss is recognized as an expense immediately. An impairment loss is recognized in the consolidated statement of operations consistent with the function of the assets, for the amount by which the asset’s carrying amount exceeds its recoverable amount.

(n) Financial instruments

Financial assets and financial liabilities are recognized on the Company’s statement of financial position when the Company becomes party to the contractual provisions of the instrument. Financial assets are de-recognized when the contractual rights to the cash flows from the financial asset expire or when the contractual rights to those assets are transferred. Financial liabilities are de-recognized when the obligation specified in the contract is discharged, cancelled or expires.

Financial assets

The Company’s financial assets are comprised of cash and cash equivalents and trade and other receivables as follows:

	As at December 31, (in $’000’s)
	2019	2018
Cash and cash equivalents	10,098	6,967
Trade and other receivables	5,974	4,616
Total:	16,072	11,583

They are initially recognized at fair value plus transaction costs that are directly attributable to their acquisition or issue and are subsequently carried at amortized cost using the effective interest rate method less provision for impairment.

Impairment provisions for current and non-current trade receivables are recognized based on the simplified approach within IFRS 9 using the determination of the lifetime expected credit losses. During this process, the probability of the non-payment of the trade receivables is assessed. This probability is then multiplied by the amount of the expected loss arising from default to determine the lifetime expected credit loss for the trade receivables. For trade receivables, which are reported net, such provisions are recorded in a separate provision account with the loss being recognized within operating expenses in the Consolidated Statement of Comprehensive Income. On confirmation that the trade receivable will not be collectable, the gross carrying value of the asset is written off against the associated provision.

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand, demand deposits, and other short-term highly liquid investments that have maturities of three months or less from inception, are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value. The carrying value of cash and cash equivalents approximates to their fair value based on the short-term nature of such assets and the effect of any fair value differences being negligible.

Financial liabilities

The Company’s financial liabilities are comprised of trade and other payables, accruals and lease liabilities as follows (on an undiscounted basis):

	As at December 31, (in $’000’s)
	2019	2018
Trade and other payables	2,419	3,427
Accruals	3,294	3,473
Lease liabilities	1,375	1,659
Total:	7,088	8,559

All financial liabilities are recognized initially at fair value and are subsequently measured at their amortized cost using the effective interest rate method; this method allocates interest expense over the relevant period by applying the ‘effective interest rate’ to the carrying amount of the liability. Payables are classified as current liabilities unless the Company has an unconditional right to defer settlement of the liability for at least 12 months after the reporting date.

F-15

Classification of shares as debt or equity instruments

Financial instruments issued by the Company are classified as equity only to the extent that they do not meet the definition of a financial liability. An equity instrument is a contract that evidences a residual interest in assets or an entity after deducting all of its liabilities. Accordingly, a financial instrument is treated as equity if:

●	there is no contractual obligation to deliver cash or other financial assets or to exchange financial assets or liabilities on terms that may be unfavorable; and

●	the instrument is a non-derivative that contains no contractual obligation to deliver a variable number of shares or is a derivative that will be settled only by the Company exchanging a fixed amount of cash or other assets for a fixed number of the Company’s own equity instruments.

Equity instruments issued by the Company are recorded at the time the proceeds are received, net of direct issue costs.

Fair value measurements

For financial assets and liabilities measured at fair value on a recurring basis, fair value is the price the Company would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. All assets and liabilities for which fair value is measured or disclosed in the consolidated financial statements are categorized within the fair value hierarchy, are described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

●	Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities;

●	Level 2: other techniques for which inputs are based on quoted prices for identical or similar instruments in markets that are not active, quoted prices for similar instruments in active markets, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the asset or liability;

●	Level 3: techniques which use inputs that have a significant effect on the recognized fair value that require the Company to use its own assumptions about market participant assumptions.

The Company maintains policies and procedures to determine the fair value of financial assets and liabilities using what it considers to be the most relevant and reliable market participant data available. It is the Company’s policy to maximize the use of observable inputs in the measurement of its Level 3 fair value measurements. To the extent observable inputs are not available, the Company utilizes unobservable inputs based upon the assumptions market participants would use in valuing the asset or liability. In determining the fair value of financial assets and liabilities employing Level 3 inputs, the Company considers such factors as the current interest rate, equity market, currency and credit environments, expected future cash flows, the probability of certain future events occurring, and other published data. The Company performs a variety of procedures to assess the reasonableness of its fair value determinations including the use of third parties. The carrying values less impairment provision of trade and other receivables and payables are assumed to approximate their fair values because of the short-term nature of such assets and the effect of discounting liabilities is negligible.

(o) Current and deferred tax

The tax expense for the year comprises current and deferred tax. Tax is recognized in the Consolidated Statement of Comprehensive Income except to the extent that it relates to a business combination, or items recognized directly in equity.

F-16

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit reported in the Consolidated Statement of Comprehensive Income because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Company’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the statement of financial position date.

Research and development tax

As a company that carries out research and development activities, the Company benefits from the U.K. research and development small or medium-sized enterprise tax credit regime and is able to surrender some of its trading losses that arise from its research and development activities for a cash rebate of up to 33.35% of eligible research and development expenditure. Research and development taxation relief is recognized once management considers it probable that any amount claimable will be received. In the year ended December 31, 2018, the Company recognized $1.1 million related to research and development tax credit receivable.

Deferred tax

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial information and the corresponding tax bases used in the computation of taxable profit and is accounted for using the balance sheet liability method. Deferred tax assets are recognized to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized, or the liability is settled based upon tax rates that have been enacted or substantively enacted by the Consolidated Statement of Financial Position date. Deferred tax is charged or credited in the Consolidated Statement of Comprehensive Income, except when it relates to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

The carrying amount of deferred tax assets is reviewed at each Consolidated Statement of Financial Position date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is measured using tax rates that have been enacted or substantially enacted by the Consolidated Statement of Financial Position date and are expected to apply when the related deferred tax asset or liability is realized or settled.

Uncertain tax positions

In determining the amount of current and deferred income tax, we take into account the impact of uncertain tax positions and whether additional taxes, interest or penalties may be due. This assessment relies on estimates and assumptions and may involve a series of judgments about future events. New information may become available that causes us to change its judgment regarding the adequacy of existing tax liabilities. Such changes to tax liabilities will impact tax expense in the period that such a determination is made.

(p) Leases

All leases are accounted for by recognizing a right-of-use asset and a lease liability except for:

●	leases of low value assets; and

●	leases with a term of 12 months or less.

Lease liabilities are measured at the present value of the contractual payments due to the lessor over the lease term, with the discount rate determined by reference to the rate inherent in the lease unless this is not readily determinable, in which case the company’s incremental borrowing rate on commencement of the lease is used. The incremental borrowing rate applied to lease liabilities on January 1, 2018 was 9%. Variable lease payments are only included in the measurement of the lease liability if they depend on an index or rate. In such cases, the initial measurement of the lease liability assumes the variable element will remain unchanged throughout the lease term. Other variable lease payments are expensed in the period to which they relate.

F-17

On initial recognition, the carrying value of the lease liability also includes:

●	amounts expected to be payable under any residual value guarantee;

●	the exercise price of any purchase option granted in favor of the Company if it is reasonably certain to assess that option; and

●	any penalties payable for terminating the lease, if the term of the lease has been estimated on the basis of termination option being exercised.

Right-of-use assets are initially measured at the amount of the lease liability, reduced for any lease incentives received, and increased for:

●	lease payments made at or before commencement of the lease;

●	initial direct costs incurred; and

●	the amount of any provision recognized where the Company is contractually required to dismantle, remove or restore the leased asset.

Subsequent to initial measurement, lease liabilities increase as a result of interest charged on the balance outstanding and are reduced for lease payments made. Right-of-use assets are amortized on a straight-line basis over the remaining term of the lease or over the remaining economic life of the asset if this is judged to be shorter than the lease term.

When the Company revises its estimate of the term of any lease (because, for example, it re-assesses the probability of a lessee extension or termination option being exercised), it adjusts the carrying amount of the lease liability to reflect the payments to make over the revised term, which are discounted at the same discount rate that applied on lease commencement. The carrying value of lease liabilities is similarly revised when the variable element of future lease payments dependent on a rate or index is revised. In both cases an equivalent adjustment is made to the carrying value of the right-of-use asset, with the revised carrying amount being amortized over the remaining (revised) lease term.

(q) Defined contribution schemes

The Company provides defined contribution plans to its employees. The Company pays contributions to publicly and privately administered contribution plans on a contractual basis. The Company has no further payment obligations once the contributions have been paid. Contributions to defined contribution plans are expensed when employees provide services. The Company incurred expenses related to the defined contribution plans of $0.2 million in the years ended December 31, 2019 and 2018.

(r) Share-based payments

The Company issues equity settled share-based payments to certain employees (including Directors).

Equity settled share-based payments are measured at fair value at the date of grant and expensed within the Consolidated Statement of Comprehensive Income, together with a credit to equity, on a straight-line basis over the period in which the performance and service conditions are fulfilled. At each statement of financial position date, the Company revises its estimate of the number of equity instruments expected to vest as a result of the effect of non-market-based vesting conditions. The impact of the revision of the original estimates, if any, is recognized in profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to equity reserves.

The fair value of share options is determined using a Black Scholes model, taking into consideration management’s best estimate of the expected life of the option and the estimated number of shares that will eventually vest. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions and behavioral considerations. Where existing share options are modified, the increase in fair value is spread over the remaining vesting period. Where options are reissued post-vesting period with a new vesting period, the total fair value of the re-issue is spread over the new vesting period.

F-18

(s) Equity

Share capital represents the nominal value of shares allocated, called up and fully paid.

Share premium includes the amount subscribed for share capital in excess of nominal value. Any transaction costs associated with the issuing of shares are deducted from share premium, net of any related income tax benefits.

Other components of equity include the following:

●	Foreign exchange translation reserve comprises foreign currency translation differences arising from the translation of financial statements of the functional currency of the Company and its subsidiaries into U.S. Dollar; and

●	Accumulated deficit includes all current and prior period losses.

All transactions with equity shareholders of the Company are recorded separately within equity. As at December 31, 2019 and 2018, issued and fully paid share capital comprised of 85,944,235 shares and 85,210,199 shares, respectively, at a par value 1 pence each. The Company has an unlimited amount of authorized ordinary shares. For the years ended December 31, 2019 and 2018, transaction costs recognized directly in equity amounted to nil and $0.2 million respectively. During the years ended 2019 and 2018, the Company had the following issue of shares:

●	158,275 ordinary shares of 1 pence each were issued at a premium of 24.5 pence, generating gross proceeds of $54,340.

●	15,000,000 ordinary shares of 1 pence each were issued at a premium of 49 pence, generating gross proceeds of $10.1 million.

●	734,036 ordinary shares of 1 pence each were issued at a premium of 44 pence, generating gross proceeds of $0.3 million.

The Company deducts directly attributable costs of issuing capital from the proceeds in accordance with IAS 39 “Financial Instruments: Recognition and Measurement”. Incremental costs incurred and directly attributable to the offering of equity securities are deducted from the related proceeds of the offering. The net amount is recorded as share premium in the period when such shares are issued. Where such expenses are incurred prior to the offering they are recorded in prepayments until the offering completes. Other costs incurred in such offerings are expensed as incurred and included in general and administrative expenses.

(t) Earnings Per Share

The Company presents basic and diluted earnings per share (“EPS”) data for its ordinary shares. Basic EPS is calculated by dividing the profit or loss attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding during the year. Diluted EPS is determined by dividing the profit or loss attributable to equity holders of the Company, the weighted average number of ordinary shares outstanding for the effects of all dilutive potential ordinary shares. This includes awards under share award schemes and share options granted to employees. See Note 17.

(u) Lease deposits

Lease deposits relate to the deposits provided in respect of leased office space. The amount is repayable in accordance with the terms of the agreement.

(v) Inventory

GAN purchases hardware to sell to their customers to support the platform developed. Inventory is stated at the lower of cost or net realizable value, using the first-in, first-out (“FIFO”) method. Net realizable value is based on market performance, including the ancillary selling costs. The cost of the inventory on hand consists solely of the purchase price. The sale of inventory to the customer is included in the cost of revenue within the Consolidated Statement of Comprehensive Income. The Company has incurred no write downs during the year, nor reversals of any previously recorded write downs. The Company recorded cost of sales related to the sales of inventory of $0.7 million for the year ended 2019, and no such costs for the year ended 2018.

(w) Provisions

Provisions for legal claims and make good obligations are recognized when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated.

Provisions are not recognized for future operating losses.

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognized even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the end of the reporting period. The discount rate used to determine the present value is a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The increase in the provision due to the passage of time is recognized as interest expense.

(x) Related party transactions

In the normal course of operations, the Company has entered into related party transactions with Directors of the Company including receiving loans from, and entering into loans to, the Directors or companies controlled by the Directors. The transactions are recorded as incurred at their fair value and approved by the Company’s Board of Directors.

F-19

(y) Contract costs

The Company pays sales commission to employees for new contracts with customers. An asset is initially recognized for costs an entity incurs to obtain and fulfil a contract to provide goods or services to customers. Costs incurred to obtain a contract that are not incremental costs are expensed as incurred, unless they are explicitly chargeable to the customer (regardless of whether the contract is obtained). Any capitalized contract costs are amortized, with the expense recognized on a systematic basis that is consistent with the entity’s transfer of the related goods or services to the customer. Contract costs are subject to impairment assessment. An impairment exists if the carrying amount of the asset exceeds the amount of consideration the entity expects to receive in exchange for providing the associated goods or services, less the remaining costs that relate directly to providing those goods or services. Impairment losses are recognized in profit or loss.

(z) Deferred U.S. initial public offering costs

The Company capitalizes deferred U.S initial public offering (“IPO”) costs, which primarily consist of direct, incremental legal, professional, and other third-party fees relating to the IPO, within prepayments of the Consolidated Statement of Financial Position. The deferred IPO costs will be offset against IPO proceeds upon the consummation of the proposed offering. Should the planned IPO be abandoned, the deferred issuance costs will be expensed immediately as a charge to operating expenses in the consolidated statement of comprehensive income. The Company has $0.5 million in deferred IPO costs as at December 31, 2019.

(aa) New accounting pronouncements not yet adopted

The Company does not anticipate that adoption of the following IFRSs will have a significant effect on the Company’s consolidated financial statements and related disclosures.

Effective for annual periods beginning on or after January 2020:

●	Amendments to References to the Conceptual Framework in IFRS Standards

Effective for annual periods beginning on or after January 2021:

●	IFRS 17 - Insurance Contracts

3. Critical accounting estimates and judgements

The preparation of consolidated financial statements under IFRS requires the Company to make estimates and judgements that affect the application of policies and reported amounts. Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Reference is made in this note to accounting policies which cover areas that the Directors consider require estimates and assumptions which have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year. These policies together with references to the related notes to the financial statements can be found below:

The areas where assumptions and estimates are significant to the consolidated financial statements are:

Estimates and Judgements	Note
Revenue recognition	5
Share-based compensation	16
Capitalization and impairment of internally generated intangible assets	11
Useful life of capitalized development costs	2
Taxation	10
Going Concern	2

Revenue recognition

Agent vs Principal

Management applies judgement in determining whether GAN acts as principal or agent for arrangements in which the Company additionally contract with the players directly in operating the online casino. In making these judgements, management gives consideration to the contractual terms of each arrangement with casino operator customers and consequently to which party has the primary responsibility for providing the services and is exposed to the majority of the risks and rewards associated with providing the services. Such consideration includes, but is not limited to, assessing indicators such as who is primarily responsible for fulfilling the promise to provide the service, who has the ability to establish prices to help determine who controls the service and who bears the risk. We recognize revenue as principal when we have primary responsibility for providing the services and control the promised good or service before transferring that good or service to the customer.

In evaluating whether the Company is the principal or agent in relation to contracts in which it contracts both with the casino and the players, the key considerations in this determination are the control over the casino and the relationship with the players, including ownership of the related player database. Where the Company has concluded that the casino controls the relationship with the players and owns the player database, the Company acts as an agent of the casino operator users and therefore records revenue on an agency basis and recognize this revenue over time in line with its real money iGaming revenue recognition policy as described in Note 2.

Allocation of transaction price

For certain performance obligations management has estimated the transaction price to be applied to each performance obligation based on an estimation of the stand-alone selling price. This is a significant management estimate, with any increase or decrease to the customer discount impacting the revenue allocation to the performance obligation, in situations where the transaction price is based on a residual approach, which would then impact the revenue recognized in the period. During the ended year 2019, the Company concluded that the license of its patent was at a transaction price of $4.0 million, with the remainder of the transaction price outlined in the contract being related to the other performance obligation of platform development services. Any changes in this conclusion could result in additional or less revenue being recognized during the year if a higher or lower portion of the transaction price is allocated to the patent license, respectively.

Contract Costs

For both real money and simulating iGaming segments, the Company evaluates its relationship with its suppliers, including content providers and other direct costs such as royalty and payment processing costs, to determine whether the Company is the principal or agent.

Where the Company is the principal, it has the sole ability to control which suppliers are interfaced with its platform or are principally responsible for the sourcing of the content included within the online casino before it is transferred to its customers and are responsible for the supplier relationships and pricing.

Generally, the Company reports revenues generated on its platform as described above in relation to revenue share and records all costs, including royalty and payment processing costs, within cost of revenue.

For certain contracts identified in the real money gaming segment, the Company has concluded that it acts as an agent, as the customer controls the sourcing of content delivered on the platform. In these instances, the Company records its revenue share net of these royalty costs.

F-20

Share-Based Payments

Management measures equity settled share-based payments at fair value at the date of grant and expenses the cost on a straight-line basis over the vesting period, based upon management’s estimate of equity instruments that will eventually vest, along with a corresponding increase in equity. At each statement of financial position date, management revises its estimate of the number of equity instruments expected to vest as a result of the effect of non-market-based vesting conditions. The impact of the revision of the original estimates, if any, is recognized in profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to equity reserves.

The fair value of share options is determined using a Black Scholes model, taking into consideration management’s best estimate of the expected life of the option and the estimated number of shares that will eventually vest. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions and behavioral considerations. Where existing share options are modified, the increase in fair value is spread over the remaining vesting period.

Capitalization and impairment of internally generated intangible assets

Management reviews expenditures, including wages and benefits for employees, incurred on development activities and based on their judgment of the costs incurred assesses whether the expenditure meets the capitalization criteria set out in IAS 38 and the intangible assets accounting policy within Note 2 to the consolidated financial statements. Management specifically considers if additional expenditure on projects relates to maintenance or new development projects.

Management reviews the Company’s assets at each reporting period to determine whether there is any indication of impairment. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). To calculate the recoverable amount of the asset, management must make estimates related to future cash flows and discount rates that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash generating unit) is estimated to be less than it’s carrying amount, the carrying amount of the asset (cash generating unit) is reduced to its recoverable amount. An impairment loss is recognized as an expense immediately. The Company incurred impairment losses of $0.6 and nil in the years 2019 and 2018 respectively as disclosed in Note 11.

Useful life of capitalized development costs

The useful life of capitalized development costs is determined by management at the time the software is brought into use and is regularly reviewed for appropriateness. For unique software products controlled and developed by the Company, the life is based on historical experience with similar products as well as anticipation of future events, which may impact their useful economic life, such as changes in technology.

Taxation and indirect taxes

Deferred tax assets are recognized to the extent that it is probable future taxable profits will be available against which the temporary differences can be utilized. The key area of judgement is therefore an assessment of whether it is probable that there will be suitable taxable profits against which any deferred tax assets can be utilized. The Company operates in a number of international tax jurisdictions. Judgement is required in respect of the interpretation of state, federal and international tax law and practices as e-commerce and tax continues to evolve. The Company files its tax returns and duty calculations and estimates its tax and indirect tax provisions based on current tax rules and practices and its transfer pricing policy, together with advice received from professional advisors and believe that the accruals for tax liabilities are adequate. Further details of the Company’s accounting policy in relation to deferred tax assets are disclosed in Note 2 to the consolidated financial statements.

Research and development tax relief is recognized as an asset once it is considered that there is sufficient assurance that any amount claimable will be received. The key judgement therefore arises in respect of the likelihood of a claim being successful when a claim has been quantified but has not been received. In making this judgement management considers the nature of the claim and in particular the track record of success of previous claims.

The Company is subject to income taxes in numerous jurisdictions and there are transactions for which the ultimate tax determination cannot be assessed with certainty in the ordinary course of business. The Company recognizes a provision for situations that might arise in the foreseeable future based on an assessment of the probabilities as to whether additional taxes will be due. An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

Going Concern

Management prepares forecasts and continually monitors and addresses key assumptions which are used as the basis of conclusions reached as it relates to the Company’s going concern basis in preparing consolidated financial statements. After the balance sheet date, the Company has seen significant macro-economic uncertainty as a result of the coronavirus (COVID-19) pandemic. The scale and duration of this development remains uncertain and could impact the Company’s earnings and cash flow.

As a result of the health crisis, management considered potential adverse effects to the business such as the Company’s ability to retain and sign new customers, the ability of customers to continue in operations and remit payable balances, or the risk that a shutdown of gaming regulators could slow or halt the Company’s operations. Management considered the impact COVID-19 will have on customers that can result in them defaulting on payments and or becoming insolvent, and what impact that would have on the Company’s business. Management also considered that the customers that are most at risk are those with a large proportion of revenue derived from sports betting and or land-based casinos. All factors have been considered by management up through the reporting date.

Management reviewed customer, geographic and market information to determine what changes have been noted as a result of the health crisis and what this could mean for the Company. Management reviewed public information on its largest customers and performed sensitivity analyses to determine what effects the Company would see if the customers halted operations and defaulted on payment. It was observed that, for the gaming sector, many operators have ample liquidity to last 2-3 quarters and, in some cases, in excess of a year.

As a result of the COVID-19 health crisis and social distancing mandates, the Company has observed an immediate shift to the iGaming and simulated gaming channels, both organically in monitoring key performance indicators, but also directly from its active and prospective customers. The Company believes a number of its customers in the sports betting market will bolster their investments in online casino and simulated gaming given the temporary limitations on sports betting. The Company has considered the impact of these early indicators on its full year outlook and weighed consideration that Sportsbook revenue contributed 10% of total revenue in 2019, is seasonally stronger in Q1 and Q4, and the assumption that COVID-19 is anticipated to largely impact Q2 and Q3. In addition, with the anticipated offsetting increase in online casino and simulated gaming, together with the above-mentioned market and key customer data, the Company has concluded on the ability to continue as a going concern.

Management used internal transaction data, discussions with customers, market information related to iGaming, and performed sensitivity analysis on key assumptions such as collection rates, revenue growth and regulation trends to conclude on the Company’s ability going concern basis in preparing these consolidated financial statements.

F-21

4. Financial risk management

The Company’s operations are exposed to a variety of financial risks: market and currency risk, interest rate risk, contractual risk, credit risk, liquidity risk and capital risk. The Company’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Company’s financial performance.

Risk management is carried out by management under policies approved by the Board of Directors. Management identifies and evaluates financial risks in close co-operation with the Company’s operating segments. The Board provides principles for overall risk management, as well as policies covering specific areas, such as interest rate risk, non-derivative financial instruments and investment of excess liquidity.

In common with all other businesses, the Company is exposed to risks that arise from its use of financial instruments. This note describes the Company’s objectives, policies and processes for managing those risks and the methods used to measure them. Further quantitative information in respect of these risks is presented throughout these financial statements.

There have been no substantive changes in the Company’s exposure to financial instrument risks, its objectives, policies and processes for managing those risks or the methods used to measure them from previous periods unless otherwise stated in this note.

(a) Market and Currency risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates and foreign exchange rates.

The Company has exposure to foreign currency risk. Sales invoicing to customers is in U.K. Pounds Sterling, U.S. Dollars and Euro and the majority of outgoing payments are in U.K. Pounds Sterling and U.S. Dollar payments. Following the opening of the new office in Tel Aviv, a larger, but still insignificant, volume of outgoing payments were in Israeli Shekels during 2019. As outlined in Note 14, a large portion of our cash is held in USD, $7.6 million as of December 31, 2019, reducing our foreign currency exposure risk.

The Board carefully monitors exchange rate fluctuations and reviews their impact on the net assets and position of the Company. Exchange rates are negotiated with the Company’s main provider of banking services as and when needed. The Company does not enter into any derivative financial instruments to manage its exposure to foreign currency risk.

The carrying amount of the Company’s foreign currency denominated monetary assets and monetary liabilities and details of the exposure at December 31, 2019 and 2018 are shown in Notes 13, 14, and 15.

Transaction exposure relates to business transactions denominated in foreign currency required by operations (purchasing and selling) and/or financing (interest and amortization). Translation exposure relates to net investments in foreign operations.

After the balance sheet date, we have seen significant macro-economic uncertainty as a result of the coronavirus (COVID-19) outbreak. The scale and duration of this development remains uncertain and could impact our earnings and cash flow. As part of our risk management process, we are closely monitoring the situation, including factors as outlined in Note 3 as it relates to the Company’s ability to continue as a going concern.

Transaction exposure sensitivity

In most cases, the Company’s customers are billed in their respective local currency. Major payments, such as salaries, consultancy fees, and rental fees are settled in local currencies.

The table below shows the immediate impact on net loss before tax of a 10% strengthening in the closing exchange rate of significant currencies to which the Company had exposure as at December 31, 2019 and 2018. The impact on net loss is due primarily to monetary assets and liabilities in a transactional currency other than the functional currency of the Company. The sensitivity associated with a 10% weakening of a particular currency would be equal and opposite. This assumes that each currency moves in isolation.

December 31, 2018	USD	Euro	AUD	BGN	ILS
(Increase)/Decrease in loss before tax (in $ millions):	0.2	0.3	0	(0.1)	(0.1)

December 31, 2019	USD	Euro	AUD	BGN	ILS
Increase/(Decrease) in net income before tax (in $ millions):	1.5	0.2	0	(0.1)	0

F-22

(b) Interest rate risk

The Company has minimal exposure to interest rate risk. It is exposed to interest rate risk on some of its financial assets (being its cash at bank balances). The interest rate receivable on these balances was at an average rate of 0.2% and 0.3% during the years ended December 31, 2019 and 2018 respectively. The Directors currently believe that interest rate risk is at an acceptable level.

Due to its minimal exposure to interest rate risk, the Company has not prepared any sensitivity analysis.

(c) Contractual Risk

In the ordinary course of business, the Company contracts with various parties. These contracts may include performance obligations, indemnities and contractual commitments. Management monitors the performance of the Company and any relevant counterparties against such contractual conditions to mitigate the risk of material, adverse non-compliance.

(d) Credit risk

Credit risk is the financial loss to the Company if a customer or counterparty to financial instruments fails to meet its contractual obligation. Credit risk arises from the Company’s cash and cash equivalents and trade and other balances. The concentration of the Company’s credit risk is considered by counterparty, geography and currency. The Company gives careful consideration to which organizations it uses for its banking services in order to minimize credit risk. The Company has a significant concentration of cash held on deposit with one large bank in the U.K., an institution with an A2 credit rating (long term, as assessed by Moody’s).

An allowance for impairment is made where there is an identified loss event which, based on previous experience, is evidence of a reduction in the recoverability of the cash flows. The Company uses forward looking information in their analysis of expected credit losses for all instruments, which is limited to the carry value of cash and cash equivalents and trade and other balances. Management considers the above measures to be sufficient to control the credit risk exposure.

(e) Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. This risk relates to the Company’s prudent liquidity risk management and implies maintaining sufficient cash. Ultimate responsibility for liquidity risk management rests with the Board of Directors. The Board manages liquidity risk by regularly reviewing the Company’s cash requirements by reference to short-term cash flow forecasts and medium-term working capital projections prepared by management.

The table below summarizes the maturity profile of the Company’s financial liabilities based on contractual undiscounted payments as at the years ended December 31:

2019

	Less than 1 year	1- 3 years	3-5 years	More than 5 years	Total
Trade and other payables	2,419	-	-	-	2,419
Accruals	3,294	-	-	-	3,294
Lease liabilities	692	547	136	-	1,375
Total:	6,405	547	136	-	7,088

2018

	Less than 1 year	1- 3 years	3-5 years	More than 5 years	Total
Trade and other payables	3,427	-	-	-	3,427
Accruals	3,473	-	-	-	3,473
Lease liabilities	679	910	258	-	1,847
Total:	7,579	910	258	-	8,747

F-23

(f) Capital risk

The Company’s capital structure is comprised entirely of shareholders’ equity, including share capital, share premium and accumulated deficits.

The Company’s objective when managing capital is to maintain adequate financial flexibility to preserve its ability to meet financial obligations, both current and long term. The capital structure of the Company is managed and adjusted to reflect changes in economic conditions.

The Company funds its expenditures on commitments from existing cash and cash equivalent balances. There are no externally imposed capital requirements.

Financing decisions are made by the Board of Directors based on forecasts of the expected timing and level of capital and operating expenditure required to meet the Company’s commitments and development plans.

5. Revenue

Disaggregated revenue

Revenue is disaggregated within each operating segment based on how the nature, amount, timing and uncertainty of the revenue and cash flows are affected by economic factors. The company disaggregated revenue into the following categories:

●	SaaS revenue, which represents the revenue share earned based on the terms of the underlying contract with the customer

●	Service revenue which is the revenue earned on services such as game and platform development and platform management to the Company’s customer, and

●	Other which includes the remaining revenue earned within the segment such as patent license revenue and hardware sales.

The following table reflects revenue for the years ended 2019 and 2018 by type of operating activity and segment.

		For the year ended December 31 (in $’000’s)
		2019	2018
Real money iGaming		24,228	8,290
	SaaS revenue	15,396	6,445
	Service revenue	3,918	1,845
	Other	4,914	-
Simulated iGaming		5,743	5,733
	SaaS Revenue	4,615	4,354
	Service Revenue	1,128	1,377
	Other	-	2
Total:		29,971	14,023

The following table reflects revenue earned for the years ended 2019 and 2018 in line with the timing of transfer of goods or services (e.g. revenue from goods or services transferred to customers at a point in time and revenue from goods or services transferred over time):

	For the year ended December 31, (in $’000’s)
	2019	2018
Revenue from services delivered over time	25,067	13,824
Revenue from services delivered at a point in time	4,904	199
Total:	29,971	14,023

Refer to breakdown of revenue by geography within the segment Note at 6.

Contract costs

	As at and for the year ended December 31, (in $’000’s)
	2019	2018
Balance at beginning of year	-	-
Capitalized expenditures for the year	95	-
Amortization of contract costs	(9)	-
Impairment of contract of costs	-	-
Balance at end of year	86	-

Contract costs relate to commissions paid by the Company which represent incremental costs to obtain the contract for goods and services to be provided by the Company to customers. The costs relate directly to obtaining the contract and are expected to be recovered. They were therefore recognized as an asset from costs to obtain a contract. The asset is amortized on a straight-line basis over the term of the specific contract it relates to, consistent with the pattern of recognition of the associated revenue.

Contract liabilities

Contract liabilities relate to cash consideration that the Company receives in advance of satisfying the related performance obligations. Changes in the contractual liabilities balance are as follows:

	As at and for the year ended December 31, (in $’000’s)
	2019	2018
Balance at beginning of year	1,516	7
Balance at end of year	3,023	1,516
Revenue recognized from amounts included in liability at the beginning of the period:	1,215	7

Contract liabilities is mainly comprised of prepayments made by customers related to development services not yet performed and therefore revenue has not been recognized. Revenue is recognized at the time services are performed. The change in contract liabilities in fiscal years 2018 and 2019 is a result of the consideration being received in the respective years being greater than the revenue recognized in the current year related to consideration received in those and prior years, as well as a result of changes in foreign exchange rates. This balance will be recognized as revenue as the services are performed, which is generally expected to occur over a period up to a year.

Performance obligations

The Company discloses its policies for how it identifies, satisfies, and recognizes its performance obligations associated with its contracts with customers in the revenue recognition policy within in Note 2.

F-24

6. Segmental information

Information reported to the Company’s Chief Executive, the Chief Operating decision-maker, for the purposes of resource allocation and assessment of the Company’s segmental performance is primarily focused on the origination of the revenue streams. The Company’s identified operating segments under IFRS 8 are as follows:

●	Real money iGaming operations (“RMiG”)

●	Simulated iGaming operations (“SiG”)

The following is an analysis of the Company’s revenue and results by reportable segment for the year ended December 31,

2019:

	RMiG (in $’000’s)	SiG (in $’000’s)	Total (in $’000’s)
Revenue	24,228	5,743	29,971
Impairment of intangible assets	626	-	626
Cost of revenue (excluding depreciation and amortization)	4,833	2,270	7,103
Segment results (excluding depreciation and amortization)	18,769	3,473	22,242
Amortization within cost of revenue			4,105
Depreciation within cost of revenue			148
Gross profit			17,989
Operating expenses			15,515
Net finance costs			112
Net profit before taxes			2,362
Income tax expense			(574)
Income for the year			1,788

2018:

	RMiG (in $’000’s)	SiG (in $’000’s)	Total (in $’000’s)
Revenue	8,289	5,734	14,023
Cost of revenue (excluding depreciation and amortization)	5,182	1,465	6,647
Segment results (excluding depreciation and amortization)	3,107	4,269	7,376
Amortization within cost of revenue			5,126
Depreciation within cost of revenue			121
Gross profit			2,129
Operating expenses			10,325
Net finance costs			440
Net loss before taxes			(8,636)
Income tax benefit			934
Loss for the year			(7,702)

The accounting policies of the reportable segments follow the same policies as described in Note 2. Segment result represents the gross profit earned by each segment without allocation of the share of depreciation expense, amortization expense, administrative expense (including Directors’ remuneration), finance costs and income tax expense. This is the measure reported to the Company’s Chief Executive for the purpose of resource allocation and assessment of segment performance. Administration expenses comprise principally of employment and office costs incurred by the Company.

Assets and liabilities are not separately analyzed or reported to the Company’s Chief Executive and are not used to assist in decisions surrounding resource allocation and assessment of segment performance. As such, an analysis of segment assets and liabilities has not been included in this financial information.

F-25

Geographic analysis of revenues

This analysis is determined based upon the location of the legal entity of the customer.

	For the year ended December 31, (in$’000’s)
	2019	2018
U.K. and Channel Islands	4,359	98
Italy	4,599	5,221
United States	20,935	8,651
Rest of the world	78	53
Total:	29,971	14,023

During the year ended December 31, 2018, the Company had four customers, each of which individually generated revenue greater than 10% of the Company’s total revenue. These customers generated revenue of $1.4 million, $1.5 million, $1.9 million, and $2 million respectively and represented 48.8% of revenue. Of this revenue, $5.6 million related to real money iGaming and $1.2 million related to simulated iGaming.

During the year ended December 31, 2019, the Company had two customers, each of which individually generated revenue greater than 10% of the Company’s total revenue. These customers generated revenue of $13.9 million and $5.9 million respectively and represented 66.1% of revenue. Of this revenue, $18.2 million related to real money iGaming and $1.6 million related to simulated iGaming.

Geographic analysis of non-current assets

	As at December 31, (in $’000’s)
	2019	2018
U.K. and Channel Islands	5,945	7,951
United States	357	184
Bulgaria	555	686
Rest of the world	3	11
Total:	6,860	8,832

7. Operating Income/(Loss)

	For the year ended December 31, (in $’000’s)
	2019	2018
Staff Costs (Note 8)	9,111	6,036
Amortization of intangibles and contract fulfillment costs (Notes 5 and 11)	4,105	5,126
Depreciation on property, plant and equipment and right-of-use assets (Notes 12 and 20)	638	1,062
Foreign exchange (gains)/losses	414	29
Rent payable under short-term leases (Note 20)	282	39
Share-based payment expense (Note 16)	551	346
Royalty Expense	3,801	4,452
Marketing Expense	560	368

Staff costs, including share-based payment expense, and rent payable under short-term operating leases charged to the Consolidated Statement of Comprehensive Income as shown in the table above, are less amounts capitalized in the years 2019 and 2018 of $2.9 million and $3.9 million, which includes consulting costs, as part of capitalized development costs reflected within Note 11.

F-26

8. Staff Costs

	For the year ended December 31, (in $’000’s)
	2019	2018
The aggregate remuneration of the employees comprised (including Directors):
Wages and salaries	11,200	8,596
Social security costs	701	770
Pension costs	175	157
Share-based payment expense	631	346
Total:	12,707	9,869

Total staff costs included in capitalized development costs for the years ended December 31, 2019 and 2018 were $2.7 million and $3.5 million respectively and are reflected within Note 11.

9. Net Finance Costs

	For the year ended December 31, (in $’000’s)
	2019	2018
Convertible bond interest expense	-	112
Early repayment penalties	-	240
Lease interest expense	127	96
Total Finance Costs	127	448
Interest income	(15)	(8)
Net Finance Costs	112	440

Interest expense is in respect of amounts accrued on right-of-use leases in the year, and on the 9% convertible bond up until the date of repayment of June 25, 2018. Early repayment penalties of $0.2 million relate to the 9% convertible loan.

10. Income Tax

	For the year ended December 31, (in $’000’s)
	2019	2018
Current:
Current year – Domestic	-	915
Changes in estimates in respect to prior year - Domestic	15	19
Total Current Domestic Expense:	15	934

Current year – Foreign	(564)	-
Changes in estimates in respect to prior year - Foreign	(25)	-
Total Current Foreign Expense:	(589)	-

Total current year tax (expense)/benefit:	(574)	934

A reconciliation between the reported tax expense for the year, and the theoretical tax expense that would arise when applying the statutory tax rate in the U.K. of 19% and on the consolidated income/(loss) before taxes for the years ended December 31, 2019 and 2018 is shown in the table below:

	For the year ended December 31, (in $’000’s)
	2019	2018
Net income/(loss) before taxes - domestic	1,467	(7,192)
Net income/(loss) before taxes - foreign	895	(1,444)
Total consolidated net income/(loss)	2,362	(8,636)
Net profit/(loss) before taxes multiplied by the average standard rates of corporation tax in the United Kingdom of 19%	449	(1,641)
Effects of:
Other permanent and similar differences, including expenses not deductible for tax purposes	(71)	162
Current year tax losses not utilized/recognized	-	1,453
Other timing differences not recognized for deferred tax purpose	(199)	179
Adjustments in respect of prior periods	9	(19)
Effects of tax rates in foreign jurisdictions	386	109
Research and development tax credit	-	(1,123)
Foreign currency translation	-	(54)
Tax (expense)/benefit for year	574	(934)

F-27

The Company has maximum corporation tax losses carried forward at the year-end as follows:

	As at December 31, 2018 (in $’000’s)
	2019	2018
Corporation tax losses carried forward	20,950	24,441

For 2019 and 2018, no deferred tax asset has been recognized as there is uncertainty regarding when suitable future profits against which to offset the accumulated tax losses will arise. There is no expiration date for the accumulated tax losses. Tax losses are recognized as a deferred tax asset by the Company when there is sufficient evidence that the amount will be recovered against foreseeable profits taking into account the loss for the period and sensitized forecast profits. The Company is subject to income taxes in the U.K., U.S., Israel and Bulgaria. Due to the nature of our business, it has a recent history of generating losses. As of December 31, 2019, and 2018, the Company has cumulative carryforward tax losses generated of $21.0 million and $24.4 million, with $20.1 million and $24.0 million of these losses being generated in the U.K. respectively. Subject to any relevant restrictions, it expects these to be available to carry forward and offset against future operating profits. As a company that carries out development activities, the Company benefits from the U.K. research and development small or medium-sized enterprise tax credit regime and are able to surrender some of its trading losses that arise from research and development activities for a cash rebate of up to 33.35% of eligible research and development expenditure. If GAN were to no longer qualify as a small or medium-sized company, the Company may instead be eligible for a R&D Expenditure Credit (RDEC) under the UK large company regime, worth up to approximately 10% of the eligible research and development expenditure (after tax).

Deferred tax assets and liabilities have not been recognized in respect of the following items, because it is not probable that future taxable profit will be available against which the Company can use the benefits.

	As at December 31, (in $’000’s)
	2019	2018
Tax losses carried forward	3,478	3,356
Depreciation in excess of capital allowances	(355)	99
Share-based payments	1,813	-
Short-term timing differences	33	(183)
Total:	4,969	3,272

11. Intangible assets

	Brand Assets (in $’000’s)	Development Costs (in $’000’s)	License Costs (in $’000’s)	Software (in $’000’s)	Total (in $’000’s)
Cost
As at January 1, 2018	404	20,503	827	-	21,734
Additions	-	3,932	212	-	4,144
Exchange Differences	(23)	(1,155)	(42)	-	(1,220)
As at December 31, 2018	381	23,280	997	-	24,658
Additions	-	2,865	58	31	2,954
Disposals	(58)	(485)	-	-	(543)
Impairment	-	(2,708)	-	-	(2,708)
Exchange Differences	10	820	34	1	865
As at December 31, 2019	333	23,772	1,089	32	25,226

Accumulated Amortization
As at January 1, 2018	254	13,097	420	-	13,771
Charge for the year	110	5,010	6	-	5,126
Exchange Differences	(19)	(1,100)	125	-	(994)
As at December 31, 2018	345	17,007	551	-	17,903
Charge for the year	36	3,893	167	-	4,096
Disposals	(58)	(485)	-	-	(543)
Impairment	-	(2,082)	-	-	(2,082)
Exchange Differences	10	655	23	-	688
As at December 31, 2019	333	18,988	741	-	20,062

Net Book Value
As at December 31, 2018	36	6,273	446		6,755
As at December 31, 2019	-	4,784	348	32	5,164

F-28

The Company recorded impairment charges on certain of the development costs of $0.6 million for the year ended December 31, 2019, with no impairment recorded in the year ended December 31, 2018. The impairment loss in 2019 relates to capitalized costs in relation to U.K. B2C technology and services, which were internally developed to provide gaming directly to the customer and were impaired as of result of the anticipated termination of the collaboration agreement between the Company and its customer effective December 31, 2019. The impairment was recorded to the RMiG segment.

For the years ended December 31, 2019 and 2018 the Company recorded no recoveries of previously recorded impairments.

The Company performed an impairment analysis in line with the termination of the collaboration agreement between it and a customer related to the providing online gaming directly to players. The recoverable amount of the development costs represents the value in use (“VIU”). VIU is calculated using the income approach. The income approach is calculated by discounting the projected cash flows of the related Cash Generating Unit (“CGU”). As the site is currently running at a loss, and there are no plans to use these assets in a method which results in positive cash inflow, the ultimate recoverable amount of the CGU was determined to be zero, and the proposed carrying value was impaired down to zero. This impairment was fully allocated to development costs given that the other assets were determined to have fair value less costs of disposal that were greater than their carrying value.

12. Property, plant and equipment

	Fixtures, Fittings, and Equipment (in $’000’s)	Platform Hardware (in $’000’s)	Total (in $’000’s)
Cost
As at January 1, 2018	2,667	1,307	3,974
IFRS 16 adoption	-	(258)	(258)
Additions	72	5	77
Disposals	(521)	-	(521)
Exchange Differences	(207)	(57)	(264)
As at December 31, 2018	2,011	997	3,008
Additions	71	105	176
Disposals	(1,479)	(352)	(1,831)
Exchange Differences	(50)	21	(29)
As at December 31, 2019	553	771	1,324

Accumulated Depreciation
As at January 1, 2018	2,428	1,039	3,467
Charge for the year	158	29	187
Disposals	(521)	-	(521)
Exchange Differences	(186)	(78)	(264)
As at December 31, 2018	1,879	990	2,869
Charge for the year	58	20	78
Disposals	(1,479)	(352)	(1,831)
Exchange Differences	(8)	26	18
As at December 31, 2019	450	684	1,134

Net Book Value
As at December 31, 2018	132	7	139
As at December 31, 2019	103	87	190

No impairment losses were incurred related property, plant and equipment during the years ended December 31, 2019 and 2018. In 2019, the Company had disposals mainly related to computer and computer equipment, all of which had been full depreciated and were disposed of with no recognized gain or loss.

13. Trade and other receivables

	As at December 31, (in $’000’s)
	2019	2018
Trade receivables	4,984	3,991
Other receivables	620	197
Receivables from payment service providers	181	136
Accrued income	189	292
Total:	5,974	4,616

Trade receivables are non-interest bearing and generally have 30-day payment terms. Due to their comparatively short maturities, the carrying value of trade and other receivables approximate their fair value. Other receivables include VAT recoverable of $0.1 million in 2019 and 2018.

	As at December 31, (in $’000’s)
	2019	2018
Trade receivables - gross	5,087	4,102
Provision for impairment	(103)	(111)
Total:	4,984	3,991

F-29

The movements in the Company’s allowance for expected credit losses are as follows:

	As at December 31, (in $’000’s)
	2019	2018
Opening balance	(111)	(41)
Provision for expected credit losses	(424)	(96)
Receivables written off	432	26
Ending balance	(103)	(111)

The aging of trade receivables that are past due but not impaired is shown below:

	As at December 31, (in $’000’s)
	2019	2018
Between one and two months	940	1,000
Between two and three months	567	492
More than three months	1,289	568
Total:	2,796	2,060

The Company recognized an impairment on trade receivables in the years ended December 31, 2019 and 2018 of $0.4 million and $0.1 million respectively. The 2018 charge includes an impairment on trade receivables of $0.03 million due to adoption of IFRS 9 criteria for assessing the recovery of financial assets.

Balances are considered for impairment on an individual basis as well as by reference to the extent that they become overdue. The Company considers factors such as delinquency in payment, financial difficulties, payment history of the debtor as well as certain forward-looking macroeconomic indicators in the countries in which we and our customers operate, this includes inflation, gross domestic product and unemployment, as well as the outbreak of COVID 19 as described in Note 22, a non-adjusting event.

Standard credit terms are 30 days. Debtor days at the year-end were:

	As at December 31,
	2019	2018
Debtor Days	60 days	101 days

Debtor days is calculated by dividing the trade receivable outstanding at year end by the total sales invoices raised in the year, less credit notes, multiplied by the number of days in the year.

In determining the recoverability of trade receivables, the Company considers any change in the credit quality of the receivable from the date that credit was granted up to the reporting date. As set out in Note 4, credit risk is mitigated by the fact that:

●	management monitors the debtor ledger closely on a frequent basis; and

●	a significant proportion of the Company’s customers are either large, publicly listed companies or owned by such entities.

The following trade and other receivable amounts were held in foreign currencies. The remaining balance was denominated in UK Pounds Sterling (£):

	As at December 31, (in $’000’s)
	2019	2018
U.S. Dollar	3,414	2,392
Euro	895	1,560
Israel Shekel	409	-
Bulgarian Lev	13	-
Total:	4,731	3,952

The maximum exposure to credit risk at the reporting date is the carrying value of each class of receivable shown above. The Company does not hold any collateral as security.

F-30

14. Cash and cash equivalents

	As at December 31, (in $’000’s)
	2019	2018
Cash at banks	10,098	6,967

A majority of the Company’s cash and cash equivalents are at floating interest rates and are held with Barclays Bank, an institution with an A2 credit rating (long term, as assessed by Moody’s).

The following cash and cash equivalent amounts were held in foreign currencies. The remaining balance was denominated in UK Pounds Sterling (£):

	As at December 31, (in $’000’s)
	2019	2018
U.S. Dollar	7,572	4,463
Euro	419	300
Bulgarian Lev	47	32
Israeli Shekel	87	17
Australian Dollar	6	5
Total:	8,131	4,817

15. Trade and other payables

	As at December 31, (in $’000’s)
	2019	2018
Trade payables	1,734	2,039
Corporate tax payable	298	-
Other taxation and social security	293	216
Other payables	684	1,388
Accruals	3,751	3,830
Total:	6,760	7,473

Trade and other payables principally comprise amounts outstanding for trade purchases and ongoing costs. They are non-interest bearing and have standard credit terms of 30 days. Included in other payables are liabilities of $0.1 million and $20 thousand in years ended 2019 and 2018, respectively, to customers for funds deposited in our bank accounts for use in gaming. Trade and other payables include trade payables, other payables, and $3.3 million and $3.5 million of accruals in 2019 and 2018 respectively, that will be settled in cash and are considered financial liabilities. Refer to Note 2 for further information on financial liabilities. Creditor days related to trade payables as at each year end were:

	As at December 31,
	2019	2018
Creditor Days	72 days	85 days

Creditor days is calculated by dividing the trade payables outstanding at year end by the total purchase invoices raised in the year, multiplied by the number of days in the year.

The following financial liabilities were held in foreign currencies. The remaining balance was denominated in UK Pounds Sterling (£):

	As at December 31, (in $’000’s)
	2019	2018
U.S. Dollar	2,671	3,050
Euro	492	868
Israeli Shekel	115	859
Bulgarian Lev	797	77
Total:	4,075	4,854

F-31

The Company has financial risk management policies in place to ensure that all payables are paid within the credit timeframe and no interest has been charged by any suppliers as a result of late payment of invoices.

16. Share-based payments

The Company currently operates two option plans, the 2017 Share Option Plan and the 2019 Share Option Plan. The terms of the two plans are substantially identical. Following the shareholders adoption of the 2019 Share Option Plan in June 2019, the Company discontinued issuing new awards under the 2017 Share Option Plan.

All employees of the Company or any participating member of the company are eligible to participate in the 2019 Share Option Plan. This expressly includes non-executive Directors. The 2019 Share Option Plan provides for awards of options to acquire ordinary shares of GAN plc. Stock options granted under the 2019 Share Option Plan are required to have an exercise price of not less than the higher of the fair market value of a share at the grant date and the nominal value of a share.

Generally, options granted under the 2019 Share Option Plan vest in three equal tranches over three years from the date of grant. Options under the 2019 Share Option Plan have a maximum term of 10 years from the date of grant. Options under the 2019 Share Option Plan normally lapse where a participant ceases to be employed by the Company. However, when a participant ceases to be employed by reason of death, injury, ill-health or disability, redundancy, retirement, the sale or transfer of the Company or business to which their employment relates, or any other reason as the Compensation Committee may determine, then the vested options will remain exercisable for a period of six months after cessation of employment (12 months in the case of death) and if not exercised, then shall lapse at the end of that period. The exercise price for an option may be paid in the form of consideration determined by the Compensation Committee.

Activity in the stock options outstanding and related information is as follows:

	Year Ended December 31, 2019		Year Ended December 31, 2018
	Number of options	Weighted Average exercise price per share in pence (“p”)	Number of options	Weighted Average exercise price per share in pence (“p”)
Outstanding at the beginning of the year	6,828,613	33.45	5,498,500	31.00
Granted	6,970,460	65.68	2,884,888	43.19
Exercised	(734,036)	34.23	(158,275)	25.50
Forfeited, expired or cancelled	(2,105,287)	49.68	(1,356,500)	46.59
Outstanding at the end of the year	10,959,750	50.78	6,828,613	33.45
Options exercisable at end of the year	2,856,083	28.56	2,324,688	34.41

The stock options outstanding December 31, 2019, and 2018 are comprised of the following

	Year Ended December 31, 2019		Year Ended December 31, 2018
Range of exercise prices:	Options outstanding	Weighted average remaining life in years	Options outstanding	Weighted average remaining life in years
20.5 to 35.0	4,507,750	7.64	4,597,725	8.58
35.1 to 70.0	1,667,000	8.78	2,214,888	9.39
70.1 to 135.0	4,785,000	9.77	16,000	0.27
Total:	10,959,750	8.74	6,828,613	8.82

The weighted average fair value of options granted in the year using the Black Scholes option pricing model was £0.33 and £0.22 for the years ended December 31, 2019 and 2018 respectively. The inputs into the Black Scholes model are as follows:

	Year Ended December 31,
	2019		2018
Weighted average share price	71.28	p	49.63	p
Weighted average exercise price	65.68	p	43.19	p
Expected volatility	51.47%		45.0%
Expected life	5 years		5 years
Risk-free rate	0.47%		0.70%
Expected dividends	0.00%		0.00%

F-32

Expected volatility was determined by reference to the volatility of the Company’s share price on AIM based on historical trends.

The Company recognized total share-based payment expense, which is exclusive of $0.1 million 2019 and no such expenses in 2018, as part of capitalized development costs reflected within Note 11, relating to equity settled share-based payment transactions as follows:

	For the year ended December 31, (in $’000’s)
	2019	2018
Share-based payment expense ($)	632	346

17. Earnings per share

Basic earnings per share is calculated by dividing the loss attributable to equity shareholders of the Company by the weighted average number of ordinary shares in issue during the year.

Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares.

	For the year ended December 31,
	2019	2018
Basic ($)	0.02	(0.10)
Diluted ($)	0.02	(0.10)

F-33

	For the year ended December 31, (in $’000’s)
	2019	2018
Income/(Loss) for the year	1,788	(7,702)

	For the year ended December 31,
	2019	2018
Weighted average number of equity shares	85,471,792	78,586,012
Share based compensation options	8,209,653	-
Weighted average number of equity shares for diluted EPS	93,681,445	78,586,012

At December 31, 2018 there were 4,607,725 potentially dilutive shares, respectively, in issue.

18. Subsidiaries

As of December 31, 2019, the Company owns 100% of the called up ordinary share capital of the following:

●	GameAccount Alderney Ltd. The principal activity of GameAccount Alderney Ltd is the provision of person-to-person skill-based gaming software. GameAccount Alderney Ltd is registered in Alderney, Channel Islands with its registered address at Inchalla, Le Val, Alderney, GY9 3UL Channel Islands.

●	GameAccount Nevada Inc. The principal activity of GameAccount Nevada Inc. is the provision of marketing and support services to other subsidiaries of the Company. GameAccount Nevada Inc. is registered in the US, with its registered address at 10801 W. Charleston Blvd, Suite 125, Las Vegas, NV 89135.

●	GAN Software Services BG Ltd. The principal activity of GAN Software services BG Ltd is the provision of software development services in support of the Company. GAN Software Services BG Ltd is registered in Bulgaria, with its registered address at Sofia 1202, r-n Oborishte, ul. G.S. Rakovski 42, UIS 204164230.

●	Lockbox Games Ltd. The principal activity of Lockbox Games Ltd is the provision of casual mobile games anticipated in future periods. Lockbox Games Ltd is a dormant company registered in England and Wales with its registered address at 2nd Floor, Axe & Bottle Court, Newcomen Street, London SE1 1YT.

●	GAN Digital Ltd. The principal activity of GAN Digital Ltd is the provision of marketing services. GAN Digital Ltd is registered in Israel with its registered address at 31 Ahad Ha’am Street, Tel Aviv 6520204.

●	GAN Service Ltd. GAN Services Ltd is a dormant company registered in England and Wales with its registered address at 2nd Floor, Axe & Bottle Court, Newcomen Street, London SE1 1YT.

19. Related party transactions

During 2018, 9% convertible loan notes outstanding were repaid, including interest to certain Directors and related parties. Repayment of $0.2 million was made to Roger Kendrick, who was a Director. Repayment of $6 thousand (including interest of $1 thousand) was made to Michael Smurfit, Jr., who is a Director. Repayment of $3.0 million (including interest of $0.5 million) was made to Sir Michael Smurfit, who is a related party to Michael Smurfit Jr.

F-34

As at year ended December 31, 2019, included within Trade and other receivables of the Consolidated Statement of Financial Position, is $0.1 million, inclusive of 3 thousand of interest, owed to the Company by Dermot Smurfit, who is a director of the company. The interest earned by the Company is included in Net finance costs within the Consolidated Statement of Comprehensive Income.

During the year, options over the Company’s shares were granted to one of the Directors through the share option plan (see Note 16). The total number of options granted to the Director was 1,849,888.

During the year, options over the Company’s shares that had been granted to a former Director were forfeited. The total number of options granted to a former Director that were forfeited was 551,000.

The aggregate remuneration for key management personnel, which includes members of the Company’s executive committee, comprised:

	For the year ended December 31, (in $’000’s)
	2019	2018
Wages and Salaries	1,222	2,801
Social Security costs	5	177
Share-based payment expense	126	341
Total:	1,353	3,319

20. Leases

The Company leases a number of properties in the jurisdictions from which it operates. In some jurisdictions it is customary for lease contracts to provide for payments to increase each year by inflation, or to be reset periodically to market rental rates. In some jurisdictions, the periodic rent is fixed over the lease term.

The main leases in the period relate to the Company’s offices in London, Nevada, New Jersey and Sofia. There were five leases that fell under the requirements of IFRS 16 in the year. The lease period of these leases’ ranges from one to five years. In addition to the rental leases, the Company leases equipment to host their platform. All leases have fixed periodic rental payments.

Right-of-Use Assets	Property Leases (in $’000’s)	Equipment Leases (in $’000’s)	Total (in $’000’s)
At January 1, 2018	772	243	1,015
Additions	1,315	382	1,697
Depreciation	(757)	(118)	(875)
Foreign exchange differences	(94)	(27)	(121)
At December 31, 2018	1,236	480	1,716
Additions	257	-	257
Depreciation	(427)	(133)	(560)
Capitalized Depreciation	(137)	-	(137)
Foreign exchange differences	41	17	58
At December 31, 2019	970	364	1,334

Lease Liabilities	Property Leases (in $’000’s)	Equipment Leases (in $’000’s)	Total (in $’000’s)
At January 1, 2018	772	243	1,015
Additions	1,315	382	1,697
Interest Expense	65	31	96
Lease Payments	(920)	(147)	(1,067)
Foreign Exchange Differences	(57)	(25)	(82)
At December 31, 2018	1,175	484	1,659
Additions	257	-	257
Interest Expense	100	37	137
Lease Payments	(612)	(255)	(867)
Foreign Exchange Differences	28	13	41
At December 31, 2019	948	279	1,227

F-35

The Company’s lease liability is classified as follows:

	As at December 31, 2018 (in $’000’s)
	2019	2018
Current portion of lease liability	692	679
Long term portion of lease liability	535	980
Total:	1,227	1,659

The expense relating to short term leases and leases of low value assets for the years ended December 31, 2019 and 2018 amounted to $0.3 million and $39 thousand respectively.

The weighted average incremental borrowing rate applied to lease liabilities as of December 31, 2019 and 2018 was 9%. The Company has utilized the parent incremental borrowing rate for the calculation of the liability for leases held by Company subsidiaries, as a central treasury function is operated by the Company, subsidiaries operate on a cost-plus approach, and the parent is a guarantor on a number of the Company’s leases.

Refer to Note 4 for disclosure of the Company’s maturity analysis of its undiscounted lease liability.

21. Contingencies

In December 2019, as related to licensed activities in New Jersey, Pennsylvania and Indiana, we discovered incidents of prohibited cross-state betting activity occurring within a 2-day period. No wagers were placed in non-regulated states or from users geo-located in non-regulated states. Players were geo-verified to be physically located in primarily Indiana or Pennsylvania, however had navigated to a different state’s version of the website, primarily in New Jersey. All wagers related to the incident were either voided or refunded, and an incident report was voluntarily disclosed to the New Jersey Division of Gaming Enforcement, Pennsylvania Gaming Control Board and Indiana Gaming Commission. The Company has not received any correspondence from any of the three regulatory bodies in response to this incident. The Company has assessed the issue and at this time cannot reliably measure the effect, or probability, of a potential loss, if any, and thus no provision has been made in respect of any potential loss.

We are currently party to a wrongful termination claim made to the UK Employment Tribunal during 2019. We currently await key parts of the claim and responses to our requests for particular details of the claim. The Company has assessed the issue and at this time cannot reliably measure the effect of a potential loss if any. At this time, it is determined that a liability is possible, but not probable, and as such no provision has been made in respect of any potential loss.

In 2019, the U.K. Gambling Commission initiated a review of our operating license, alleging that certain issues identified in the assessments constituted breaches of the conditions attaching to our operating license. The license review process may result in the imposition of one or more sanctions. The Company has taken, and continues to take, steps to strengthen GAN’s compliance with its regulatory obligations in the UK, and those enhancements should also mean that we are in a stronger position to ensure compliance with the requirements of other regulatory agencies globally. The Company has assessed the issue and at this time, while a liability is determined to be possible, we have also determined that the liability is avoidable and thus has recorded no liability.

22. Subsequent Events

On March 20, 2020, the outstanding loan and interest to Dermot Smurfit as disclosed in Note 19 was paid back in full.

After the balance sheet date, the Company has seen significant macro-economic uncertainty as a result of the coronavirus (COVID-19) outbreak. The scale and duration of this development remains uncertain and could impact the Company’s earnings and cash flow. The effect of this outbreak has been considered by management as documented within our going concern disclosure.

These events are expected to have an effect on our key foreign currency translation rates, such as GBP to USD which as of the close of business March 20th, 2020 has decreased to 1.16, and which could materially affect our results due to the significant expenses which we incur in GBP. The Company is unable to conclude on the exact effects of this outbreak on expected results and cash flow, but as part of its risk management process described in Note 4, continues to closely monitor the situation, including the effect on customers and their ability to pay their outstanding receivables going forward.

F-36

Report of Independent Registered Public Accounting Firm

Shareholder and Board of Directors

GAN Limited

London, United Kingdom

Opinion on the Financial Statements

We have audited the accompanying statement of financial position of GAN Limited (the “Company”) as of December 31, 2019, and the related statement of changes in equity for the period from December 13, 2019 (date of incorporation) to December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BDO LLP

BDO LLP

We have served as the Company’s auditor since 2020.

London, United Kingdom

March 24, 2020

F-37

GAN Limited

Statement of Financial Position

As at December 31,

(in $’s)

Assets	Note	2019
Current assets
Related party receivables	2	100
Total current assets		100
Total assets		100
Liabilities
Total liabilities		-
Equity
Share capital	2	100
Total equity		100
Total equity and liabilities		100

The accompanying notes are an integral part of these financial statements

F-38

GAN Limited

Statement of Changes in Equity

	Note	Number of ordinary Shares (000’s)	Share Capital ($’000)	Total Equity ($’000)
Balance at December 13, 2019 (date of incorporation)		-	-	-
Issue of share capital	2	10,000	100	100
Balance at December 31, 2019		10,000	100	100

The accompanying notes are an integral part of these financial statements

F-39

GAN Limited

NOTES TO THE FINANCIAL STATEMENTS

1. Corporate Information

GAN Limited (“GAN” or the “Company”) was incorporated in Bermuda on December 13, 2019. GAN Limited was incorporated with nominal assets for the purpose of becoming a holding company for GAN plc for the purposes of consummating a corporate reorganization.

The establishment of GAN Limited as the new parent company of GAN plc will be achieved through a statutory scheme of arrangement under Part 26 of the U.K. Companies Act of 2006, pursuant to which the shareholders of GAN plc have agreed to exchange four ordinary shares in GAN plc for (i) the issuance of one ordinary share in GAN Limited and (ii) an aggregate amount of £2 million cash consideration to be paid on a pro rata basis to each shareholder of GAN plc in relation to their respective shareholding in GAN plc (“Cash Consideration”). The scheme of arrangement provides for ordinary share(s) of GAN Limited to be issued in exchange for each ordinary share of GAN plc (together with the Cash Consideration, the “Share Exchange”).

2. Summary of significant accounting policies

(a) Statement of Directors’ Responsibilities

he Directors are responsible for preparing these financial statements for GAN as at December 31, 2019, in conformity with International Financial Reporting Standards and International Accounting Standards and Interpretations as issued by the International Accounting Standards Board (“IFRS”). Separate statements of comprehensive income and cash flow have not been presented in the financial statements because there have been no operations and no cash flows in the Company during the period presented.

The Directors are responsible for keeping proper accounting records that disclose with reasonable accuracy at any time the financial position of the Company, and for identifying and ensuring that the Company complies with the law and regulations applicable to their activities. They are also responsible for safeguarding the assets of the Company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

The Directors confirm that suitable accounting policies have been used and applied consistently for the year presented. They also confirm that reasonable and prudent judgments and estimates have been made in preparing the consolidated financial statements and that applicable accounting standards have been followed.

(b) Basis of presentation

The accompanying financial statements are prepared in conformity with IFRS. Such comparatives have been omitted as the Company was not in operation in comparative years. A separate statement of comprehensive income has not been presented in the financial statements because there have been no operations of the Company from the period of incorporation to December 31, 2019.

The financial statements have been prepared on a historical cost basis.

The financial statements were approved and authorized for issue by the Board of Directors on March 24, 2020.

(c) Equity

Share capital represents the nominal value of shares issued, outstanding, and with none of them being fully paid.

All transactions with equity shareholders of the Company are recorded separately within equity. As of December 31, 2019, authorized and issued share capital was comprised of 10,000 shares at a par value $0.01 each. All shares are not fully paid and remain as a receivable as at year end 2019.

(d) Related party receivables

The Company’s receivable balance consists of the $100 share capital that is owed as a result of the issuance of the authorized shares to the Company’s sole owner. This amount is expected to be settled upon the closing of the Share Exchange and Reorganization in conjunction with the transaction described in this registration statement.

3. Subsequent Events

On March 5, 2020, GAN Limited secured the Cash Consideration through a loan from certain of the Company’s shareholders, including Dermot S. Smurfit, the Company’s chief executive officer. The loan is unsecured and bears interest at 15% per annum subject to a minimum interest fee of £300,000. The loan is expected to be repaid in full promptly following the reorganization from existing cash resources of GAN plc.

After the balance sheet date, the Company has seen significant macro-economic uncertainty as a result of the coronavirus (COVID-19) outbreak. The scale and duration of this development remains uncertain and could impact the Company’s earnings and cash flow.

These events are expected to have an effect on key foreign currency translation rates, which could materially affect our results if significant expenses are incurred in a currency other than the U.S. Dollar, our presentation currency. The Company is unable to conclude on the exact effects of this outbreak on expected results and cash flow, but as part of its risk management process, continues to closely monitor the situation, including the effect on any future customers and their ability to pay their outstanding receivables.

F-40

Ordinary shares

GAN Limited

Prospectus

B. Riley FBR

              , 2020

Until 25 days after the date of this prospectus, all dealers that buy, sell, or trade the ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS.

Item 6. Indemnification of Directors and Officers

We are a Bermuda exempted company. The Bermuda Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability imposed on them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. The Bermuda Companies Act further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to the Bermuda Companies Act. We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The indemnification provided in the bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided these rights do not extend to his or her fraud or dishonesty.

Our bye-laws further provide that the shareholders waive all claims or rights of action that they might have, individually or in right of our Company, against any of our directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer.

Our bye-laws also provide that no officers or directors shall be answerable for their own or the acts, receipts, neglects or defaults of the other officers or directors, or for any bankers or other persons with whom any moneys or effects belonging to us shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to us shall be placed out on or invested, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of the said persons. Our bye-laws further provide that we shall pay to or on behalf of any such director or officer any and all costs and expenses associated in defending or appearing or giving evidence in the proceedings referred to above as and when such costs and expenses are incurred; provided that in the event of a finding of fraud or dishonesty, such person shall reimburse to us all funds paid by us in respect of costs and expenses of defending such proceedings.

The Bermuda Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. Our bye-laws provide that we may purchase and maintain insurance for the benefit of any director or officer against any liability incurred by him under the Bermuda Companies Act in his capacity as a director or officer or indemnifying such director or officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to us or our subsidiaries.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Recent Sales of Unregistered Securities

GAN Limited was incorporated on December 13, 2019. Since then, we have issued the following securities. We believe that each of the following issuances was exempt from, or not subject to, registration under the Securities Act as transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

Purchaser	Date of Issuance	Securities Sold	Consideration	Underwriting Discount and Commission
Dermot Smurfit	12/18/2019	10,000	$100	Not applicable

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description

1.1*	Underwriting agreement

2.1	Scheme of Arrangement of GAN plc

3.1*	Memorandum of Association of GAN Limited

3.2*	Bye-Laws of GAN Limited

4.1*	Specimen certificate evidencing ordinary shares

5.1*	Form of Legal Opinion of Walkers Limited, Hamilton, Bermuda

10.1	2019 Share Option Plan

21.1	List of Subsidiaries

23.1	Consent of BDO LLP, Independent Registered Public Accounting Firm (GAN plc)

23.2	Consent of BDO LLP, Independent Registered Public Accounting Firm (GAN Limited)

23.3*	Consent of Walkers Limited, Hamilton, Bermuda (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)

99.1	Consent of Seamus McGill to be named as a director

99.2	Consent of Michael Smurfit, Jr. to be named as a director

99.3	Consent of David Goldberg to be named as a director

*	To be filed by amendment.
+	Indicates management contract or compensatory plan.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 9. Undertakings

The registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in California on the 25th day of March 2020.

GAN Limited

By:	/s/ Dermot Smurfit
Name:	Dermot Smurfit
Title:	Chief Executive Officer

We, the undersigned directors and officers of the Registrant hereby severally constitute and appoint Mr. Dermot Smurfit and Karen Flores, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the United States Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the United States Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Date
/s/ Dermot Smurfit
Dermot Smurfit	Chief Executive Officer and Director (Principal Executive Officer)	March 25, 2020
/s/ Karen Flores
Karen Flores	Chief Financial Officer (Principal Financial and Accounting Officer)	March 25, 2020

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the United States Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States for GAN Limited, has signed this Registration Statement in California on the 25th day of March 2020.

/s/ Dermot Smurfit
Name: Dermot Smurfit
Title: Chief Executive Officer